As filed with the Securities and Exchange Commission on August 18, 2005

                                                          Registration No. 333-
===============================================================================


                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               __________________

                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                               __________________

                               KAMAN CORPORATION

             (Exact Name of Registrant as Specified in its Charter)



          Connecticut                    5080                   06-0613548
 (State or Other Jurisdiction     (Primary Standard          (I.R.S. Employer
     of Incorporation or       Industrial Classification    Identification No.)
        Organization)                Code Number)

                               __________________

                             1332 Blue Hills Avenue
                              Bloomfield, CT 06002
                                 (860) 243-7100

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                             Candace A. Clark, Esq.
                             Senior Vice President,
                            Chief Legal Officer and
                                   Secretary
                               Kaman Corporation
                             1332 Blue Hills Avenue
                              Bloomfield, CT 06002
                                 (860) 243-7100
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                               __________________

                                   copies to:

                             Randall H. Doud, Esq.
                             Skadden, Arps, Slate,
                                   Meagher &
                                    Flom LLP
                               Four Times Square
                               New York, NY 10036
                                 (212) 735-3000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

                               __________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                                            Proposed       Proposed
                                                            Maximum        Maximum
                           Amount To be   Amount To be      Offering       Offering
                          Registered in    Registered        Price          Price
                            Respect of     in Respect      Per Share      Per Share      Proposed
                             Class A       of Class B       (Class A       (Class B       Maximum
 Title of Each Class of     Nonvoting        Voting        Nonvoting        Voting       Aggregate      Amount of
    Securities to be       Common Stock   Common Stock   Common Stock)      Common       Offering      Registration
     Registered (1)            (1)             (1)            (2)         Stock) (3)     Price (4)       Fee (5)
------------------------------------------------------------------------------------------------------------------------
Common Stock,             23,034,644      1,491,656      $19.97          12.58         $464,763,354.66   $54,702.65

   par value $1.00
   per share


(1) This Registration Statement relates to the Common Stock, par value $1.00 per share, of the Registrant ("Common Stock") to be issued in the recapitalization described herein to the holders, immediately prior to the recapitalization, of the Registrant's Class A Nonvoting Common Stock, par value $1.00 per share, and Class B Voting Common Stock, par value $1.00 per share, based upon the 22,220,691 shares of Class A Nonvoting Common Stock, 813,953 vested options to purchase shares of Class A Nonvoting Common Stock and 667,814 shares of Class B Voting Common Stock outstanding on the close of business on August 17, 2005. In the recapitalization, each share of Class A Nonvoting Common Stock will be amended to become one share of Common Stock and each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10. For purposes of this calculation, the Registrant has assumed that the Kaman family will make the part stock/part cash election for not less than 516,735 shares of its Class B Voting Common Stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of Class A Nonvoting Common Stock on August 11, 2005, as reported on The Nasdaq National Market, at a ratio of one share of Common Stock per share of Class A Nonvoting Common Stock.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) and 457(f)(3) of the Securities Act, based on the book value of the Class B Voting Common Stock on July 1, 2005, the most recent practicable date prior to the filing of this Registration Statement, at a ratio of 3.58 shares of Common Stock per share of Class B voting Common Stock.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1), 457(f)(2) and 457(f)(3) of the Securities Act, based on the sum of: (A) the product of the estimated maximum number of shares of Common Stock to be registered in the recapitalization in respect of shares of Class A Nonvoting Common Stock multiplied by the proposed maximum offering price per share calculated as described in (2) above PLUS
     (B) the product of the estimated maximum number of shares of Common Stock to be registered in the recapitalization in respect of shares of Class B Voting Common Stock multiplied by the proposed maximum offering price per share calculated as described in (3) above less the cash to be paid by the Registrant with respect to those shares of Class B Voting Common Stock for which the Registrant has requested the Kaman family to make the part stock/part cash election.

(5) Calculated by multiplying .00011770 by the proposed maximum aggregate offering price.

                               __________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        ________________________________________________________________

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy thses securities in any jurisdiction where the offer or sale is not permitted.


                     Preliminary Proxy Statement/Prospectus

                  Dated August 18, 2005, Subject to Completion



                              PROXY STATEMENT FOR

                               KAMAN CORPORATION

                        SPECIAL MEETINGS OF SHAREHOLDERS

                              TO BE HELD [ ], 2005

        ________________________________________________________________

                                 PROSPECTUS FOR

                               KAMAN CORPORATION

                                   [ ] SHARES

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE

        ________________________________________________________________


                                                                   [Date], 2005



To the Holders of Class A Nonvoting Common Stock and Class B Voting Common Stock of Kaman Corporation:

         I am pleased to invite you to attend a special meeting of shareholders on [ ], 2005 to approve the recapitalization of the company's two existing classes of common stock into one class of voting common stock, as well as other proposed certificate of incorporation amendments intended to enhance the ability of the board of directors to take actions in the longer term interests of the company. The meeting for the holders of Class B Voting Common Stock will begin promptly at [ ], local time, and will be held at [ ] and a separate meeting for the holders of Class A Nonvoting Common Stock will begin promptly at [ ], local time, and will be held at [ ].

         The accompanying notice of meeting and proxy statement/prospectus describe the matters to be considered and voted upon at the special meetings. Please read the entire proxy statement/prospectus and annexes carefully.

         The company is asking you to approve a recapitalization transaction by means of an amendment to the company's certificate of incorporation whereby:

         o each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share; and

         o each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock, entitled to one vote per share, or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10.

         This proxy statement/prospectus provides detailed information about the recapitalization. Please read the entire proxy statement/prospectus and annexes thereto carefully.

         THE TRANSACTIONS CONTEMPLATED IN THIS PROXY STATEMENT/PROSPECTUS INVOLVE RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is dated [ ], 2005 and it and the enclosed proxy cards and/or election form are first being mailed to shareholders on or about [ ], 2005.

         Holders of record of both the company's Class A Nonvoting Common Stock and Class B Voting Common Stock are entitled to attend and vote on the recapitalization at the special meeting for the class of stock that they own. Holders of Class B Voting Common Stock desiring to make the part stock/part cash election must comply with the election procedures, including submission of the election form to Mellon Investor Services LLC, the election agent, not later than the close of business on [ ], 2005.

         In the recapitalization agreement, the Kaman family has agreed to elect to take the part cash/part stock alternative to the extent requested to do so by the company, following the advice of counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act, to the recapitalization proposal. The company has so requested that the Kaman family make this election as to not less than 516,735 shares of their Class B Voting Common Stock. The Kaman family has advised the company that the Kaman family believes that an election as to a smaller number of shares would be sufficient to avoid the application of the higher vote requirement and the company expects that there will be further discussions between the company and the Kaman family representatives concerning the minimum amount of the Kaman family election.

         If the recapitalization is implemented, certain other amendments to the certificate of incorporation and the bylaws will be made. These amendments are intended to enhance the ability of the board of directors to take actions in the longer term interests of the company and include the following:

         o the board of directors will be divided into three classes serving staggered terms;

         o the certificate of incorporation will provide for a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws;

         o the ability of shareholders to remove directors will be limited to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote;

         o shareholders holding at least 35% of the shares eligible to be voted will be needed to call a special meeting of shareholders;

         o advance notice will be required for nominations for directors and for actions to be taken at shareholder meetings; and

         o a supermajority vote of the voting stock will be required to amend, repeal or modify certain provisions of the certificate of incorporation and bylaws.

         Only holders of the company's Class B Voting Common Stock are entitled to vote on the other certificate of incorporation amendment proposal.

         Members of the Kaman family and certain entities that they control have agreed to vote and executed proxies for approximately 82.6% of the outstanding shares of Class B Voting Common Stock and approximately 3.2% of the outstanding shares of Class A Nonvoting Common Stock in favor of the recapitalization proposal and, in the case of their outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal. In addition, other directors and executive officers of the company are expected to vote the shares of Class A Nonvoting Common Stock and Class B Voting Common Stock held by them, representing approximately 1.62% of the outstanding shares of Class A Nonvoting Common Stock and 4.43% of the outstanding shares of Class B Voting Common Stock, in favor of the recapitalization proposal and, in the case of their outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal.

         A special committee of the Kaman board of directors consisting of independent directors was appointed to review, negotiate and recommend the terms of the recapitalization to the board of directors. In evaluating the recapitalization, the special committee received an opinion from its financial advisor, Evercore Group Inc., with respect to the fairness, from a financial point of view, of the recapitalization to holders of Class A Nonvoting Common Stock and a separate opinion from its financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., with respect to the fairness, from a financial point of view, of the recapitalization to holders of Class B Voting Common Stock. See "Evercore Opinion" beginning on page 27 and
"Houlihan Lokey Opinion" beginning on page 37, respectively. Based on these opinions, as well as each member of the special committee's independent evaluation of the recapitalization, the special committee recommended to the entire board of directors that it recommend the recapitalization to the company's shareholders.

         Based on the recommendation of the special committee as well as each board member's independent evaluation of the recapitalization, the board of directors believes (with C. William Kaman II abstaining) that the recapitalization offers several benefits:

         o an alignment of the economic and voting rights of all of the company's shareholders, with each shareholder having one vote per share;

         o a reduction of the Kaman family's combined voting power from approximately 82.6% to not more than approximately 7.5% and an elimination of the Kaman family's ability to sell control of the company in an isolated transaction in which other shareholders do not participate;

         o an elimination of potential investor confusion, administrative expense, and perceived negative impact on the market price of Class A Nonvoting Common Stock that results from having a dual, voting and non-voting class structure for the capital stock; and

         o a potential increase in the liquidity, trading volume and trading efficiencies of the listed capital stock and a potential increase in the company's investor base.

         In the event that the holders of the Class A Nonvoting Common Stock fail to approve the recapitalization or the recapitalization is otherwise not completed other than by reason of a breach of the recapitalization agreement by the Kaman family, the Kaman family would be free to sell its Class B Voting Common Stock to one or more third parties. In that regard, the company understands that the Kaman family is a party to an agreement with Mason Capital Management under which the Kaman family can cause an affiliate of Mason to purchase such shares for $55.00 per share in cash and, upon the closing of the purchase from the Kaman family, offer to purchase all remaining shares of Class B Voting Common Stock at $55.00 per share in cash.

         The shares of Class A Nonvoting Common Stock are currently listed and traded on The Nasdaq National Market and shares of Class B Voting Common Stock are not listed or traded on any exchange or market system. The company expects that the shares of Common Stock that shareholders will own following the recapitalization will be listed on The Nasdaq National Market and that the shares of Common Stock will be traded under the symbol "[KAMN]."

         It is important that your shares be represented at the special meeting for the class of stock that you own, whether or not you plan to attend the special meeting personally. THE BOARD OF DIRECTORS STRONGLY RECOMMENDS (WITH C. WILLIAM KAMAN II ABSTAINING) THAT YOU VOTE FOR APPROVAL OF EACH OF THE PROPOSALS SET FORTH IN THE PROXY STATEMENT/ PROSPECTUS FOR WHICH THE CLASS OF STOCK YOU OWN IS ENTITLED TO VOTE. To ensure that your vote will be received and counted, please promptly complete, date, and return your proxy in the enclosed return envelope, whether or not you plan to attend the meeting in person. If you do attend and wish to vote in person, your proxy will be automatically revoked. If you prefer, you may cast your vote toll-free by telephone or online over the Internet. Simply follow the instructions on the enclosed proxy card.

                                     Sincerely,




                                     /s/ Paul R. Kuhn
                                     ------------------------------------------
                                     Paul R. Kuhn
                                     Chairman, President and Chief Executive
                                       Officer

                               KAMAN CORPORATION
                           __________________________

                   NOTICE OF SPECIAL MEETINGS OF SHAREHOLDERS
                              TO BE HELD [ ], 2005

                           __________________________

         A special meeting of the holders of Class B Voting Common Stock of Kaman Corporation will be held at [ ] at [ ], local time, on [ ], 2005 for the following purposes:

1. To approve the "recapitalization proposal" providing for an amendment to the certificate of incorporation whereby each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share, and each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10.

2. To approve the "other certificate of incorporation amendment proposal" providing for an amendment and restatement of the company's certificate of incorporation that will implement the following: (a) the board of directors will be divided into three classes serving staggered terms; (b) there will be a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws; (c) the ability of shareholders to remove directors will be limited to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote thereon; (d) a supermajority vote of the voting stock will be required to amend, repeal or modify certain provisions of the certificate of incorporation or the bylaws; and (e) certain other changes of an updating nature.

         A separate special meeting of the holders of Class A Nonvoting Common Stock of Kaman Corporation will be held at [ ] at [ ], local time, on [ ], 2005 for the purpose of approving the "recapitalization proposal" providing for an amendment to the certificate of incorporation whereby each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share, and each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10. The other certificate of incorporation amendment proposal is not subject to approval by the holders of Class A Nonvoting Common Stock.

         Holders of record of Class A Nonvoting Common Stock and Class B Voting Common Stock at the close of business on September 1, 2005, the record date for the special meetings, are entitled to notice of and to vote at the special meeting for the class of stock that they own. A list of the shareholders entitled to vote at each special meeting will be available for examination, during normal business hours, two days after this proxy statement/prospectus is mailed to shareholders at the company's principal place of business, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

         Only holders of record on the record date of shares of Class B Voting Common Stock or Class A Nonvoting Common Stock will be entitled to attend the special meeting for such class of stock.

         Neither the other certificate of incorporation amendment proposal nor the proposed amendments to the company's bylaws described in this proxy statement/prospectus will be implemented unless the recapitalization occurs.

         A form of proxy card and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the relevant special meeting are included with this notice. An election form is also included for holders of Class B Voting Common Stock.



                                     By Order of the Board of Directors,

                                     /s/ Candace A. Clark
                                     ------------------------------------------
                                     Candace A. Clark
                                     Senior Vice President, Chief Legal Officer
                                     and Secretary

Bloomfield, Connecticut
[   ], 2005

         Important: The board of directors invites you to attend the special meeting for the class of stock you own in person, but please date, sign and return the enclosed proxy immediately, whether or not you plan to attend the meeting in person. The giving of such proxy will not affect your right to vote in person, should you decide to attend the meeting, or otherwise revoke a proxy. No postage is required if the proxy is returned in the enclosed envelope and mailed in the United States. If you prefer, you may cast your vote toll-free by telephone or online over the Internet. Simply follow the instructions contained on the enclosed proxy card.

      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT KAMAN THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. SHAREHOLDERS MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT FREE OF CHARGE BY REQUESTING THEM ORALLY OR IN WRITING FROM KAMAN AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Attn: Candace A. Clark, Corporate Secretary
Telephone: (860) 243-7100

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM THE COMPANY, PLEASE DO SO BY [ ], 2005 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.

         In this proxy statement/prospectus, the terms "Kaman," the "company", "we," "our" and "us" refer to Kaman Corporation and its consolidated subsidiaries unless the context suggests otherwise. The terms Class A Nonvoting Common Stock and Class B Voting Common Stock mean the company's Class A common stock, par value $1.00 per share, and Class B common stock, par value $1.00 per share, respectively. The term "you" refers to a holder of Class A Nonvoting Common Stock and/or Class B Voting Common Stock. Throughout this proxy statement/prospectus, the agreement with members of the Kaman family and related entities that contains their agreement to vote in favor of the recapitalization proposal and the other certificate of incorporation amendment proposal and various other provisions is referred to as the "recapitalization agreement" and those members of the Kaman family and related entities who are parties to the recapitalization agreement are referred to as the "Kaman family."

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the matters presented to you for your approval. The company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus nor the issuance of Common Stock in the recapitalization shall create any implication to the contrary.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

         This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company makes forward-looking statements in this proxy statement/prospectus and in other documents filed with the Securities and Exchange Commission ("SEC") to which the company refers you. These statements may include statements regarding the period following completion of the recapitalization. For each of these "forward-looking statements" the company claims the protection of the safe harbor for "forward-looking statements" contained in the Private Securities Litigation Reform Act of 1995.

         This proxy statement/prospectus may contain forward-looking information relating to the company's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the company's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the company 's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) whether the proposed recapitalization is completed; 18) risks associated with the course of litigation; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and
21) other risks and uncertainties set forth in the company 's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this proxy statement/prospectus should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this proxy statement/prospectus

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS..............................i
RISK FACTORS..................................................................1
SUMMARY.......................................................................2
The Company...................................................................2
The Recapitalization..........................................................3
Recapitalization Proposal.....................................................3
Other Certificate of Incorporation Amendment Proposal.........................3
Proposed Amendments to Bylaws.................................................3
Shareholder Approval..........................................................4
Appraisal Rights..............................................................4
United States Federal Income Tax Consequences.................................4
Recommendation to Shareholders................................................5
Opinions of Financial Advisors................................................5
Interests of Certain Persons in the Recapitalization..........................6
Conditions to the Recapitalization............................................6
Regulatory Matters............................................................6
Accounting Treatment..........................................................6
NASDAQ Listing................................................................6
Selected Historical Consolidated Financial Information........................7
Comparative Per Share Operating and Book Value Information....................8
Comparative Per Share Market Price and Dividend Information...................9
RECENT DEVELOPMENTS..........................................................10
THE SPECIAL MEETINGS.........................................................11
General  ....................................................................11
Date, Time and Place of the Special Meetings; Record Date....................11
What Will be Voted Upon......................................................11
Quorum.......................................................................12
Vote Required for Approval...................................................12
Proxies; Revocability of Proxies; Cost of Solicitation.......................13
Voting Shares of Class A Nonvoting Common Stock Held Through
         Kaman Corporation Employee Plans....................................14
Meeting Admittance Procedures................................................14
Recommendation of the Board of Directors.....................................14
THE RECAPITALIZATION.........................................................15
The Company..................................................................15
Structure of the Recapitalization............................................15
Amendments to The Certificate of Incorporation...............................15
Background of the Recapitalization...........................................16
Reasons for the Recapitalization.............................................25
Recommendation of the Special Committee and Board of Directors...............25
Evercore Opinion.............................................................27
Houlihan Lokey Opinion.......................................................37
Conditions to the Recapitalization...........................................43
The Recapitalization Agreement...............................................43
Indemnification Agreements...................................................45
NASDAQ Listing...............................................................46
Accounting Treatment.........................................................46
United States Federal Income Tax Consequences of the Recapitalization........46
Appraisal Rights.............................................................48
Federal Securities Law Consequences..........................................48
Regulatory Matters...........................................................48
Alternative Election by the Holders of Class B Voting Common Stock...........48
Share Certificates and Cash for Fractional Shares............................49
INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION.........................50

OTHER CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL AND PROPOSED BYLAW
         AMENDMENTS..........................................................51
The Other Certificate of Incorporation Amendment Proposal....................51
Proposed Amendments to Bylaws................................................54
DESCRIPTION OF COMMON STOCK..................................................55
Authorized Capital Stock.....................................................55
Common Stock.................................................................55
Anti-Takeover Considerations.................................................56
COMPARISON OF SHAREHOLDER RIGHTS.............................................58
LEGAL MATTERS................................................................61
EXPERTS......................................................................61
SUBMISSION OF SHAREHOLDER PROPOSALS..........................................61
WHERE YOU CAN FIND MORE INFORMATION..........................................61
ANNEX A Recapitalization Agreement (without schedules or exhibits)..........A-1
ANNEX B Proposed Amended and Restated Certificate of Incorporation of
        Kaman Corporation...................................................B-1
ANNEX C Proposed Amended and Restated Bylaws of Kaman Corporation...........C-1
ANNEX D Opinion of Evercore Group, dated July, 28 2005......................D-1
ANNEX E Opinion of Houlihan, Lokey, Howard, & Zukin Financial Advisors,
        dated July 28, 2005.................................................E-1

                QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

Q:  WHY IS KAMAN PROPOSING THE RECAPITALIZATION?

A:  The company has proposed the recapitalization for a number of reasons:

         o Alignment of Economic Interests and Voting Rights. Currently, holders of Class B Voting Common Stock, representing approximately 3% of the economic interest in the company, control 100% of the company's voting power in the election of directors and certain other matters for which shareholder approval is required, while holders of Class A Nonvoting Common Stock, representing approximately 97% of the economic interest in the company, have no voting power in the election of directors and those other matters. The recapitalization will align shareholders' voting rights with their economic interests in the company by establishing a simplified one share/one vote capital structure.

         o Reduce the Kaman Family's Voting Influence. The recapitalization will reduce the combined voting power of members of the Kaman family from approximately 82.6% to approximately 7.5%, assuming that the part stock /part cash election is made with respect to only those shares of Class B Voting Common Stock for which the Kaman family has been requested to make such election. As a result of their reduced voting interest, the Kaman family will no longer effectively control the outcome of matters submitted to a vote of shareholders.

         o Elimination of Control Block. Following the recapitalization, members of the Kaman family will not have the ability to sell effective voting control of the company in an isolated transaction in which other shareholders do not participate. In addition, the elimination of dual class, voting and non-voting common stock will limit the possibility that a person could acquire voting control of Kaman without purchasing a majority of shares.

         o Enhance the Company's Strategic Flexibility. The company believes that the simplified capital structure will likely improve the company's ability to structure equity financings and acquisitions by permitting it to offer listed, voting common stock.

         o Improved Liquidity, Trading Efficiencies, and Expanded Investor Base. The company believes that the recapitalization could result in improved liquidity, trading efficiencies and an expanded investor base.

Q: IF THE RECAPITALIZATION IS NOT COMPLETED, WILL THE KAMAN FAMILY REMAIN IN CONTROL OF THE COMPANY?

A: In the event that the holders of the Class A Nonvoting Common Stock fail to approve the recapitalization or the recapitalization is otherwise not completed other than by reason of a breach of the recapitalization agreement by the Kaman family, the Kaman family would be free to sell its Class B Voting Common Stock to one or more third parties. In that regard, the company understands that the Kaman family is a party to an agreement with Mason Capital Management under which the Kaman family can cause an affiliate of Mason to purchase such shares for $55.00 per share in cash and, upon the closing of the purchase from the Kaman family, offer to purchase all remaining shares of Class B Voting Common Stock at $55.00 per share in cash.

Q: WHAT ARE THE PROPOSED CERTIFICATE OF INCORPORATION AND BYLAW AMENDMENTS AND WHY ARE THEY BEING PROPOSED?

A: Since the Kaman family has controlled a substantial majority of the company's voting stock for many years, the company's certificate of incorporation and bylaws do not contain some provisions common to many other publicly traded companies which are believed by the company to enhance the ability of boards of directors to take actions in the longer term interests of such companies' shareholders. The other certificate of incorporation amendment proposal and the company's proposed bylaw changes, which would only be implemented if the recapitalization is completed, would include some of these provisions, including a classified board of directors, no removal of directors other than for cause, limitations on calling special shareholders' meetings and on changing the size of the board of directors, advance notification requirements for nominations of directors and actions to be taken at shareholders' meetings and supermajority shareholder voting requirements for the shareholders to amend certain provisions of the certificate of incorporation or bylaws.

Q: WHAT WILL HAPPEN TO MY SHARES OF CLASS A NONVOTING COMMON STOCK IN THE RECAPITALIZATION?

A: Each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share.

Q: WHAT WILL HAPPEN TO MY SHARES OF CLASS B VOTING COMMON STOCK IN THE RECAPITALIZATION?

A: Each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock, entitled to one vote per share, or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10. Holders of Class B Voting Common Stock will receive cash in lieu of any fractional shares of Common Stock that they would otherwise be entitled to receive and any cash amounts they receive will be rounded down to the nearest cent. Elections to receive the part stock/part cash alternative can be made as to some or all of the holder's shares of Class B Voting Common Stock but must be received by Mellon Investor Services LLC, the election agent, not later than the close of business on [ ], 2005. Holders of Class B Voting Common Stock who do not validly make the election by this date will only be eligible to receive the all stock alternative. See "The Recapitalization--Alternative Election by the Holders of Class B Voting Common Stock" and the election form provided to the holders of Class B Voting Common Stock.

In the recapitalization agreement, the Kaman family has agreed to elect to take the part cash/part stock alternative to the extent requested to do so by the company, following the advice of its counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act to the recapitalization proposal. The company has so requested that the Kaman family make this election as to not less than 516,735 shares of their Class B Voting Common Stock. The Kaman family has advised the company that the Kaman family believes that an election as to a smaller number of shares would be sufficient to avoid application of the higher vote requirement and the company expects that there will be further discussions between the company and the Kaman family's representatives concerning the minimum amount of the Kaman family election.

Q:  WHAT DO I NEED TO DO WITH MY STOCK CERTIFICATES?

A: Unless you are a holder of Class B Voting Common Stock who will be making the part stock/part cash election, you do not need to do anything at this time. Following completion of the recapitalization:

         o each share certificate representing shares of Class A Nonvoting Common Stock will represent the same number of shares of Common Stock; and

         o each share certificate representing shares of Class B Voting Common Stock for which the part stock/part cash election was not validly made will represent the number of whole shares of Common Stock obtained by multiplying the number of shares of Class B Voting Common Stock shown on the certificate by 3.58, rounded down to the nearest whole share.

Soon after the completion of the recapitalization, such shareholders will be sent a letter of transmittal with which they can submit to Mellon Investor Services, the company's transfer agent, the shareholders' share certificates in exchange for Common Stock share certificates. Even if this exchange is not made by a shareholder, the shareholder will be entitled to receive the same dividends and voting rights as if the shareholder had exchanged their share certificates, however, a holder of shares of Class B Voting Common Stock must exchange such shareholder's share certificates to receive the cash payment to be made in lieu of any fractional share. The amount of the cash payment to be paid to a shareholder will be equal to the fractional share, calculated after aggregating all shares of Class B Voting Common Stock owned by such shareholder, times the closing price per share of Class A Nonvoting Common Stock on the last trading day occurring prior to the date on which the recapitalization is completed.

Soon after the completion of the recapitalization, Mellon Investor Services, the company's transfer agent, will send to shareholders who validly made the part stock/part cash election the share certificates representing the Common Stock and a check for the cash payment to which the electing shareholders are entitled.

EXCEPT AS DESCRIBED ABOVE FOR ELECTING HOLDERS OF CLASS B VOTING COMMON STOCK, PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AND DO NOT SURRENDER ANY CERTIFICATES REPRESENTING EITHER CLASS A NON-VOTING COMMON STOCK OR CLASS B VOTING COMMON STOCK UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT FOLLOWING COMPLETION OF THE
RECAPITALIZATION.

Q:  WHAT WILL BE THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RECAPITALIZATION?

A: The recapitalization will not result in the recognition of any gain or loss for United States federal income tax purposes, except as described herein with respect to any cash received by holders of Class B Voting Common Stock. See "The Recapitalization -- United States Federal Income Tax Consequences of the Recapitalization" beginning on page 46.

Q:  WHEN DOES KAMAN EXPECT TO COMPLETE THE RECAPITALIZATION?

A: If the recapitalization is approved at the special meetings, it is expected to be completed immediately thereafter, upon filing of an amended and restated certificate of incorporation with the Secretary of the State of the State of Connecticut.

Q: WHAT SHAREHOLDER VOTES ARE REQUIRED TO APPROVE THE RECAPITALIZATION AND THE OTHER AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION?

A: The recapitalization will be accomplished by amending the certificate of incorporation. Holders of both Class A Nonvoting Common Stock and Class B Voting Common Stock are entitled to vote on the recapitalization proposal, notwithstanding that the certificate of incorporation currently designates Class A Nonvoting Common Stock as nonvoting. Separate class votes of Class A Nonvoting Common Stock and Class B Voting Common Stock are required for approval of the recapitalization proposal. In each class, a majority of the votes entitled to be cast must be voted in order to constitute a quorum, and the number of votes cast within each group in favor of the recapitalization proposal must exceed the votes cast opposing such proposal within such group. The Kaman family and certain entities they control have agreed to vote their shares of Class B Voting Common Stock and Class A Nonvoting Common Stock, representing approximately 82.6% of the outstanding shares of Class B Voting Common Stock and approximately 3.2% of the outstanding shares of Class A Nonvoting Common Stock, in favor of the recapitalization proposal.

Only holders of Class B Voting Common Stock are entitled to vote on the other proposed amendments to the certificate of incorporation. The affirmative vote by the holders of at least 66 2/3% of the shares of Class B Voting Common Stock outstanding is required to approve these proposed amendments. The Kaman family and certain entities they control have agreed to vote their shares of Class B Voting Common Stock, representing approximately 82.6% of the outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal.

Q: WHO IS ENTITLED TO VOTE ON THE RECAPITALIZATION AND OTHER CERTIFICATE OF AMENDMENT PROPOSALS?

A: Only holders of record of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock at the close of business on September 1, 2005, the record date for the special meetings, are entitled to attend and vote at the special meeting for the class of stock that they own. If you own shares of either class of stock on the record date through a bank, broker or other record holder, you may vote in person at the special meeting only if you present a letter signed by the record holder indicating the number of shares you are entitled to vote.

Q:  WHEN AND WHERE ARE THE SPECIAL MEETINGS?

A:  The special meeting for the holders of Class B Voting Common Stock will be
held on [     ], 2005 at [     ], local time, at [     ] and a separate special
meeting for the holders of Class A Nonvoting Common Stock will be held on
[     ], 2005 at [     ], local time, at [     ].

Q: IF I AM A HOLDER OF SHARES OF CLASS A NONVOTING COMMON STOCK OR CLASS B VOTING COMMON STOCK, WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by signing, and dating the enclosed proxy card and returning it in the enclosed postage paid envelope or cast your vote toll-free by telephone or online over the Internet in the manner described on the proxy card. Please return your proxy card or otherwise cast your vote as soon as possible so that the company may vote your shares at the special meeting for the class of stock that you own.

If you are a holder of Class B Voting Common Stock who wishes to make the part stock/part cash election, you should complete the enclosed election card and return it to the election agent no later than the close of business on [ ], 2005.

Q: WHAT HAPPENS IF I DO NOT RESPOND OR IF I RESPOND AND FAIL TO INDICATE MY VOTING PREFERENCE OR IF I ABSTAIN FROM VOTING?

A: If you respond and do not indicate your voting preference, the company will count your proxy as a vote in favor of the recapitalization proposal and, if you are a holder of Class B Voting Common Stock, in favor of the other proposed certificate of incorporation amendment. If you fail to respond or you respond and abstain from voting, it could have an effect on satisfaction of the quorum requirement but, assuming that there is a quorum, will have no effect on the outcome of the voting to approve the recapitalization as approval requires only more votes to be cast in favor of the action than against it. If you are a Class B Voting Common Stock holder and you fail to respond or you respond and abstain from voting as to the other proposed amendments to the certificate of incorporation, the effect will be a vote against those proposed amendments as approval requires the affirmative vote of the holders of at least 66 2/3% of the shares of Class B Voting Common Stock outstanding. However, the Kaman family has agreed to vote in excess of 80% of the shares of Class B Voting Common Stock in favor of both the recapitalization proposal and the other proposed certificate of incorporation amendments, so approval by the holders of Class B Voting Common Stock is assured, subject to the terms of the recapitalization agreement. See "The Recapitalization - The Recapitalization Agreement."

Q:  CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before the company votes your proxy at the special meeting for the class of stock that you own. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the corporate secretary before the special meeting for the class of stock that you own. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting for the class of stock that you own and vote in person.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE CAST IT BY TELEPHONE OR OVER THE INTERNET?

A. Yes. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, following the easy instructions on your proxy card, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q: IF I HOLD SHARES OF CLASS A NONVOTING COMMON STOCK THROUGH KAMAN CORPORATION EMPLOYEE PLANS, HOW DO I VOTE THESE SHARES?

A: As a participant in the Kaman Corporation Employees' Stock Purchase Plan, you are entitled to vote your shares directly by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or through the Internet. For those shareholders who participate in the company's automatic dividend reinvestment plan, the enclosed proxy includes all full shares of common stock held in your dividend reinvestment plan account on the record date for the special meeting, as well as your shares held of record. If you have received shares of restricted stock pursuant to Kaman Corporation's Stock Incentive Plan, you are entitled to vote shares of Class A Nonvoting Common Stock that are still subject to restrictions.

Q:  AM I ENTITLED TO APPRAISAL RIGHTS?

A: Holders of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock are not entitled to appraisal rights under Connecticut law in connection with the recapitalization or the other proposed amendments to the certificate of incorporation.

Q:  WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about the recapitalization or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

         Innisfree M&A Incorporated
         501 Madison Avenue, 20th Floor
         New York, NY 10022
         Shareholders call toll-free (888) 750-5934
         Banks and Brokers call collect at (212) 750-5834

         or

         Kaman Corporation
         1332 Blue Hills Avenue
         Bloomfield, CT 06002
         Attention:  Russell H. Jones
         Telephone:  (860) 243-6307.

                                  RISK FACTORS

         The recapitalization involves certain risks. In addition to reviewing other information in this proxy statement/prospectus, you should carefully consider the following factors before deciding how to vote on the recapitalization proposal and the other certificate of incorporation amendment proposal.

The recapitalization may not benefit Kaman or its shareholders.

         The recapitalization of Class A Nonvoting Common Stock and Class B Voting Common Stock into a single class of new voting Common Stock may prove not to enhance shareholder value or improve the liquidity and marketability of the Common Stock. As of August 17, 2005, there were 22,220,691 shares of Class A Nonvoting Common Stock and 667,814 shares of Class B Voting Common Stock outstanding. The Class A Nonvoting Common Stock is listed on The Nasdaq
National Market and Class B Voting Common Stock is not publicly traded or listed on any exchange or market system. After the recapitalization, the company anticipates that there will be up to approximately 23,712,183 shares of Common Stock outstanding and listed on the Nasdaq National Market, with the actual number depending on the elections to be made by the holders of Class B Voting Common Stock. This increase in the number of publicly traded shares of the common stock may result in an immediate decrease in the market value of the Common Stock compared to the Class A Nonvoting Common Stock. In addition, factors unrelated to the company's stock or its business, such as the general perception of the recapitalization by the investment community, may cause a decrease in the value of the Common Stock and impair its liquidity and marketability. Furthermore, securities markets worldwide have recently experienced significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of the Common Stock following the recapitalization, particularly if the recapitalization is not viewed favorably by the investment community.

Certain officers and directors of the company have interests that are different from, or in addition to, the interests of other shareholders of the company.

         Certain members of the company's management and board of directors have interests in the recapitalization that may be different from, or in addition to, the interests of holders of Class A Nonvoting Common Stock and Class B Voting Common Stock. Please see "Interests of Certain Persons in the Recapitalization" on page 48.

Failure to consummate the recapitalization could adversely affect the Class A Nonvoting Common Stock price.

         The closing of the recapitalization is conditioned on:

         o approval of the recapitalization proposal by separate class votes of the Class A Nonvoting Common Stock and Class B Voting Common Stock; and

         o the absence of any law or injunction preventing the recapitalization.

         The company cannot be certain that the closing conditions will be satisfied. If the transaction was terminated for failure to satisfy a condition or for any other reason, or if it appeared reasonably likely to be terminated, this could have a significant adverse effect on the Class A Nonvoting Common Stock price. Moreover, if the recapitalization agreement were to be terminated because the board of directors had exercised its "fiduciary out" without submitting the recapitalization proposal to shareholders, the company would be obligated to reimburse certain expenses of the Kaman family. See "The Recapitalization--The Recapitalization Agreement."

Failure to consummate the recapitalization could lead to a party other than the Kaman family acquiring control of the company.

         In the event that the holders of the Class A Nonvoting Common Stock fail to approve the recapitalization or the recapitalization is otherwise not completed other than by reason of a breach of the recapitalization agreement by the Kaman family, the Kaman family would be free to sell its Class B Voting Common Stock to one or more third parties. In that regard, the company understands that the Kaman family is a party to an agreement with Mason Capital Management under which the Kaman family can cause an affiliate of Mason to purchase such shares for $55.00 per share in cash and, upon the closing of the purchase from the Kaman family, offer to purchase all remaining shares of Class B Voting Common Stock at $55.00 per share in cash.

Following the recapitalization, certain anti-takeover provisions in the company's amended and restated certificate of incorporation and bylaws may delay or prevent a future change in control.

         Following the recapitalization, certain anti-takeover provisions in the company's amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and delay or prevent a future change in control of the company that does not have the support of the board of directors. These provisions provide for, among other things:

         o        a classified board of directors;

         o a limitation on the shareholders' ability to change the size of the board of directors;

         o        no removal of directors by shareholders other than for cause;

         o a limitation on the shareholders' ability to call a special meeting of shareholders;

         o advance notification requirements for nomination of directors and actions to be taken at shareholders' meetings; and

         o a supermajority shareholder vote required to amend, repeal or modify certain provisions of the company's certificate of incorporation and bylaws.

         The provisions of the company's certificate of incorporation and bylaws discussed above may prevent a change of control of the company that a majority of the shareholders may consider favorable.

         For a complete description of the relevant provisions of the company's certificate of incorporation and bylaws before and after the recapitalization, see "Comparison of Shareholder Rights" on page 58.

If the recapitalization does not occur, the company will not benefit from the expenses it has incurred in preparation for the recapitalization.

         If the recapitalization is not consummated, the company will have incurred substantial expenses for which no ultimate benefit will have been received by it. The company currently expects to incur significant out-of-pocket expenses for services in connection with the recapitalization, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, much of which has been or may be incurred even if the recapitalization is not consummated.

                                    SUMMARY

         This summary highlights selected information contained in this document, but may not include all of the information that you, as a shareholder, would like to know. To fully understand the recapitalization proposals and other certificate of incorporation amendment proposal and for a more complete description of the legal terms of the recapitalization, you should carefully read this entire document and the other documents that are referred to in this document. See "Where You Can Find More Information" beginning on page 61.

The Company

         The company was founded in 1945 as a pioneering company in the helicopter industry. Today, the company provides products and services through three business segments: Aerospace representing approximately 25% of 2004 annual sales, Industrial Distribution, representing approximately 59% of 2004 annual sales and Music representing approximately 16% of 2004 annual sales. The Aerospace segment produces aircraft structures and components for commercial and military aircraft, produces missile and bomb fuzing products for U.S. and allied militaries, markets and supports the SII-2G Super Seasprite maritime helicopter and K-MAX medium-to-heavy lift helicopter, and produces widely used proprietary aircraft bearings and components for commercial and military programs. The Industrial Distribution segment serves over 50,000 customers representing a highly diversified cross-section of North American industry, and is one of the nation's larger distributors of power transmission, motion control, material handling and electrical components and a wide range of bearings. The Music segment is the largest independent distributor of musical instruments and accessories, offering large chain and smaller local retailers more than 17,500 products for amateurs and professionals.

         The company's principal executive offices are located at 1332 Blue Hills Avenue, Bloomfield, CT 06002. The telephone number at the company's principal executive offices is (860) 243-7100.

         For additional information about the company and its businesses, see "The Recapitalization -- The Company" and "Where You Can Find More Information."

The Recapitalization

         The company's board of directors has proposed a recapitalization of the two existing classes of common stock, Class A Nonvoting Common Stock and Class B Voting Common Stock, into one class of voting Common Stock, entitled to one vote per share. Throughout this proxy statement/prospectus, these matters are referred to as the "recapitalization."

Recapitalization Proposal

         o Each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share; and

         o each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock, entitled to one vote per share, or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10.

         Upon completion of the recapitalization, the company will have a single class of Common Stock, with each share entitled to one vote. Throughout this proxy statement/prospectus, the matters described above that the company is asking holders of Class A Nonvoting Common Stock and Class B Voting Common Stock to approve are referred to as the "recapitalization proposal."

Other Certificate of Incorporation Amendment Proposal

         In connection with the recapitalization, the company is also asking shareholders to approve the following proposed amendments to its certificate of incorporation intended to enhance the ability of the board of directors to take actions in the longer term interests of the company:

         o the company's board of directors will be divided into three classes serving staggered terms;

         o the certificate of incorporation will provide for a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws;

         o the ability of shareholders to remove directors will be limited to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote thereon; and

         o a supermajority vote of the voting stock will be required to amend, repeal or modify certain provisions of the certificate of incorporation and bylaws.

         Throughout this proxy statement/prospectus, the matters described above that the company is asking holders of Class B Voting Common Stock to approve are referred to as the "other certificate of incorporation amendment proposal." The other certificate of incorporation amendment proposal will not be implemented unless the recapitalization is consummated.

Proposed Amendments to Bylaws

         In connection with the recapitalization, the company will amend its bylaws to provide that:

         o the ability to call a special meeting of shareholders will be limited such that a special meeting of shareholders may only be called by (1) the president or by majority vote of the board of directors and (2) one or more shareholders holding in the aggregate at least 35% of the total number of shares entitled to vote on any issue proposed to be considered at such meeting; and

         o a shareholder's notice of board nominations or other business to be brought before an annual meeting of shareholders generally must be delivered not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain certain required information.

         Throughout this proxy statement/prospectus, the proposed amendment and restatement of the company's bylaws is referred to as the "proposed bylaw amendment." The proposed bylaw amendment will not be implemented unless the recapitalization is consummated.

Shareholder Approval

Recapitalization Proposal

         Holders of both Class A Nonvoting Common Stock and Class B Voting Common Stock are entitled to vote on the recapitalization proposal, notwithstanding that the certificate of incorporation currently designates Class A Nonvoting Common Stock as nonvoting. Separate class votes of Class A Nonvoting Common Stock and Class B Voting Common Stock are required for approval of the recapitalization proposal. In each class, a majority of the votes entitled to be cast must be voted in order to constitute a quorum, and the number of votes cast within each class in favor of the action must exceed the votes cast in such class opposing the action for approval of the recapitalization proposal.

         The Kaman family and certain entities they control have agreed to vote their shares of Class B Voting Common Stock and Class A Nonvoting Common Stock, representing approximately 82.6% of the outstanding shares of Class B Voting Common Stock and approximately 3.2% of the outstanding shares of Class A Nonvoting Common Stock, in favor of the recapitalization proposal. In addition, other directors and executive officers of the company are expected to vote the shares of Class A Nonvoting Common Stock and Class B Voting Common Stock held by them, representing approximately 1.62% of the outstanding shares of Class A Nonvoting Common Stock and 4.43% of the outstanding shares of Class B Voting Common Stock, in favor of the recapitalization proposal.

Other Certificate of Incorporation Amendment Proposal

         Only holders of Class B Voting Common Stock are entitled to vote on the other certificate of incorporation amendment proposal. The affirmative vote by the holders of at least 66 2/3% of the shares of Class B Voting Common Stock outstanding is required to approve the other certificate of incorporation amendment proposal.

         The Kaman family and certain entities they control have agreed to vote their shares of Class B Voting Common Stock, representing approximately 82.6% of the outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal. In addition, other directors and executive officers of the company are expected to vote the shares of Class B Voting Common Stock held by them, representing approximately 4.43% of the outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal.

Appraisal Rights

         Appraisal rights will not be available to holders of Class A Nonvoting Common Stock or Class B Voting Common Stock under Connecticut law as a result of the recapitalization or the other certificate of incorporation amendment proposal. See "The Recapitalization - Appraisal Rights" beginning on page 48.

United States Federal Income Tax Consequences

         The company expects the recapitalization will not result in the recognition of any gain or loss for U.S. federal income tax purpose to holders of Class A Nonvoting Common Stock and holders of Class B Voting Common Stock who receive solely shares of Common Stock pursuant to the recapitalization.

         Those holders of Class B Voting Common Stock who receive both Common Stock and cash for their Class B Voting Common Stock will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the excess of the sum of the amount of cash and the fair market value of the Common Stock received pursuant to the recapitalization over that holder's adjusted tax basis in its shares of Class B Voting Common Stock surrendered and (ii) the amount of cash received pursuant to the recapitalization.

         You should read "The Recapitalization - United States Federal Income Tax Consequences of the Recapitalization" beginning on page 46 for a more complete discussion of the federal income tax consequences of the recapitalization. You should also consult your own tax advisor with respect to other tax consequences of the recapitalization or any special circumstances that may affect the tax treatment for you in the recapitalization.

Recommendation to Shareholders

         The company's board of directors recommends (with C. William Kaman II abstaining) that holders of both Class A Nonvoting Common Stock and Class B Voting Common Stock vote FOR the recapitalization proposal and that holders of Class B Voting Common Stock vote FOR the other certificate of incorporation amendment proposal.

Opinions of Financial Advisors

         A special committee of the board of directors (referred to in this proxy statement/prospectus as the "special committee") was appointed to review, negotiate and recommend the terms of the recapitalization to the board of directors. In deciding to recommend the terms of the recapitalization to the board of directors, the special committee considered the opinions described below.

         The full texts of these opinions describe the bases and assumptions on which they were rendered and are attached to this proxy statement/prospectus as Annexes D and E, respectively. The company encourages you to read these opinions carefully.

Evercore

         Evercore Group Inc. ("Evercore") has delivered a written opinion to the special committee that, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the recapitalization is fair, from a financial point of view, to the holders of Class A Nonvoting Common Stock (solely with respect to such Class A Nonvoting Common Stock).

         THE FULL TEXT OF THE WRITTEN OPINION OF EVERCORE, DATED JULY 28, 2005, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS SET FORTH IN ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. THE ADVISORY SERVICES AND OPINION OF EVERCORE WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE RECAPITALIZATION PROPOSAL AND DO NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF CLASS A NONVOTING COMMON STOCK OR CLASS B VOTING COMMON STOCK SHOULD VOTE WITH RESPECT TO THE RECAPITALIZATION PROPOSAL. THE COMPANY URGES YOU TO READ THE OPINION IN ITS ENTIRETY.

Houlihan Lokey Howard & Zukin Financial Advisors

         Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") has delivered a written opinion to the special committee that, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Class B Voting Common Stock in the recapitalization is fair, from a financial point of view, to the holders of Class B Voting Common Stock (solely with respect to such Class B Voting Common Stock).

         THE FULL TEXT OF THE WRITTEN OPINION OF HOULIHAN LOKEY, DATED JULY 28, 2005, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS SET FORTH IN ANNEX E TO THIS PROXY STATEMENT/PROSPECTUS. THE ADVISORY SERVICES AND OPINION OF HOULIHAN LOKEY WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE RECAPITALIZATION PROPOSAL AND DO NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF CLASS A NONVOTING COMMON STOCK OR CLASS B VOTING COMMON STOCK SHOULD VOTE WITH RESPECT TO THE

RECAPITALIZATION PROPOSAL. THE COMPANY URGES YOU TO READ THE OPINION IN ITS ENTIRETY.

Interests of Certain Persons in the Recapitalization

         Certain members of the board of directors have interests in the recapitalization that are different from, or in addition to, the interests of the company's shareholders. C. William Kaman II, one of the company's directors, and Charles H. Kaman, chairman emeritus, each owns directly or indirectly a significant percentage of the outstanding shares of Class B Voting Common Stock and is a party to the recapitalization agreement, which provides certain indemnification, expenses reimbursement, registration rights and other benefits to the members of the Kaman family and related entities that are parties to the recapitalization agreement. Certain other officers or directors of the company also own shares of Class B Voting Common Stock and certain officers, directors or former directors are parties to indemnification agreements entered into connection with the recapitalization agreement. See "Interests of Certain Persons in the Recapitalization" on page 50 and "The Recapitalization - Indemnification Agreements" on page 45.

Conditions to the Recapitalization

         Completion of the recapitalization requires, among other things:

         o approval of the recapitalization proposal by separate class votes of Class A Nonvoting Common Stock and Class B Voting Common Stock; and

         o the absence of any law or injunction preventing the recapitalization.

Regulatory Matters

         To the extent that a Kaman shareholder will own shares of Common Stock valued at $53 million or more following the recapitalization, that shareholder may have a pre-merger notification filing obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, unless the shareholder qualifies for an exemption to the filing requirements under such Act.

Accounting Treatment

         The company will account for the recapitalization by adjusting the company's capital stock account based on the aggregate par value of the shares outstanding immediately following completion of the recapitalization. The change in capital stock will be offset by a decrease in paid-in capital. See "The Recapitalization -- Accounting Treatment."

NASDAQ Listing

         Shares of Class A Nonvoting Common Stock are currently listed and traded on The Nasdaq National Market and shares of Class B Voting Common Stock are not listed or traded on any exchange or market system. The company expects that the shares of Common Stock that shareholders will own following the recapitalization will be listed on The Nasdaq National Market and that the shares of Common Stock will be traded under the symbol "[KAMN]."

Selected Historical Consolidated Financial Information

         The following table sets forth selected historical financial data for the company. The following data at and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 have been derived from the company's audited consolidated financial statements. The following data at and for the six months ended July 1, 2005 are unaudited, have been derived from the company's internal records, have been prepared on the same basis as the audited consolidated financial statements, and, in the opinion of management, present fairly the financial data at and for the six months ended July 1, 2005. You should read the following information together with Kaman's consolidated financial statements, the notes related thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2005 and July 1, 2005, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find Additional Information" on page 61.

                          For the six
                          months ended
                            July 1,
                              2005        2004 (1)     2003 (2,3)    2002 (2,3)      2001(3)         2000
------------------------------------------------------------------------------------------------------------
                                 (in thousands except per share amounts, shareholders and employees)
OPERATIONS
   Net sales..............$  534,569    $   995,192   $   894,499   $   880,776   $   875,869(5)$ 1,031,234
   Cost of sales..........   392,984        770,285       671,591       723,176(4)    673,004       773,562
   Selling, general and
    administrative expense   126,201        239,368       206,416       199,520       189,530       203,021
   Net gain on sale of
    product lines and
    other assets..........       (93)          (199)      (18,163)       (2,299)       (2,637)           --
   Restructuring costs....        --             --            --         8,290            --        (1,680)
   Other operating
    income................      (983)        (1,731)       (1,448)       (1,302)       (1,076)       (1,092)
   Operating income
    (loss)................    16,460        (12,531)       36,103       (46,609)       17,048        57,423
   Interest expense
    (income), net.........     1,350          3,580         3,008         2,486           623        (1,660)
   Other expense, net.....       708          1,053         1,265         1,831           761         1,363
   Earnings (loss)
    before income taxes...    14,402        (17,164)       31,830       (50,926)       15,664        57,720
   Income tax benefit
    (expense).............    (6,940)         5,342       (12,425)       17,325        (3,950)      (20,800)
   Net earnings (loss)....     7,462        (11,822)       19,405       (33,601)       11,714        36,920
FINANCIAL POSITION
   Current assets.........$  450,227    $   450,335   $   418,851   $   414,245   $   442,651   $   482,000
   Current liabilities....   224,459        226,105       160,555       157,094       141,260       173,342
   Working capital........   225,768        224,230       258,296       257,151       301,391       308,658
   Property, plant and
    equipment, net........    48,955         48,958        51,049        61,635        60,769        63,705
   Total assets...........   563,629        562,331       528,311       535,540       521,946       553,830
   Long-term debt.........    16,873         18,522        36,624        60,132        23,226        24,886
   Shareholders' equity...   287,290        284,170       303,183       291,947       333,581       332,046
PER SHARE AMOUNTS
   Net earnings (loss)
    per share - basic.....$     0.33    $      (.52)  $       .86   $     (1.50)  $       .52   $      1.61
   Net earnings (loss)
    per share - diluted...      0.33           (.52)          .86         (1.50)          .52          1.57
   Dividends declared.....       .235           .44           .44           .44           .44           .44
   Shareholders' equity...     12.58          12.48         13.40         13.00         14.97         14.92
   Market price range.....     18.17          15.49         14.91         18.81         19.50         17.75
                               10.95          10.71          9.40          9.42         10.90          8.77


AVERAGE SHARES
OUTSTANDING
   Basic..................    22,797         22,700        22,561        22,408        22,364        22,936
   Diluted................    23,671         22,700        23,542        22,408        23,649        24,168
GENERAL STATISTICS
   Registered
    shareholders..........     5,071          5,192         5,509         5,634         5,869         6,136
   Employees..............     3,627          3,581         3,499         3,615         3,780         3,825
============================================================================================================

1 The 2004 results net of non-cash adjustments, of approximately $41,600 for certain programs with MD Helicopters, Inc., Royal Australian Navy, Boeing Harbour Pointe and the University of Arizona, are further described in the Accrued Contract Losses and Accounts Receivable, Net Note in the Financial Statements.
2 The corporation sold its Electromagnetics Development Center during first quarter 2003 and its microwave product lines during second quarter 2002 as further described in the Divestitures Note in the Financial Statements.
3 Includes the activity of certain significant entities from date of acquisition as further described in the Acquisitions Note in the Financial Statements including: Industrial Supplies, Inc-2003; Latin Percussion, Inc., RWG Frankenjura-Industrie Flugwerklager GmbH, Dayron, equity interest in Delamac de Mexico S.A. de C.V.-2002; Plastic Fabricating Company, Inc. and A-C Supply, Inc.-2001.
4 Costs of sales for 2002 includes the write-off of K-MAX inventories and fixed assets and Moosup facility assets of $50,000 and $2,679, respectively and $18,495 of accrued contract loss for the Australia SH-2G(A) helicopter program, all of which are associated with the Aerospace segment.
5 Results for 2001 were adversely impacted by a second quarter sales and pre-tax earnings adjustment of $31,181 attributable to the Aerospace segment and the Australia SH-2G(A) helicopter program.

Comparative Per Share Operating and Book Value Information

         The following table presents selected unaudited pro forma per share amounts for shares of Class A Nonvoting Common Stock, shares of Class B Voting Common Stock, and shares of Common Stock that will be outstanding after the consummation of the recapitalization. The pro forma amounts have been prepared in accordance with GAAP.

         You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of the company incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page 61. The pro forma amounts in the table below are presented for informational purposes only and have been prepared on alternatives bases, namely that holders of Class B Voting Common Stock either fully exercise their part stock/part cash election (i.e., 1.84 shares of Common Stock and $27.10 in cash for each share of Class B Voting Common Stock) or receive only stock (i.e., 3.58 shares of Common Stock for each share of Class B Voting Common Stock) for those shares of Class B Voting Common Stock for which an all stock election may be made. For purposes of these calculations, the company has assumed that the Kaman family has will make the part stock/part cash election for not less than 516,735 shares of its Class B Voting Common Stock. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the company that would have actually occurred had the recapitalization been effective during the period presented or of the future financial position or future results of operations of the company. The combined financial information as at and for the period presented may have been different had the recapitalization been effective during that period.

Comparative Unaudited Pro Forma Per Share Information
                                                                           As at and for     As at and for
                                                                          the year ended     the six months
                                                                            December 31,      ended July 1,
                                                                               2004               2005
Basic earnings per share, historical
        Class A Nonvoting Common Stock*                                     $    (.52)           $   .33
        Class B Voting Common Stock*                                             (.52)               .33
        Pro Forma Common Stock (part stock/part cash election)                   (.53)               .31
        Pro Forma Common Stock (only stock)                                      (.48)               .30

Diluted earnings per share, historical
        Class A Nonvoting Common Stock*                                     $    (.52)           $   .33
        Class B Voting Common Stock*                                             (.52)               .33

        Pro Forma Common Stock (part stock/part cash election)                   (.53)               .31
        Pro Forma Common Stock (only stock)                                      (.48)               .30

Book value per share
        Class A Nonvoting Common Stock*                                     $   12.48            $ 12.58
        Class B Voting Common Stock*                                            12.48              12.58
        Pro Forma Common Stock  (part stock/part cash election)                 11.41              11.51
        Pro Forma Common Stock (only stock)                                     11.61              11.70

* Basic and diluted earnings per share along with book value per share are calculated based upon the aggregate of Class A and Class B Common Stock.

Comparative Per Share Market Price and Dividend Information

         Shares of Class A Nonvoting Common Stock trade on The Nasdaq National Market under the symbol "KAMNA." Shares of Class B Voting Common Stock are not publicly traded.

         The following table shows the high and low sales prices of Class A Nonvoting Common Stock as furnished by The Nasdaq Stock Market as well as the per share cash dividends declared on Class A Nonvoting Common Stock, in each case for the indicated periods. The same amount of per share cash dividends were declared in each of the relevant periods for Class B Voting Common Stock.


                                               Class A Nonvoting Common Stock

                                               Closing Price     Cash Dividends
                                                 Per Share          Declared
                                               -------------     --------------
Calendar Year                                   High      Low
2002
----
   First Quarter.............................. $17.61    $13.46        $0.11
   Second Quarter.............................  18.81     14.82         0.11
   Third Quarter..............................  17.50     11.00         0.11
   Fourth Quarter.............................  13.75      9.42         0.11
2003
----
   First Quarter.............................. $13.24     $9.40        $0.11
   Second Quarter.............................  11.80      9.42         0.11
   Third Quarter..............................  14.91     10.72         0.11
   Fourth Quarter.............................  14.29     11.67         0.11
2004
----
   First Quarter.............................. $15.23     12.57        $0.11
   Second Quarter.............................  15.49     10.91         0.11
   Third Quarter..............................  13.96     10.92         0.11
   Fourth Quarter.............................  12.93     10.71         0.11
2005
----
   First Quarter.............................. $13.38    $10.95        $0.11
   Second Quarter.............................  18.17     11.54         0.125
   Third Quarter (through August 17, 2005)....  20.75     17.47


         On June 6, 2005, the last trading day before the company announced the execution of the recapitalization agreement, the closing price of Class A Nonvoting Common Stock was $15.48. On August 17, 2005, the most recent practicable date before the filing of this proxy statement/prospectus, the closing price of Class A Nonvoting Common Stock was $20.43.

         The company has historically paid an annual dividend of $0.44 at a quarterly rate of $0.11 per share on both Class A Nonvoting Common Stock and Class B Voting Common Stock. The company recently announced an increase in its annual dividend to $0.50 per share and declared a dividend of $0.125, which was paid on July 11, 2005 to holders of record of Class A Nonvoting Common Stock and Class B Voting Common Stock on June 27, 2005. Actual dividends payable on the Common Stock are subject to future approval and declaration by the board of directors, based on conditions prevailing at the time of declaration.

                              RECENT DEVELOPMENTS

         On August 5, 2005, the company replaced its then existing senior credit facility with a $150 million five year revolving credit facility, which includes sublimits for the issuance of standby letters of credit, swingline loans, and multicurrency borrowings in currencies freely tradable and convertible into U.S. dollars. The company may also, from time to time, increase the aggregate amount of the credit facility by up to $50 million with additional commitments from the banks party thereto, as they may agree, or new commitments from financial institutions acceptable to the banks and the company. The credit facility also contains covenants comparable to those in place under the replaced credit facility, including various financial covenants. While completion of the recapitalization would not constitute a "change of control" under the credit facility, a sale by the Kaman family of its Class B Voting Common Stock under the Mason Capital agreement would constitute a "change of control" for such purposes.

         As a separate matter, on August 5, 2005 Kaman Music Corporation, a subsidiary of the company, entered into, and consummated the transaction contemplated by, an asset purchase agreement with MBT Holding Corp. and its subsidiary companies. The agreement provides for the acquisition principally of inventory, accounts receivable, contracts, intellectual property, and certain real estate leases, an employment and non-competition agreement with J. Daniel Mahoney, president of MBT Holding Corp. and the assumption of certain liabilities for a purchase price of approximately $30 million, subject to a post-closing working capital adjustment. MBT is a wholesale distributor of musical instruments and accessories with sales of approximately $30 million for the first half of 2005. Immediately following closing, Kaman Music Corporation transferred all of its rights and obligations pursuant to the acquisition to Kaman MBT, Inc., a subsidiary of Kaman Music Corporation.

                              THE SPECIAL MEETINGS

General

         This solicitation is being made on behalf of Kaman Corporation. The company is mailing this proxy statement/prospectus and the accompanying proxy card beginning on [ ], 2005 to holders of Class A Nonvoting Common Stock and Class B Voting Common Stock in connection with the solicitation of proxies by the company's board of directors for use at the special meetings. Notwithstanding that the certificate of incorporation designates Class A Nonvoting Common Stock as nonvoting, holders of Class A Nonvoting Common Stock are entitled to vote on the recapitalization proposal at the special meeting for the class of stock that you own.

         The company solicits proxies to give all holders of Class A Nonvoting Common Stock and Class B Voting Common Stock on the record date an opportunity to vote on matters that will come before the special meeting for the class of stock that they own, which is entitled to vote. This procedure is necessary because shareholders live in all states and abroad and may not be able to attend the special meetings. Holders of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock can vote or let the company vote their shares only if they are present in person or represented by proxy. The company is providing to holders of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock a form of proxy with this proxy statement/prospectus. Information with respect to the execution and revocation of proxies is provided under "--Proxies; Revocability of Proxies; Cost of Solicitation."

         At the special meetings, holders of Class A Nonvoting Common Stock and Class B Voting Common Stock eligible to vote will be asked to consider and vote upon the approval of the recapitalization proposal. In addition, holders of Class B Voting Common Stock eligible to vote will be asked to consider and vote upon the approval of the other certificate of incorporation amendment proposal. For more information, see "-- What Will Be Voted Upon."

Date, Time and Place of the Special Meetings; Record Date

         The special meeting for the holders of Class B Voting Common Stock is scheduled to be held at [ ], local time, on [ ], 2005, at [ ] and the separate special meeting for the holders of Class A Nonvoting Common Stock is scheduled to be held at [ ], local time, on [ ], 2005, at [ ]. The company's board of directors has fixed the close of business on September 1, 2005 as the record date for determination of holders of Class A Nonvoting Common Stock and Class B Voting Common Stock entitled to notice of and to vote at the special meetings. As of the date of this proxy statement/prospectus, there were outstanding 22,220,691 shares of Class A Nonvoting Common Stock and 667,814 shares of Class B Voting Common Stock.

What Will be Voted Upon

         At the special meetings, the company will ask holders of Class A Nonvoting Common Stock and Class B Voting Common Stock to consider and vote upon the adoption of certain amendments to the certificate of incorporation providing for a recapitalization of the company whereby:

         o each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share; and

         o each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock, entitled to one vote per share, or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10.

         In addition, the company will ask holders of Class B Voting Common Stock to consider and vote upon the following proposed amendments to its certificate of incorporation intended to enhance the ability of the board of directors to take actions in the longer term interests of the company, whereby:

         o the company's board of directors will be divided into three classes serving staggered terms;

         o the certificate of incorporation will provide for a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws;

         o the ability of shareholders to remove directors will be limited to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote thereon; and

         o a supermajority vote of the voting stock will be required to amend, repeal or modify certain provisions of the certificate of incorporation and bylaws.

         At the special meetings, the company will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof. Neither the other certificate of incorporation amendment proposal nor the proposed bylaw amendment will be implemented unless the recapitalization is implemented.

Quorum

         The presence, either in person or by proxy, of holders of a majority of the shares of Class A Nonvoting Common Stock is necessary to constitute a quorum at the special meeting for that class of stock and a majority of the shares of Class B Voting Common Stock entitled to vote on the proposals to be presented at the special meeting is necessary to constitute a quorum at the special meeting for that class of stock. Shares of Class A Nonvoting Common Stock and Class B Voting Common Stock represented by a properly completed proxy will be treated as present at the relevant special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. See "-- Proxies; Revocability of Proxies; Cost of Solicitation" for more information.

Vote Required for Approval

         In order to approve the recapitalization proposal, the number of votes cast in favor of the proposal by holders of Class A Nonvoting Common Stock and Class B Voting Common Stock within each class must exceed the number of votes cast within such class opposing the proposal. Each share of Class A Nonvoting Common Stock and Class B Voting Common Stock is entitled to one vote on the recapitalization proposal.

         The Kaman family and certain entities that they control have agreed to vote their shares of Class B Voting Common Stock and Class A Nonvoting Common Stock, representing approximately 82.6% of the outstanding shares of Class B Voting Common Stock and approximately 3.2% of the outstanding shares of Class A Nonvoting Common Stock, in favor of the recapitalization proposal. In addition, other directors and executive officers of the company are expected to vote the shares of Class A Nonvoting Common Stock and Class B Voting Common Stock held by them, representing approximately 1.62% of the outstanding shares of Class A Nonvoting Common Stock and 4.43% of the outstanding shares of Class B Voting Common Stock, in favor of the recapitalization proposal.

         Only holders of Class B Voting Common Stock are entitled to vote on the other certificate of incorporation amendment proposal. The affirmative vote by the holders of at least 66 2/3% of the shares of Class B Voting Common Stock outstanding is required to approve the other certificate of incorporation amendment proposal. Each share of Class B Voting Common Stock is entitled to one vote on the other certificate of incorporation amendment proposal.

         The Kaman family and certain entities that they control have agreed to vote their shares of Class B Voting Common Stock, representing 82.6% of the outstanding shares of Class B Voting Common Stock in favor of the other certificate of incorporation amendment proposal. In addition, other directors and executive officers of the company are expected to vote the shares of Class B Voting Common Stock held by them, representing approximately 4.43% of the outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal.

         The other certificate of incorporation amendment proposal and the bylaw amendment will not be implemented unless the recapitalization is consummated.

Proxies; Revocability of Proxies; Cost of Solicitation

         If a holder of Class A Nonvoting Common Stock or Class B Voting Common Stock attends a special meeting, he or she may vote by ballot. However, many shareholders may be unable to attend a special meeting. Therefore, the company's board of directors is soliciting proxies so that each holder of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock at the close of business on the record date has the opportunity to vote on the recapitalization proposal and that each holder of shares of Class B Voting Common Stock at the close of business on the record date has the opportunity to vote on the other certificate of incorporation amendment proposal.

         You may vote your shares of Class A Nonvoting Common Stock and Class B Voting Common Stock by proxy by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. You can specify your choices by marking the appropriate boxes on your proxy card.

         In addition, you may submit your proxy or voting instructions by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs, such as telephone and Internet access charges for which you will be responsible.

         If you sign and return your proxy card without specifying a choice, the company will vote the shares as recommended (with C. William Kaman II abstaining) by the company's board of directors. Abstentions marked on your proxy card are voted neither FOR nor AGAINST, but these shares are counted in determining a quorum. Because approval of the recapitalization proposal requires only that more votes within each class entitled to vote thereon be in favor of the proposal than opposed, an abstention has no effect on the outcome of the voting. However, because the other certificate of incorporation amendment proposal requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Class B Voting Common Stock, an abstention will count as a vote against the other certificate of incorporation amendment proposal.

         The proxy card also confers discretionary authority on the individuals appointed by the company's board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the relevant special meeting. You may revoke your proxy at any time before it is voted at the special meeting for the class of stock that you own by executing a later-dated proxy by mail, voting by ballot at the special meeting for the class of stock that you own, or filing an instrument of revocation with the inspectors of election in care of the corporate secretary of the company.

         IF YOU HOLD YOUR SHARES OF CLASS A NONVOTING COMMON STOCK OR CLASS B VOTING COMMON STOCK THROUGH A BANK OR BROKER, FOLLOW THE VOTING INSTRUCTIONS ON THE FORM YOU RECEIVE. BROKERS DO NOT HAVE DISCRETIONARY AUTHORITY TO VOTE ON THE RECAPITALIZATION PROPOSAL OR OTHER CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL.

         THE COMPANY URGES ALL HOLDERS OF SHARES OF CLASS A NONVOTING COMMON STOCK AND CLASS B VOTING COMMON STOCK TO VOTE BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY TELEPHONE OR ONLINE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING FOR THE CLASS OF STOCK THAT YOU OWN. If you do attend the special meeting for the class of stock that you own, you may vote by ballot, thereby canceling any proxy previously given.

         The company is furnishing this proxy statement/prospectus to you in connection with the solicitation by the company's board of directors of the enclosed form of proxy for the special meeting for the class of stock that you own. The company will bear the cost of the solicitation of proxies through use of this proxy statement/prospectus, including reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies. The company has retained Innisfree M&A Incorporated to solicit proxies on behalf of management for an estimated fee of $20,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, the company's regular employees may solicit proxies personally, or by mail, telephone, or electronic transmission, without additional compensation.

Voting Shares of Class A Nonvoting Common Stock Held Through Kaman Corporation Employee Plans

         As a participant in the Kaman Corporation Employees' Stock Purchase Plan, you are entitled to vote your shares directly by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or through the Internet. For those shareholders who participate in the company's automatic dividend reinvestment plan, the enclosed proxy includes all full shares of common stock held in your dividend reinvestment plan account on the record date for the special meeting, as well as your shares held of record. If you have received shares of restricted stock pursuant to the Kaman Corporation's Stock Incentive Plan, you are entitled to vote shares of Class A Nonvoting Common Stock that are still subject to restrictions.

Meeting Admittance Procedures

         Only shareholders of record on September 1, 2005, the record date, or their duly appointed proxy holders (not to exceed one per shareholder), may attend the special meeting for the class of stock that you own. Please bring a government issued form of identification and, if you hold your shares of Class A Nonvoting Common Stock or Class B Voting Common Stock in street name, proof of ownership of such shares, such as your brokerage statement.

         If you plan to attend the special meeting for the class of stock that you own and vote your shares in person, but your shares are held in the name of a broker, trust, bank, or other nominee, you should also bring with you a proxy or letter from the broker, trustee, bank, or nominee confirming that you beneficially own the shares.

Recommendation of the Board of Directors

         The company's board of directors has approved (with C. William Kaman II abstaining) the recapitalization proposal and the other certificate of incorporation amendment proposal and recommends (with C. William Kaman II abstaining) that holders of both Class A Nonvoting Common Stock and Class B Voting Common Stock vote FOR the recapitalization proposal and that the holders of shares of Class B Voting Common Stock vote FOR the other certificate of incorporation amendment proposal.

                              THE RECAPITALIZATION

         The descriptions of the material terms of the recapitalization and the recapitalization agreement set forth below are not intended to be a complete description of the recapitalization or the recapitalization agreement. This description is qualified by reference to (i) the recapitalization agreement attached to this proxy statement/prospectus as Annex A, (ii) the proposed amended and restated certificate of incorporation attached to this proxy statement/prospectus as Annex B and (iii) the proposed amended and restated bylaws attached to this proxy statement/prospectus as Annex C. The company urges all shareholders to read these documents in their entirety.

The Company

         The company was founded in 1945 as a pioneering company in the helicopter industry. Today, the company provides products and services through three business segments: Aerospace representing approximately 25% of 2004 annual sales, Industrial Distribution, representing approximately 59% of 2004 annual sales and Music representing approximately 16% of 2004 annual sales. The Aerospace segment produces aircraft structures and components for commercial and military aircraft, produces missile and bomb fuzing products for U.S. and allied militaries, markets and supports the SII-2G Super Seasprite maritime helicopter and K-MAX medium-to-heavy lift helicopter, and produces widely used proprietary aircraft bearings and components for commercial and military programs. The Industrial Distribution segment serves over 50,000 customers representing a highly diversified cross-section of North American industry, and is one of the nation's larger distributors of power transmission, motion control, material handling and electrical components and a wide range of bearings. The Music segment is the largest independent distributor of musical instruments and accessories, offering large chain and smaller local retailers more than 17,500 products for amateurs and professionals.

         The company's principal executive offices are located at 1332 Blue Hills Avenue, Bloomfield, CT 06002. The telephone number at the principal executive offices is (860) 243-7100.

Structure of the Recapitalization

         The recapitalization will be effected through an amendment to the certificate of incorporation. The proposed amended and restated certificate of incorporation is included in this proxy statement/prospectus as Annex B and is incorporated by reference herein. Following the recapitalization, the company will have a single class of Common Stock, with each share entitled to one vote.

Amendments to The Certificate of Incorporation

         Assuming that the recapitalization proposal is approved, the certificate of incorporation will be amended such that:

         o each share of Class A Nonvoting Common Stock will be redesignated as one share of "Common Stock", entitled to one vote per share; and

         o each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock, entitled to one vote per share, or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10.

         Holders of record of both the company's Class A Nonvoting Common Stock and Class B Voting Common Stock are entitled to attend and vote on the recapitalization proposal at the special meeting for the class of stock that you own. Holders of Class B Voting Common Stock desiring to make the part stock/part cash election must comply with the election procedures, including submission of the election form to The Depository Trust Company, the election agent, not later than the close of business on [ ], 2005.

         In the recapitalization agreement, the Kaman family has agreed to elect to take the part cash/part stock alternative to the extent requested to do so by the company, following the advice of its counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act to the recapitalization proposal. The company has so requested that the Kaman family make this election as to not less than 516,735 shares of their Class B Voting Common Stock. The Kaman family has advised the company that the Kaman family believes that an election as to a smaller number of shares would be sufficient to avoid application of the higher vote requirement and the company expects that there will be further discussions between the company and the Kaman family's representatives concerning the minimum amount of the Kaman family election.

         If the recapitalization is implemented, certain other amendments to the certificate of incorporation and the bylaws will be made. These amendments are intended to enhance the ability of the board of directors to take actions in the longer term interests of the company and include the following:

         o the company's board of directors will be divided into three classes serving staggered terms;

         o the certificate of incorporation will provide for a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws;

         o the ability of shareholders to remove directors will be limited to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote;

         o shareholders holding at least 35% of the shares eligible to be voted will be needed to call a special meeting of shareholders;

         o advance notice will be required for nominations for directors and for actions to be taken at shareholder meetings; and

         o a supermajority vote of the voting stock will be required to amend, repeal or modify certain provisions of the certificate of incorporation and bylaws.

         Only holders of the company's Class B Voting Common Stock are entitled to vote on the other certificate of incorporation amendment proposal.

         The Kaman family has agreed to vote approximately 82.6% of the outstanding shares of Class B Voting Common Stock and approximately 3.2% of the outstanding shares of Class A Nonvoting Common Stock in favor of the recapitalization proposal and, in the case of their shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal. In addition, other directors and executive officers of the company are expected to vote the shares of Class B Voting Common Stock held by them, representing approximately 4.43% of the outstanding shares of Class B Voting Common Stock, in favor of the other certificate of incorporation amendment proposal.

Background of the Recapitalization

         On April 15, 2003, a special committee was appointed by the company's board of directors to consider alternatives to the current capital structure of the company, including a recapitalization of Class A Nonvoting Common Stock and Class B Voting Common Stock into a single class of common stock having one vote per share. This action was taken following intermittent discussions, over a period of several years, between members of Kaman's management and representatives of the Kaman family concerning the desire by the Kaman family to diversify their assets.

         The special committee held its first meeting on April 15, 2003, at which the purposes of the special committee, including the consideration of and, if appropriate, recommendation to the board of directors of, a recapitalization transaction and related matters, were discussed. The special committee concluded that it would be advisable to obtain separate fairness opinions as to Class A Nonvoting Common Stock and Class B Voting Common Stock and determined that it would interview several financial advisory firms. The special committee also decided to retain the firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") as its primary legal advisor in connection with a potential recapitalization, with assistance on Connecticut law matters from the company's traditional counsel, Murtha Cullina LLP ("Murtha Cullina"). In connection with retaining Murtha Cullina, the special committee was aware of the fact that Murtha Cullina attorneys had long been involved in the personal affairs of the Kaman family and that one of its counsel and a former partner, John C. Yavis, Jr., holds a general power of attorney for Charles H. Kaman, the chairman emeritus and a significant holder of Class B Voting Common Stock, and was advised by Murtha Cullina that an internal screening mechanism would be implemented between the attorneys that would advise the special committee on Connecticut law matters and the attorneys involved in Charles Kaman's personal affairs.

         On May 8, 2003, the special committee and the company's senior management met with the committee's legal advisor to discuss the functions and role of the special committee with respect to the consideration of a potential recapitalization, as well as recommended practices to ensure the effectiveness of the special committee in its role. At this meeting, Evercore and Houlihan Lokey and two other potential financial advisors being considered for engagement in connection with the potential recapitalization made separate presentations to and were interviewed by the special committee.

         On May 15, 2003, the special committee approved the engagement of Evercore and Houlihan Lokey to assist in analyzing, structuring, negotiating and effecting a potential recapitalization. The services agreed to be provided by the financial advisors included analyzing and recommending to the special committee appropriate ratios for the conversion or exchange of Class A Nonvoting Common Stock and Class B Voting Common Stock into shares of Common Stock in connection with a proposed recapitalization, assisting the special committee in its determination of and recommendation concerning such ratios, advising the special committee as to strategy and tactics for negotiating with the company's significant shareholders and, if requested by the special committee, participating in such discussions and negotiations and rendering fairness opinions. Specifically, Evercore agreed to render, upon request of the special committee, an opinion as to the fairness, from a financial point of view, of a proposed recapitalization to the holders of Class A Nonvoting Common Stock and Houlihan Lokey agreed to render, upon request of the special committee, an opinion as to the fairness, from a financial point of view, of a proposed recapitalization to the holders of Class B Voting Common Stock. The retention arrangements for each of Evercore and Houlihan Lokey each initially contemplated that their work would be concluded within six months. These arrangements were modified on several occasions to extend the engagement terms through June 15, 2005.

         On June 5, 2003, Houlihan Lokey met with Mr. Yavis and other lawyers representing members of the Kaman Family. During this meeting, Houlihan Lokey shared the results of its preliminary analysis of a possible recapitalization from the perspective of the holders of Class B Voting Common Stock.

         On June 9, 2003, the special committee met with its legal and financial advisors to continue its review of a potential recapitalization. At the meeting, the special committee considered, among other matters, the preliminary views of Evercore and Houlihan Lokey regarding their evaluation of a potential recapitalization from the perspective of Class A Nonvoting Common Stock and Class B Voting Common Stock, respectively. At the meeting, representatives of Evercore and Houlihan Lokey separately presented their respective preliminary written reports, reviewed and discussed the due diligence and other research that each financial advisor had conducted to date, the analyses that each financial advisor had performed to date, including an explanation of underlying assumptions, and their preliminary views as to an acceptable range of exchange ratios from the perspective of a holder of Class A Nonvoting Common Stock and a holder of Class B Voting Common Stock, respectively. In addition, the possible certificate of incorporation and bylaw amendments that might accompany a recapitalization proposal were discussed.

         There was also discussion concerning the fact that the Kaman family had retained its own counsel and might retain its own investment advisor in connection with its consideration of a potential recapitalization and related matters, and how this might affect the process of arriving at an acceptable exchange ratio. It was agreed that the representatives of the Kaman family should be contacted by mid-July 2003 to express the special committee's desire to understand the initial position of the Kaman family concerning a possible recapitalization and in particular whether there was an exchange ratio that could be agreed upon by the Kaman family. After discussion, it was also agreed that the management should interview and retain a proxy solicitor to assist in evaluating various aspects of a potential recapitalization and the related proxy solicitation prior to any shareholder meeting. Furthermore, it was agreed that an appropriate set of proposed certificate of incorporation and bylaw amendments to accompany the recapitalization proposal be developed, with the board of directors' corporate governance committee being the appropriate initial forum for consideration of such measures.

         In late June 2003, the company entered into separate confidentiality agreements with members of the Kaman family relating to material, non-public information about the company and any possible recapitalization. The special committee was also advised by the Kaman family that they had retained Compass Advisors LLP as their financial advisor in connection with the potential recapitalization. In connection with that retention, the special committee had declined to support the Kaman family's request that the company pay the fees of Compass.

         In early August 2003, Skadden circulated to Mr. Yavis and the other lawyers for the Kaman family an initial draft of what would ultimately become the recapitalization agreement.

         On August 12, 2003, Compass made a presentation at a meeting of the special committee, attended by all special committee members, Evercore, Houlihan Lokey, Skadden and certain members of the company's management. The special committee, after discussing Compass' presentation with its financial and legal advisors, concluded that Compass' methodologies and its resulting valuation were unduly favorable to the holders of Class B Voting Common Stock. The special committee expressed its desire that the Kaman family put forward an exchange ratio proposal for the special committee's consideration. Also at the August 12 meeting, the special committee discussed possible certificate of incorporation and bylaw amendments and a possible shareholder rights plan that could accompany any proposed recapitalization.

         On September 9, 2003, Compass, on behalf of the Kaman family, submitted to the special committee an exchange ratio proposal of 6.25 shares of Class A Nonvoting Common Stock for each share of Class B Voting Common Stock.

         On September 12, 2003, the special committee met to review Compass' proposal. After consultation with Houlihan Lokey and Evercore, the special committee concluded that Compass' proposed exchange ratio was unacceptably high and inconsistent with the premiums offered to voting shareholders in comparable recapitalization transactions in which there was no third party offer. That same day, Compass was informed of the special committee's determination and was invited by the special committee to submit a revised recapitalization proposal at a significantly reduced exchange ratio.

         On September 23, 2003, the special committee met upon learning earlier that day from Mr. Yavis that a third party had very recently expressed an interest in acquiring Charles Kaman's shares of Class B Voting Common Stock. Though Mr. Yavis provided no detailed information regarding the indication of interest, he did state that the Kaman family would prefer to work with the special committee to accomplish a recapitalization.

         On September 26, 2003, at the request of the special committee, Evercore and Compass met to discuss their respective approaches to determining an appropriate exchange ratio. At this meeting, Evercore reviewed its own analytical approach to the valuation and stressed the need for the Kaman family either to provide specifics as to the proposed Class B Voting Common Stock purchase or a revised recapitalization proposal that the Kaman family would support. However, at the meeting, Compass neither provided any new perspective as to the proposed recapitalization's fairness nor provided any information concerning the proposed Class B Voting Common Stock purchase.

         On October 1, 2003, special committee chairperson, Eileen S. Kraus, Skadden, Evercore, and Houlihan Lokey met with Compass and several members of the Kaman family and their counsel. The special committee refused the Kaman family counsel's request for the special committee to recommend a recapitalization proposal without seeking a fairness opinion. The special committee noted that the Kaman family's proposed exchange ratio was so far above a level that the special committee would find acceptable that providing a counteroffer would not be productive. Instead, the special committee repeated its request for Compass to submit a revised proposal.

         On November 11, 2003, the special committee met to discuss logistical issues regarding the proposed recapitalization, including the possibility of the company adopting a shareholder rights plan, and directed the company's management and Skadden to further explore that issue.

         On November 13, 2003, the Kaman family presented the special committee with a revised exchange offer ratio of 3.9 shares of Class A Nonvoting Common Stock for each share of Class B Voting Common Stock. Several days later, on November 17, 2003, representatives from Evercore and Compass discussed the Kaman family's revised exchange offer, during which, Evercore conveyed the special committee's rejection of the proposed ratio and countered with a proposed exchange ratio of 1.5.

         On February 3, 2004, Evercore and Compass met again to discuss the proposed recapitalization. At this meeting, Compass offered an exchange ratio of 3.25 shares of Class A Nonvoting Common Stock for each share of Class B Voting Common Stock.

         Early in the week of February 9, 2004, Ms. Kraus, Mr. Yavis and Paul Kuhn, the company's president, chairman and chief executive officer, discussed the proposed recapitalization, during which Mr.

Yavis indicated that the Kaman family would be prepared to proceed with an exchange ratio of 2.5 shares of Class A Nonvoting Common Stock for each share of Class B Voting Common Stock.

         On February 16, 2004, the special committee held a meeting. The special committee determined not to accept the revised exchange ratio of 2.5 and to refrain from providing a counteroffer for the time being.

         On February 19, 2004, Evercore, Houlihan Lokey, Skadden, and Compass met to review and discuss their current positions and underlying rationale. At this meeting, Evercore outlined its rationale for why the special committee would not accept 2.5 as the exchange ratio. Compass expressed frustration that the special committee and the Kaman family were not directly negotiating the exchange ratio with one another.

         On February 25, 2004, C. William Kaman II, a director of the company and a member of the Kaman family, wrote to Ms. Kraus asking for a response, including any counter proposals, to its 2.5 exchange ratio offer within nine days. Mr. Kaman's letter prompted a meeting of the special committee on March 4, 2004, at which the special committee instructed Ms. Kraus to reiterate the special committee's position that it could not support the current 2.5 exchange ratio offer.

         On March 19, 2004, during a meeting between Evercore, Skadden, Compass, Mr. Yavis, and counsel for the Kaman family, such counsel advised that the Kaman family would be prepared to consider an exchange ratio of 1.95, subject to agreement being reached on all other issues.

         On March 30, 2004, Evercore recommended that discussions with the Kaman family be held only after the company's preliminary first quarter results were publicly released in late April.

         On April 20, 2004, the company's first quarter results were released and the special committee met and discussed the logistics of its counteroffer to the Kaman family. Among the topics discussed at the meeting was the Kaman family's request of certain contractual commitments from the company, including an agreement to register the shares issued to Kaman family members and their affiliates, indemnify the Kaman family from the defense costs of any recapitalization-related litigation and permit the Kaman family to accept a better offer if one became available to them. The special committee, after some discussion with its financial and legal advisors, resolved to pursue discussions with the Kaman family regarding share registration while declining to discuss the indemnification and "alternative transaction" provisions. In addition, the special committee discussed a potential increase in the company's annual dividend, which they agreed should not be conditioned upon completion of the proposed recapitalization.

         On April 28, 2004, the special committee met to gauge reaction to the company's first quarter earnings release, to discuss with Evercore a counteroffer to the Kaman family's 1.95 share exchange ratio, and to discuss negotiation strategy. Evercore recommended that the special committee make a counteroffer of an exchange ratio of 1.65. The special committee decided that Evercore and Compass should discuss directly the different positions concerning a proposed exchange ratio.

         On April 30, 2004, Skadden sent a revised recapitalization agreement to counsel for the Kaman family that did not include the Kaman family's request for the "alternative transaction" and indemnification for defense costs provisions.

         In early May, 2004, the company and the Kaman family, through their advisors, held discussions regarding the revised recapitalization agreement.

         On May 27, 2004, C. William Kaman II spoke with Ms. Kraus to discuss the status of the negotiation of the recapitalization agreement. He told her that he was uncomfortable with the special committee's position that there be no indemnification for defense costs given that any proposed recapitalization that the board of directors ultimately approved would benefit all shareholders, not just the Kaman family. Ms. Kraus asked Skadden to consider possible limitations to an indemnification for defense costs provision that the special committee might accept.

         On June 7, 2004, the special committee met to discuss the submission of the draft recapitalization agreement to the Kaman family and the benefits and risks associated with the Kaman family's request for indemnification. The special committee concluded that it would be appropriate to include a reimbursement provision in its latest offer requiring both parties to share in the responsibility for defense costs and provide a cap of $250,000 on the company's liability for covering the Kaman family's aggregate defense costs.

         On June 16, 2004, Skadden sent the Kaman family's counsel notice that the special committee remained unprepared to support an indemnification agreement but was willing to support the inclusion of a "reimbursement provision" in the recapitalization agreement up to a certain amount.

         On June 25, 2004, the Kaman family's counsel informed the special committee that the proposed reimbursement provision was inadequate and terminated negotiations, citing continual, substantial differences in the positions of the Kaman family and the special committee.

         On June 30, 2004, the special committee met to discuss the Kaman family's termination of negotiations and the benefits and detriments of an indemnification provision as well as a termination right that would permit the Kaman family to terminate the recapitalization agreement in the event that another offer meeting certain timing, financial and other terms was received.

         On July 7, 2004, after the Kaman family's counsel reiterated that the negotiations should cease, Ms. Kraus announced to the special committee that the proposed recapitalization appeared no longer to be viable.

         On July 20, 2004, the special committee met to discuss possible revisions to the recapitalization agreement intended to address the perceived objections of the Kaman family. After extensive discussion, the special committee achieved consensus that the proposed terms were acceptable.

         On July 21, 2004, Ms. Kraus sent a letter to C. William Kaman II asking the Kaman family to reconsider another recapitalization proposal that would provide for (i) a share exchange ratio of 1.95 shares of Class A Nonvoting Common Stock per share of Class B Voting Common Stock, (ii) the right of the Kaman family members and Mr. Yavis to withdraw their support for and terminate the recapitalization agreement at any time prior to the mailing of the proxy statement/prospectus to the company's shareholders in the event that a competing offer to purchase Class B Voting Common Stock was received and was at least the greater of $50 per share or the then-current value of three shares of Class A Nonvoting Common Stock, and (iii) indemnification by the company of up to the first $1 million in any shareholder litigation defense costs incurred by the Kaman family or Mr. Yavis. Ms. Kraus suggested that, unless the Kaman family were to provide some prompt and favorable feedback regarding the special committee's new offer, the special committee would shortly thereafter terminate its advisors' roles and disband itself.

         On September 2, 2004, Ms. Kraus spoke with Mr. Yavis regarding the special committee's latest offer for the proposed recapitalization. During this conversation, Mr. Yavis stated that the Kaman family was interested in restarting negotiations. Mr. Yavis also informed Ms. Kraus that over the summer the Kaman family had held discussions with potential purchasers of the Kaman family's shares of Class B Voting Common Stock. In addition, Mr. Yavis outlined his main concerns with the revised offer: (i) the 1.95 exchange ratio was too low; (ii) an all-cash payout might be preferable; (iii) the recapitalization agreement should grant full indemnification with no exposure to the Kaman family; and (iv) three times the value of one share of Class A Nonvoting Common Stock at the time of executing a recapitalization agreement should be the sole trigger of the Kaman family's termination right, which should be exercisable up until the shareholders' meeting.

         On September 10, 2004, the special committee held a meeting to determine its response to the Kaman family's requested changes. At this meeting, the special committee resolved to stick closely to the terms of its latest offer. The special committee opted to retain the proposed exchange ratio at 1.95 and noted that the Kaman family had suggested it as an appropriate rate in the first place. Moreover, the special committee refused to extend the duration of the Kaman family's termination right beyond the point when the proxy statement/prospectus was mailed to shareholders. However, the special committee decided to revise its indemnification proposal to allow for an uncapped reimbursement for the Kaman family's defense costs, but that such indemnification would terminate, and all previously-reimbursed expenses would need to be repaid to the company, in the event that the Kaman family were to accept a competing proposal or breach the recapitalization agreement. In addition, the special committee agreed to drop the $50 per share minimum prong to the Kaman family's right to terminate their support of the recapitalization.

         On September 14, 2004, Ms. Kraus communicated to Mr. Yavis the special committee's latest position. Mr. Yavis responded that the Kaman family preferred an all-cash transaction, preferably including their shares of Class A Nonvoting Common Stock, and a definite time period during which the Kaman family could terminate the recapitalization agreement. Mr. Yavis also noted that the Kaman family had neither accepted nor rejected the special committee's proposed 1.95 exchange ratio.

         On September 21, 2004, the special committee met and discussed the viability of an all-cash transaction and extending any recapitalization proposal to the Kaman family's shares of Class A Nonvoting Common Stock. In particular, the special committee discussed the amount of funds required for an all-cash transaction and the advisability at the time of pursuing an all-cash share repurchase. After discussion, a consensus was reached that the recapitalization agreement should not provide for a purchase of the Kaman family's shares of Class A Nonvoting Common Stock and that a transaction involving one share of "new" stock for each share of Class B Voting Common Stock plus the choice of either cash or stock for the remaining ."95" element of the proposed exchange ratio was acceptable, whereas an all-cash proposal was not. Furthermore, the special committee agreed that the Kaman family could be granted a period of five weeks after the announcement of the recapitalization transaction (or until the mailing of the proxy statement/prospectus, if later) during which they could terminate the recapitalization agreement to accept a qualifying alternative transaction.

         On September 30, 2004, Ms. Kraus wrote a letter to Mr. Yavis setting forth such proposal. Mr. Yavis then contacted Ms. Kraus and indicated that the Kaman family still wished to pursue an all-cash transaction for their Class B Voting Common Stock as well as for possibly for their Class A Nonvoting Common Stock. Mr. Yavis also noted again that the Kaman family was still considering the 1.95 exchange offer but hadn't accepted it.

         On October 12, 2004, the special committee met and discussed Mr. Yavis' latest thoughts regarding the terms of the recapitalization agreement. The special committee unanimously supported the position that the company should not pursue an all-cash share repurchase of Class B Voting Common Stock or Class A Nonvoting Common Stock of the Kaman family. The special committee instructed Ms. Kraus to contact Mr. Yavis to convey the importance of expediting closure as to the recapitalization agreement's final terms, given the prolonged nature of the negotiations between the special committee and the Kaman family and given the compromises made to date by the special committee.

         On November 9, 2004, the special committee held a meeting to discuss the status of the negotiations and the proposed certificate of incorporation and bylaw amendments under consideration.

         On November 11, 2004, Mr. Yavis sent Ms. Kraus a markup of the recapitalization agreement and on November 30, 2004, Ms. Kraus, Candace A. Clark, the company's chief legal officer, Evercore, Skadden, Mr. Yavis, and counsel to the Kaman family met to discuss the outstanding high-level issues regarding the recapitalization agreement. The parties reached agreement on many of the outstanding issues, particularly with regard to the shareholder voting process, the board of directors' modification process for the proposed certificate of incorporation and bylaw amendments and the requirements that a proposed alternative transaction must meet in order to be deemed a "qualifying alternative transaction" for the purposes of triggering the Kaman family's termination right.

         On November 16, 2004, the special committee held a meeting to discuss the principal issues raised by the Kaman family concerning the recapitalization agreement. The special committee agreed that the proposed corporate governance measures should be voted upon by the holders of Class B Voting Common Stock alone, these being the only shares legally required to vote thereon. It was also decided that several special committee representatives would attend an upcoming meeting with Kaman family representatives to resolve the remaining open issues with respect to the recapitalization agreement.

         On December 6, 2004, Ms. Kraus, Ms. Clark, Evercore, Skadden, Mr. Yavis, and other counsel for the Kaman family had a follow-up discussion regarding remaining open issues relating to the recapitalization agreement. After this discussion, a few critical issues remained unresolved, chief among them whether the company would be granted the right for some specified period of time to "match" through an improvement to the terms of the proposed recapitalization, and thereby replace, a qualifying alternative transaction. Other details still requiring resolution included the logistics of setting the cash option price, the process by which the company would reimburse the Kaman family's expenses in the event that the company were to terminate the recapitalization agreement, and the limitations upon the rights to indemnification for defense costs.

         On December 9, 2004, the special committee confirmed its earlier positions that the corporation should retain the ability to replace an alternate transaction brought forward by the Kaman family, and that the recapitalization agreement should represent the sole remedy for indemnification for an individual who might also have statutory or common law indemnification rights or be covered by the company's liability insurance. In addition, the special committee resolved that the company should not provide reimbursement of the Kaman family's "lost opportunity" costs should the company's board of directors elect to terminate the recapitalization agreement.

         On January 18, 2005, Ms. Kraus sent Mr. Yavis a memo offering the special committee's comments and in some cases proposed solutions to the few remaining points of contention in the recapitalization agreement negotiations. The special committee refused to agree that the company should pay a break-up fee in the event that the company were to decide to match and replace a qualifying alternative transaction. In addition, the special committee disapproved of the Kaman family's proposal that the non-Kaman family voting trustees either resign or agree to vote in favor of any Kaman family-supported qualifying alternative transaction, and suggested instead that the non-Kaman family voting trustees would remain in place but would in effect abstain from matters relating to the recapitalization or a qualifying alternative transaction. Also, the special committee proposed that in the event the company were to terminate the recapitalization agreement through its "fiduciary out", any expense reimbursement obligation of the company to the Kaman family must be limited to their actual out-of-pocket expenses, be subject to an agreed-upon cap and be subject to possible repayment to the company for a specified time period following the termination if the Kaman family were to sell shares of Class B Voting Common Stock at a premium to then market prices for Class A Nonvoting Common Stock. The special committee also made suggestions as to how to address the interplay between the Kaman family's indemnification rights under the recapitalization agreement, which would be terminated were the Kaman family to complete a qualifying alternative transaction, and C. William Kaman II's indemnification rights as a director.

         Throughout the following month, representatives of the special committee and the Kaman family continued discussions and developed resolutions to these and several other remaining issues.

         On February 22, 2005, the special committee held a status update meeting. It was reported that the special committee had achieved significant progress in negotiating basic terms of the potential recapitalization transaction, although issues still remained as to certain issues relating to the arbitration provision and to the Kaman family's proposed right to expense reimbursement in the event of a termination of the recapitalization agreement.

         Following this special committee meeting, representatives of the special committee and the Kaman family held frequent discussions regarding the proposed recapitalization agreement.

         On March 17, 2005, a revised draft of the recapitalization agreement was circulated among the special committee's and the Kaman family's representatives. The agreement was updated to take into account the parties' conclusions regarding the language of specific provisions as well as those members of the Kaman family judged to be necessary parties by the special committee.

         On April 19, 2005, the special committee met to discuss the latest open issues in the negotiation of the recapitalization agreement and determine its negotiating positions on these issues, as it appeared to the special committee that negotiations with the Kaman family were nearing completion.

         On April 22, 2005, representatives of the special committee and the Kaman family resolved in principle various issues that had been under discussion for some time, including an arbitration procedure to resolve possible disagreements between the parties concerning whether an alternative transaction was

"qualifying" for purposes of the Kaman family's termination right and that the Kaman family would be eligible for expense reimbursement in the event that the board of directors were to exercise its "fiduciary out", subject to certain caps and an obligation to repay previously reimbursed amounts if in the near term the Kaman family were to sell any of their shares of Class B Voting Common Stock at prices exceeding the then current market prices for Class A Nonvoting Common Stock.

         On May 18, 2005, the special committee retained Shipman & Goodwin LLP ("Shipman") to serve as additional Connecticut counsel during the finalization of the recapitalization agreement and the related shareholder vote.

         In late May 2005, an amendment to the voting trust agreement was drafted, whereby the Kaman family voting trustees would be able to direct the voting of the shares of Class B Voting Common Stock held in the voting trust in the event of any shareholder vote on the proposed recapitalization as well as on any substitute recapitalization proposal or qualifying alternative transaction.

         On May 31, 2005, the special committee met to discuss the meetings of the special committee and the company's board of directors scheduled for the following week to review and consider the proposed recapitalization agreement, certificate of incorporation and bylaw amendments and voting trust agreement amendment. In addition, the special committee approved in principle several items under the proposed recapitalization that had not previously been resolved.

         On June 2, 2005, Mr. Yavis informed Skadden that both he and C. William Kaman II had been contacted by a potential buyer for the Kaman family's Class B Voting Common Stock. Mr. Yavis asked if the special committee would consider raising the exchange offer ratio to approximately 2.5 shares of Class A Nonvoting Common Stock for each share of Class B Voting Common Stock, if, in return, the Kaman family would forego any termination right in the event of a third party offer.

         On June 3, 2005, the special committee rejected this proposal after consultation with Skadden and Evercore.

         On June 6, 2005, this proposal was raised again by C. William Kaman II in a conversation with Ms. Kraus and was rejected again.

         On June 7, 2005, the special committee reviewed in detail the terms of the recapitalization proposal, the proposed recapitalization agreement, the proposed certificate of incorporation and bylaw amendments, the proposed voting trust agreement and the proposed indemnification agreements to be provided to the non-Kaman family power of attorney holders and voting trustees under arrangements established by Charles Kaman. The recapitalization agreement provided that each share of Class B Voting Common Stock would be reclassified into 1.95 shares of Common Stock, or at the election of the holder of Class B Voting Common Stock, one share of Common Stock and an amount in cash equal to $14.76. The special committee also reviewed with Skadden and Shipman various legal considerations, including the duties of the members of the special committee under Connecticut law. Having also received separate presentations from Evercore and Houlihan Lokey, including fairness opinions with respect to the 1.95 exchange ratio recapitalization proposal, the special committee recommended that the board approve and adopt the 1.95 exchange ratio recapitalization proposal and the recapitalization agreement, the proposed certificate of incorporation and bylaw amendments, the proposed amendment of the voting trust agreement and the proposed indemnification agreements.

         On June 7, 2005, the board of directors held a meeting at which it reviewed the special committee's recommendations, received separate presentations from Evercore and Houlihan Lokey and reviewed with Skadden and Shipman the terms of the proposed agreements and the relevant legal considerations. At that meeting, the board of directors approved and adopted (with C. William Kaman II abstaining) the 1.95 exchange ratio recapitalization proposal, the recapitalization agreement, the proposed certificate of incorporation and bylaw amendments and the proposed indemnification agreements, consented to the amendment of the voting trust agreement, and adopted various other implementing resolutions. The board of directors also approved an increase in the company's annual dividend to $0.50 per share from $0.44 per share and an initial quarterly dividend reflecting the higher rate, subject to the board of directors' periodic review of its dividend policy.

         On June 24, 2005, the company announced that it had received a letter from Kaman family representatives on June 23, 2005, indicating that the family was in discussions concerning a possible "qualifying alternative transaction" and that the family had reached a stage that they reasonably believed would likely result in a "qualifying alternative transaction," as defined in the recapitalization agreement.

         On June 28, 2005, the company received a letter from Kaman family representatives indicating that the Kaman family intended to terminate the recapitalization agreement in order to complete what they represented as a "qualifying alternative transaction" contemplating a purchase of all of the 667,814 outstanding shares of the Company's Class B Voting Common Stock for $55.00 per share in cash.

         As permitted under the recapitalization agreement, on July 6, 2005 the company submitted questions to arbitration as to whether or not the proposed alternative transaction constituted a "qualifying alternative transaction" under the recapitalization agreement and whether specified conditions to the Kaman family's ability to terminate the recapitalization agreement had been met. On July 22, 2005, the arbiter confirmed that the alternative transaction was a "qualifying alternative transaction" and that the conditions to the Kaman family's ability to terminate the recapitalization agreement had been met.

         Under the recapitalization agreement, the company had a period of five business days following the receipt of the arbiter's determination within which to approve a "substitute recapitalization proposal" with a minimum value per Class B Voting Common Stock of at least the value per share of the "qualifying alternative transaction" plus $.65, with both all stock and part stock/part cash alternatives and subject to customary closing conditions, including the vote of more shares of Class A Nonvoting Common Stock in favor than against the recapitalization and the vote of more shares of Class B Voting Common Stock in favor than against the recapitalization, each such class voting separately.

         On July 28, 2005, the special committee reviewed in detail the terms of the "substitute recapitalization proposal", which is referred to in this proxy statement/prospectus as the recapitalization proposal or recapitalization. They also reviewed with Skadden and Shipman various legal considerations, including the minimum number of shares of Class B Voting Common Stock for which the part stock/part cash election would have to be made in order to avoid application of the higher voting requirement of Section 33-841 of the Connecticut Business Corporation Act. Having also received separate presentations from Evercore and Houlihan Lokey, including the fairness opinions described elsewhere in this proxy statement/prospectus, the special committee recommended that the board approve and adopt the proposed recapitalization.

         On July 28, 2005, the board of directors held a meeting at which it reviewed the special committee's recommendations, received separate presentations from Evercore and Houlihan Lokey and reviewed with Skadden and Shipman the terms of the "substitute recapitalization proposal" and the relevant legal considerations. At that meeting, the board of directors approved and adopted (with C. William Kaman II abstaining) the proposed recapitalization with the equivalent value of $55.65 per share that increases the number of voting common shares into which each share of Class B Voting Common Stock would be reclassified. For this purpose and as contemplated by the recapitalization agreement, one share of the voting stock was valued at $15.54, which was the average closing price for the Class A Nonvoting Common Stock over the ten trading day period prior to the recapitalization agreement being signed. Accordingly, the substitute recapitalization proposal, which is the recapitalization proposal that the company's shareholders are being asked to approve, has an exchange ratio of 3.58 voting common shares for each share of Class B Voting Common Stock and a part stock/part cash alternative under which holders would have the right to elect instead to receive for each of their shares of Class B Voting Common Stock 1.84 voting common shares and $27.10 in cash.

         In the recapitalization agreement, the Kaman family has agreed to elect to take the part cash/part stock alternative to the extent requested to do so by the company, following the advice of its counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act to the recapitalization proposal. The company has so requested that the Kaman family make this election as to not less than 516,735 shares of their Class B Voting Common Stock. The Kaman family has advised the company that the Kaman family believes that an election as to a smaller number of shares would be sufficient to avoid application of the higher vote requirement and the company expects that there will be further discussions between the company and the Kaman family's representatives concerning the minimum amount of the Kaman family election.

         In the event that the holders of the Class A Nonvoting Common Stock fail to approve the recapitalization or the recapitalization is otherwise not completed other than by reason of a breach of the recapitalization agreement by the Kaman family, the Kaman family would be free to sell its Class B Voting Common Stock to one or more third parties. In that regard, the company understands that the Kaman family is a party to an agreement with Mason Capital Management under which the Kaman family can cause an affiliate of Mason to purchase such shares for $55.00 per share in cash and, upon the closing of the purchase from the Kaman family, offer to purchase all remaining shares of Class B Voting Common Stock at $55.00 per share in cash.

Reasons for the Recapitalization

         This discussion of the information and factors that the special committee and board of directors considered in making their decisions is not intended to be exhaustive but includes all material factors considered by the special committee and board of directors, as applicable. In view of the wide variety of factors considered in connection with the evaluation of the recapitalization and the complexity of these matters, the special committee and board of directors did not find it useful to, and did not attempt to, quantify, rank, or otherwise assign relative weights to these factors. In addition, the individual members of the special committee and board of directors may have assigned different weight to different factors.

Special Committee

         In reaching its decision to recommend that the board of directors approve and adopt the recapitalization proposal and other certificate of incorporation amendment proposal, the special committee consulted with the company's management and with its legal and financial advisors and carefully considered the following material factors:

         o Alignment of Economic Interests and Voting Rights. Currently, holders of Class B Voting Common Stock, represent approximately 3% of the economic interest in the company, control 100% of the company's voting power in the election of directors and certain other matters for which shareholder approval is required, while holders of Class A Nonvoting Common Stock, represent approximately 97% of the economic interest in the company but have no voting power in the election of directors and those other matters. The recapitalization will align shareholders' voting rights with their economic interests in the company by establishing a simplified one share/one vote capital structure.

         o Reduce the Kaman Family's Voting Influence. Members of the Kaman family currently hold approximately 82.6% of the voting power of the company and can effectively control the outcome of any matter submitted to a vote of the company's shareholders. The recapitalization will reduce the combined voting power of members of the Kaman family to approximately 7.5%, assuming that the part stock/part cash election is made with respect to only those shares of Class B Voting Common Stock for which the Kaman family has been requested to make such election. As a result of their reduced voting interest, the Kaman family will no longer effectively control the outcome of matters submitted to a vote of the company's shareholders.

         o Elimination of Control Block. Following the recapitalization, members of the Kaman family will not have the ability to sell effective voting control of the company in an isolated transaction in which other shareholders do not participate. In addition, the elimination of dual class, voting and non-voting common stock will limit the possibility that a person could acquire voting control of the company without purchasing a majority of the company's shares.

         o Possible Sale of Control Block if Recapitalization is not Completed. In the event that the holders of the Class A Nonvoting Common Stock fail to approve the recapitalization or the recapitalization is otherwise not completed other than by reason of a breach of the recapitalization agreement by the Kaman family, the Kaman family would be free to sell its Class B Voting Common Stock to one or more third parties. In that regard, the company understands that the Kaman family is a party to an agreement with Mason Capital Management under which the Kaman family can cause an affiliate of Mason to purchase such shares for $55.00 per share in cash and, upon the closing of the purchase from the Kaman family, offer to purchase all remaining shares of Class B Voting Common Stock at $55.00 per share in cash.

         o Enhance the Company's Strategic Flexibility. The simplified capital structure will likely improve the company's ability to structure equity financings and acquisitions by permitting it to offer listed, voting common stock.

         o Improved Liquidity, Trading Efficiencies and Expanded Investor Base. The recapitalization will simplify and streamline the company's capital structure by replacing the dual class, voting and nonvoting common stock with a single class of voting Common Stock. The company believes that the recapitalization could result in improved liquidity, trading efficiencies and an expanded investor base for the company.

         o Evercore Fairness Opinion. Evercore provided an oral opinion, subsequently confirmed in writing, to the effect that, as of July 28, 2005, based upon and subject to the factors and assumptions set forth therein, the recapitalization is fair, from a financial point of view, to the holders of Class A Nonvoting Common Stock (solely with respect to such Class A Nonvoting Common Stock).

         o Houlihan Lokey Fairness Opinion. Houlihan Lokey provided an oral opinion, subsequently confirmed in writing, to the effect that, as of July 28, 2005, based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Class B Voting Common Stock in the recapitalization is fair, from a financial point of view, to the holders of Class B Voting Common Stock (solely with respect to such Class B Voting Common Stock).

         o Dilution to the Class A Nonvoting Common Stock. The special committee recognized that, pursuant to the recapitalization proposal, the recapitalization will be somewhat dilutive to holders of Class A Nonvoting Common Stock on an earnings per share and discounted cash flow basis.

         o Impact of Other Certificate of Incorporation Amendment Proposal. The implementation of the other certificate of incorporation amendment proposal will have certain effects that the special committee considered desirable for the shareholders, including:

                       - promoting the continuity and stability of the board of directors so as to ensure that the benefits of the years of experience of its members are available to the company; and

                       - making it more difficult for an opportunistic acquiror to gain control of the company without negotiating with the board of directors.

         At the same time, the implementation of the other certificate of incorporation amendment proposal may have effects that some shareholders may consider to be adverse, such as delaying or impeding a change in control of the company or the approval of other shareholder proposals, even if the holders of a majority of the Common Stock believe such action would be in their best interests.

Board of Directors

         In reaching its decision to recommend that the holders of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock approve the recapitalization proposal and other certificate of incorporation amendment proposal, the board of directors consulted with the company's management as well as its legal and financial advisors and carefully considered the following material factors.

         o        the conclusions and recommendation of the special committee;
                  and

         o the factors referred to above as having been taken into account by the special committee.

Recommendation of the Special Committee and Board of Directors

Special Committee

         On June 7, 2005, the special committee recommended the original recapitalization proposal and other certificate of incorporation amendment proposal to the board of directors.

         On July 28, 2005, the special committee recommended the "substitute recapitalization proposal," which is referred to herein as the recapitalization proposal or recapitalization.

Board of Directors

         On June 7, 2005, upon the recommendation of the special committee, the board of directors (with C. William Kaman II abstaining):

         o        adopted and approved the recapitalization agreement and the
                  1.95 exchange ratio and other certificate of incorporation amendment proposal and, if approved by the company's shareholders, the filing of the amended and restated certificate of incorporation;

         o directed that the recapitalization proposal be submitted to a vote of the holders of Class A Nonvoting Common Stock and Class B Voting Common Stock at a special meeting of the company's shareholders and recommended that the holders of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock vote to approve the recapitalization proposal;

         o directed that the other certificate of incorporation amendment proposal be submitted to a vote of the holders of Class B Voting Common Stock at a special meeting of the company's shareholders and recommended that the holders of shares of Class B Voting Common Stock vote to approve the other certificate of incorporation amendment proposal;

         o approved an amendment to the Voting Trust Agreement, dated August 14, 2000; and

         o approved indemnification agreements for the benefit of those officers and directors, including a former director, who serve at the request of the company as voting trustees under the Voting Trust Agreement, dated August 14, 2000 and/or attorneys-in-fact under the Durable Power of Attorney, dated May 7, 1996, given by Charles H. Kaman.

         On July 28, 2005, upon the recommendation of the special committee, the board of directors, with C. William Kaman II abstaining, approved the "substitute recapitalization proposal", which is referred to herein as the recapitalization proposal or recapitalization.

Evercore Opinion

         On July 28, 2005, Evercore delivered its oral opinion to the special committee, which opinion was subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the proposed recapitalization was fair, from a financial point of view, to the holders of Class A Nonvoting Common Stock (solely with respect to such Class A Nonvoting Common Stock).

         The full text of the written opinion of Evercore, dated July 28, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex D to this proxy statement/prospectus. The advisory services and opinion of Evercore were provided for the information and assistance of the special committee in connection with its consideration of the transactions contemplated by the recapitalization agreement and do not constitute a recommendation to any company shareholder as to how such holder should respond to the proposed recapitalization. Evercore expressed no view as to the price at which the company's common stock may trade following completion of the transactions contemplated by the recapitalization agreement. You are urged you to read the opinion in its entirety.

         In connection with rendering its opinion, Evercore, among other things:

                  1. discussed the past and current operations and financial condition and the prospects of the company with the management of the company;

                  2. analyzed certain publicly available financial statements and other information relating to the company;

                  3. analyzed certain internal financial statements and other financial and operating data concerning the company prepared by and furnished to Evercore by the management of the company;

                  4. analyzed certain financial projections concerning the company prepared by and furnished to Evercore by the management of the company;

                  5. reviewed the financial terms, to the extent available, of certain comparable transactions;

                  6. reviewed the reported prices and trading activity of Class A Nonvoting Common Stock;

                  7. compared the financial performance of the company and the prices and trading activity of Class A Nonvoting Common Stock with that of certain other publicly-traded companies and their securities;

                  8.   reviewed the recapitalization agreement; and

                  9. performed such other analyses and examinations and considered such other factors as Evercore in its sole judgment deemed appropriate.

         For purposes of its analysis and opinion, Evercore did not assume any responsibility for independently verifying the accuracy and completeness of the information reviewed by Evercore or reviewed for Evercore. With respect to the financial projections of the company which were furnished to Evercore, Evercore assumed that such financial projections had been reasonably prepared by the company, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the company. Evercore noted that the securities purchase agreement among MK Investments LLC, Mason Capital Management LLC and the Kaman family, dated as of June 28, 2005, was determined by the arbiter in connection with the arbitration pursuant to the recapitalization agreement to be a Qualifying Alternative Transaction, as such term is defined in the recapitalization agreement. Evercore did not make, nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the company, nor was Evercore furnished with any such appraisals. Evercore's opinion was necessarily based on economic, market and other conditions as in effect on, and the information, including the recapitalization agreement and related exhibits and schedules thereto made available to Evercore as of, the date of its opinion. Evercore's opinion did not address the company's underlying business decision to effect the proposed recapitalization.

         The following is a summary of the material financial analyses used by Evercore in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to those analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 27, 2005, and is not necessarily indicative of current market conditions.

         The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

         No Election (All Stock) Case Pro Forma Class A Nonvoting Common Stock Value. Evercore calculated the pro forma value for each share of Class A Nonvoting Common Stock implied by the case, referred to herein as the no election (all stock) case, in which no holder of shares of Class B Voting Common Stock elects to make the part stock/part cash election, by: (1) multiplying the $15.48 closing market price of Class A Nonvoting Common Stock on June 6, 2005 by the combined number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock outstanding and (2) dividing such number by the pro forma total number of shares outstanding following the proposed recapitalization assuming each share of Class B Voting Common Stock is reclassified into 3.58 shares of Common Stock. This analysis yielded a no election (all stock) case pro forma Class A Nonvoting Common Stock value of $14.40. Applying the same calculation to the $18.99 closing market price of Class A Nonvoting Common Stock on July 27, 2005 yielded a no election (all stock) case pro forma Class A Nonvoting Common Stock value of $17.67.

         Part Stock/Part Cash Election Case Pro Forma Class A Nonvoting Common Stock Value. Evercore calculated the pro forma value for each share of Class A Nonvoting Common Stock implied by the case, referred to herein as the part stock/part cash election case, in which each holder of shares of Class B Voting Common Stock elects to receive, for each share of such holder's Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10, by: (1) multiplying $27.10 by the number of shares of Class B Voting Common Stock outstanding, (2) subtracting (1) from the total equity market capitalization of the company as of June 6, 2005, and (3) dividing (2) by the pro forma total number of shares of Class A Nonvoting Common Stock outstanding following the proposed recapitalization assuming each share of Class B Voting Common Stock is reclassified into 1.84 shares of Common Stock. This analysis yielded a part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $14.34. Applying the same calculation to the $18.99 closing market price of Class A Nonvoting Common Stock on July 27, 2005 yielded a part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $17.77.

         Recent Trading History. Evercore reviewed the historical closing prices of Class A Nonvoting Common Stock on July 27, 2005 and over the one year period prior to and including June 6, 2005 and calculated the average daily closing prices of Class A Nonvoting Common Stock over the ten days, one month, two months, three months, six months and one year prior to and including June 6, 2005.

         Evercore then calculated the fully-diluted value received per share of Class B Voting Common Stock implied by the no election (all stock) case by multiplying the pro forma Class A Nonvoting Common Stock value of $14.40 by
3.58. This analysis yielded a fully-diluted value received per share of Class B Voting Common Stock of $51.54.

         Evercore then calculated the fully-diluted value received per share of Class B Voting Common Stock implied by the part stock/part cash election case by: (1) multiplying the pro forma Class A Nonvoting Common Stock value of $14.34 by 1.84, and (2) adding the result of (1) to $27.10. This analysis yielded a fully-diluted value received per share of Class B Voting Common Stock of $53.48.

         Evercore then calculated and compared the premiums that the $51.54 and $53.48 fully-diluted values received per share of Class B Voting Common Stock represented relative to the average daily closing prices of the shares of Class A Nonvoting Common Stock for the selected periods. The results of these calculations are summarized below:

                                                                Premium at Average Historical Prices
                                                         -------------------------------------------------
                                                                                   Pro Forma under
                                                                           -------------------------------
                                                                           No Election
                                                                               (All           Part Stock/
                                                                              Stock)           Part Cash
                                                          Status Quo           Case          Election Case
                                                         -------------     -------------     -------------
Fully-Diluted Value Received per share of Class B
Voting Common Stock                                         $15.48            $51.54            $53.48

                                      Share Price
Current (July 27, 2005)                    $18.99           (18.5%)           171.4%            181.6%
Unaffected (June 6, 2005)                   15.48             0.0%            232.9%            245.5%
Ten Day Average (a)                         15.54            (0.4%)           231.7%            244.2%
One Month Average (b)                       15.17             2.1%            239.8%            252.7%
Two Month Average (c)                       14.06            10.1%            266.5%            280.3%
Three Month Average (d)                     13.50            14.7%            281.8%            296.2%
Six Month Average (e)                       12.69            22.0%            306.0%            321.3%
One Year High (f)                           15.82            (2.1%)           225.8%            238.1%
One Year Low (g)                            10.71            44.5%            381.2%            399.4%
One Year Average (h)                        12.32            25.7%            318.5%            334.3%

(a) Ten Day Average incorporates trading days from May 23, 2005 through June 6, 2005.
(b) One Month Average incorporates trading days from May 9, 2005 through June 6, 2005.
(c) Two Month Average incorporates trading days from April 7, 2005 through June 6, 2005.
(d) Three Month Average incorporates trading days from March 7, 2005 through June 6, 2005.
(e) Six Month Average incorporates trading days from December 7, 2004 through June 6, 2005.
(f)      One Year High on June 1, 2005.
(g)      One Year Low on November 2, 2004.
(h) One Year Average incorporates trading days from June 4, 2004 through June 6, 2005.

         Evercore also analyzed the historical trading range for the shares of Class A Nonvoting Common Stock over the last year by reviewing the volume of shares of Class A Nonvoting Common Stock traded within specified share price ranges, allocating the total number of shares traded per day according to the average of high and low prices on the respective day. Evercore then compared these ranges to the $51.54 and $53.48 fully-diluted values received per share of Class B Voting Common Stock under the no election (all stock) case and the part stock/part cash election case, respectively. The results of these calculations are as follows:

Average Daily
Class A
Nonvoting                             Percent of Shares
Common Stock Price                    Traded within Range
------------------                    -------------------

$11.00-$12.00                         49%
$12.00-$13.00                         33%
$13.00-$14.00                         10%
$14.00-$15.00                         2%
$15.00-$16.00                         5%

         Premiums Paid in Selected Dual-Class Recapitalizations. Evercore identified and analyzed a group of 13 transactions announced between 1993 and 2005 in which public companies having two or more classes of common stock with different voting rights created one class of stock with the same voting rights for all stockholders, and in so doing, effected a change-in-control of the respective company. The certificates of incorporation or similar constituent documents of the companies involved in each of the thirteen transactions examined did not prohibit a premium being paid to the high vote shares. Evercore noted that each of the thirteen transactions has unique circumstances that complicate a direct comparison to other recapitalizations or to the transactions contemplated by the recapitalization agreement.

         Evercore examined transactions involving the following companies:

                  o    Robert Mondavi Corp.
                  o    Methode Electronics
                  o    Commonwealth Telephone
                  o    Reader's Digest Association
                  o SAP AG (SAP Corporation Systems, Applications and Products in Data Processing)
                  o    Continental Airlines, Inc.
                  o    Dairy Mart Convenience Stores
                  o    Remington Oil and Gas Corporation
                  o    Forcenergy AB
                  o    Laidlaw Inc.
                  o    Vermont Pure Holdings
                  o    Fischer & Porter Company
                  o    Forest Oil

         Evercore examined the exchange ratio of high vote stock to low or no vote stock in the 13 dual-class stock transactions. The exchange ratio of high vote stock to low or no vote stock ranged from 1.00 to

2.71 in these 13 transactions with a mean of 1.33 and a median of 1.16 for the 12 transactions (excluding Fischer & Porter). Evercore compared these ratios to the exchange ratios under the no election (all stock) case and the part stock/part cash election case.

         For each of the transactions, Evercore examined the aggregate premium paid to high vote shareholders, taken as a percentage of the total equity market capitalization of the company and as a percentage of market capitalization of the low or no vote equity, based on the closing stock prices of the low or no vote equity and the high vote equity (if publicly traded) of each precedent company one day prior to the announcement of the transaction. In the thirteen transactions reviewed, premiums to high vote shareholders ranged from 0.0% to 8.5% of total equity value and from 0.0% to 11.5% of low vote or no vote equity value. Evercore then compared the mean and median premiums of 3.1% and 2.9%, respectively, of total equity value, and 3.9% and 3.5%, respectively, of low vote or no vote equity value for the 12 transactions (excluding Fischer & Porter) to the premium received by holders of Class B Voting Common Stock in the proposed recapitalization, determined as follows:

         Evercore determined the aggregate premium paid to holders of Class B Voting Common Stock implied by the no election (all stock) case by: (1) dividing the number of shares of Class B Voting Common Stock by the total combined number of shares of Class B Voting Common Stock and Class A Nonvoting Common Stock outstanding, (2) dividing the number of shares of Common Stock to be received by holders of Class B Voting Common Stock under the no election (all stock) case by the pro forma total number of shares of Common Stock outstanding following the proposed recapitalization, (3) subtracting (1) from
(2), and (4) multiplying (3) by the total equity market capitalization of the company as of June 6, 2005. This analysis yielded a premium of $24.1 million to be received by holders of Class B Voting Common Stock. The $24.1 million premium represented 6.8% of the total equity market capitalization of the company and 7.0% of the market capitalization of Class A Nonvoting Common Stock.

         Evercore calculated the aggregate premium paid to holders of Class B Voting Common Stock implied by the part stock/part cash election case by: (1) multiplying $27.10 by the number of shares of Class B Voting Common Stock outstanding, (2) subtracting (1) from the company's total equity market capitalization as of June 6, 2005, (3) dividing the number of shares of Class B Voting Common Stock outstanding by the pro forma total number of shares of Common Stock outstanding following the proposed recapitalization, (4) multiplying (2) by (3), (5) adding (4) to (1), and (6) subtracting Class B Voting Common Stock market capitalization based upon the total number of shares of Class B Voting Common Stock outstanding and the closing market price of shares of Class A Nonvoting Common Stock as of June 6, 2005 from (5). This analysis yielded a premium of $25.4 million received by holders of Class B Voting Common Stock. The $25.4 million premium represented 7.2% of the total equity market capitalization of the company and 7.4% of the market capitalization of Class A Nonvoting Common Stock.

         For each of the precedent transactions, Evercore additionally examined the fully-diluted premium paid to high vote shareholders as compared to the closing stock price of the low or no vote shares of each precedent company one day prior to announcement of the transaction. The fully-diluted premiums ranged from 0.0% to 152.5% in the 13 transactions. Evercore compared the mean of 27.5% and median of 11.5% for the 12 transactions (excluding Fischer & Porter) to the fully-diluted premium of 232.9% and 245.5% received by the holders of Class B Voting Common Stock under the no election (all stock) case and the part stock/part cash election case, respectively, relative to the closing price of shares of Class A Nonvoting Common Stock on June 6, 2005.

         Evercore additionally analyzed the use of cash in the context of each of the precedent transactions. Cash was used in three of the 13 transactions and constituted 55% to 100% of the premium paid to high vote shareholders. Evercore noted that no cash would be paid to holders of Class B Voting Common Stock shareholders under the no election (all stock) case. Under the part stock/part cash election case, however, cash would represent 48.7% of the total value attributed to Class B Voting Common Stock in the proposed recapitalization.

         Evercore additionally examined the change in voting rights of the significant high vote shareholders in the context of each precedent transaction. Prior to each transaction, holders of high vote equity represented 23.6% (combined with control of 75% of the board of directors) to 100.0% voting control of the respective company. Following each transaction, pro forma voting control attributed to high vote shareholders ranged from 0.0% to 41.9%. In the proposed recapitalization, Evercore noted that the 100.0% voting control of the Class B Voting Common Stock would decrease to 9.7% under the no election (all stock) case and would decrease to 5.2% under the part stock/part cash election case.

         Relative Trading Levels of Dual-Class Companies. Evercore identified and analyzed a group of 49 public companies that had two or more classes of publicly-traded common stock with different voting rights. Evercore calculated the premium or discount implied by the trading levels of these companies' high vote shares relative to their corresponding low or no vote shares as of July 27, 2005. Trading levels of these companies' two classes of stock had a median premium of 0.1% attributable to the high vote shares implied by the closing price of the high vote shares relative to that of the corresponding low or no vote shares. Of these 49 companies, 16 companies had high vote stock with one vote per share and low vote stock with no votes per share. Among this group of 16 companies, trading levels had a median premium of 0.5% attributable to high vote shares implied by the closing price of the high vote shares relative to that of the corresponding low vote shares.

         Premiums Paid in Acquisitions of Dual-Class Companies. Evercore identified and analyzed a group of 22 acquisition transactions that were announced between 1995 and 2005 involving public companies that, at the time of the transaction, had two or more classes of common stock with different voting rights and did not, by certificates of incorporation or similar constituent documents of the company involved, prohibit an incremental premium to be paid to the high vote shares relative to the consideration received by vote or no vote shares. Evercore calculated the premium indicated by the consideration paid per share to the high vote shareholders divided by the consideration paid per share to the low or no vote shareholders. The analysis indicated that an incremental premium was paid to the holders of the high vote stock in seven of the 22 transactions. In these seven transactions, the incremental premiums ranged from 7.5% to 66.7% and the mean incremental premium for these seven transactions was 22.9%. The mean incremental premium paid of all 22 transactions (i.e., including those transactions in which no incremental premium was paid) was 7.3%.

         Evercore additionally analyzed the incremental premiums paid as a percentage of the total equity market capitalization of the acquired company. In the seven transactions in which an incremental premium was paid, these incremental premiums ranged as a percentage of total equity value from 1.3% to 6.2% with a mean of 4.1%. The mean incremental premium paid of all 22 transactions (i.e., including those transactions in which no incremental premium was paid) was 1.3%.

         Evercore additionally analyzed the incremental premiums paid as a percentage of the market capitalization of the low or no vote equity of the acquired company. In the seven transactions in which an incremental premium was paid, these incremental premiums ranged as a percentage of low or no vote equity value from 1.4% to 13.5% with a mean of 6.1%. The mean incremental premium paid of all 22 transactions (i.e., including those transactions in which no incremental premium was paid) was 1.9%.

         Peer Group Trading Analysis. Evercore calculated and compared valuation multiples of the last twelve months, or LTM, and 2005 and 2006 calendarized estimates for the company and for selected companies in the aerospace, industrial distribution and music distribution industries using closing stock prices as of July 27, 2005. Valuation multiples that were evaluated included: enterprise value as a multiple of sales; enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA; enterprise value as a multiple of earnings before interest and taxes, or EBIT; and share price as a multiple of earnings per share. Evercore then calculated these valuation multiples for the company on both June 6, 2005 and July 27, 2005 (i) prior to giving effect to the proposed recapitalization, (ii) under the no election (all stock) case, and (iii) under the part stock/part cash election case. Evercore then compared these multiples of the company to the mean and median multiples derived for the selected companies. Although none of the selected companies is directly comparable to the company, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of the company. The range of implied valuation multiples that Evercore calculated is summarized below:

                               Kaman Corporation
             -----------------------------------------------------
                     Unaffected                   Current            Aerospace (a)   Distribution (b)  Distribution (c)
             --------------------------  -------------------------  --------------   ----------------  ----------------
                               Part                       Part
                      No       Stock /           No       Stock /
                      Election Part              Election Part
                      (All     Cash              (All     Cash
             Status   Stock)   Election  Status  Stock)   Election
               Quo    Case     Case      Quo     Case     Case      Mean   Median    Mean    Median    Mean    Median
             ------   -------- --------  ------  -------- --------  -----  ------    -----   ------    -----   ------
Enterprise    0.4x     0.4x     0.4x      0.5x    0.5x     0.5x      1.3x    1.3x     1.1x     0.9x     1.2x     1.2x
Value /
LTM Sales
Enterprise    0.4      0.4      0.4       0.5     0.5      0.4       1.2     1.2      1.1      0.9       NM       NM
Value /
2005E Sales
Enterprise    0.4      0.4      0.3       0.4     0.4      0.4       1.1     1.0      1.0      0.8       NM       NM
Value /
2006E Sales
Enterprise    9.3      9.3      8.8      11.1    11.1     10.7      11.9    10.9     10.9     10.8     11.5     11.5
Value /
LTM EBITDA
Enterprise   10.7     10.7     10.2      12.9    12.9     12.4      10.2     9.7      9.5      9.5       NM       NM
Value /
2005E
EBITDA
Enterprise    8.1      8.1      7.8       9.8     9.8      9.4       8.8     8.7      8.5      8.4       NM       NM
Value /
2006E
EBITDA
Enterprise   11.6     11.6     11.1      14.0    14.0     13.5      19.0    16.8     12.7     12.6     14.6     14.6
Value /
LTM EBIT
Enterprise   14.7     14.7     14.0      17.7    17.7     17.0      14.3    12.9     11.0     11.0       NM       NM
Value /
2005E EBIT
Enterprise   10.8     10.8     10.4      13.0    13.0     12.6      12.0    11.4     9.6      10.1       NM       NM
Value /
2006E EBIT
Price /      20.1     18.7     18.6      24.7    22.9     23.1      25.8    24.4     20.4     19.8     21.2     21.2
LTM
Earnings
Price /      25.3     23.5     23.5      31.1    28.9     29.1      24.3    20.7     18.1     18.7     17.9     17.9
2005E
Earnings
Price /      16.6     15.4     15.4      20.3    18.9     19.0      16.8    16.5     15.6     16.5     15.2     15.2
2006E
Earnings


(a) Aerospace companies include: Boeing, Honeywell International, Goodrich, Hexcel, Esterline Technologies, Barnes Group, Triumph Group and Ducommun.
(b) Industrial Distribution companies include: Genuine Parts, Precision Castparts, W.W. Grainger, Hughes Supply, WESCO International, MSC Industrial Direct, Applied Industrial Technologies and Lawson Products.
(c) Music Distribution companies include: Guitar Center and Steinway Musical Instruments.

         Selected Precedent Aerospace Transactions. Evercore identified and analyzed a group of 22 acquisition transactions in the aerospace industry that were announced between 1996 and 2005:

                     Target                                                   Acquirer
------------------------------------------------      ------------------------------------------------
Air Industries Corp.                                  Precision Castparts Corp.
Dynamic Gunver Technologies                           Smiths Group PLC
TransDigm Inc.                                        Warburg Pincus and Management
Fairchild Corporation's Fastener Lane                 Alcoa Inc.
TRW Aeronautical Systems                              Goodrich Corporation
Advanced Technical Products, Inc.                     General Dynamics Corporation
Spar Aerospace Limited                                L-3 Communications Corporation
Howmet International Inc.                             Alcoa Inc.
Cordant Technologies Inc.                             Alcoa Inc.
Invensys plc (Aerospace Division)                     Smiths Industries plc
Cade Industries, Inc.                                 United Technologies Corp.
Whittaker Corp.                                       Meggitt PLC
Western Sky Industries                                McKechnie plc
Wyman-Gordon Company                                  Precision Castparts Corp.
Sundstrand Corp.                                      United Technologies Corp.
Howmet International Inc.                             Cordant Technologies Inc.
Kaynar Technologies Inc.                              Fairchild Corporation
TransDigm Inc.                                        Odyssey Investment Partners
DeCrane Aircraft Holdings, Inc.                       Donaldson, Lufkin & Jenrette, Inc.
Whitehall Corporation                                 Aviation Sales Company
Rohr Inc.                                             B.F. Goodrich Co.
Rockwell International Corp.'s Aerospace              Boeing Company
  and Defense Businesses

         Evercore calculated valuation multiples implied by these transactions including: enterprise value as a multiple of LTM sales; enterprise value as a multiple of LTM EBITDA; enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT; and offer price as a multiple of LTM earnings per share. Evercore then calculated these valuation multiples for the company as of June 6, 2005 and as of July 27, 2005 (i) prior to giving effect to the proposed recapitalization, (ii) under the no election (all stock) case, and (iii) under the part stock/part cash election case. Evercore then compared these multiples of the company to the multiples derived for the selected acquisition transactions in the aerospace industry. Although none of the selected transactions is directly comparable to the transactions contemplated by the recapitalization agreement, the transactions included were chosen because they involve the operations of companies that for purposes of this analysis may be considered similar to certain operations of the company. The range of implied valuation multiples that Evercore calculated are summarized below:

                                             Kaman Corporation
                                 ----------------------------------------------
                                        Unaffected               Current
                                 ----------------------   ---------------------
                                                   Part                        Part
                                           No     Stock/               No     Stock/
                                        Election   Part             Election   Part        Aerospace
                                          (All     Cash               (All     Cash        Industry
                                Status   Stock)  Election   Status   Stock)  Election  -----------------
                                  Quo     Case     Case      Quo      Case     Case      Mean    Median
                               -------- -------- --------  -------- -------- --------  -------- --------
Enterprise Value / LTM             0.4x     0.4x     0.4x      0.5x     0.5x     0.5x      1.8x     1.4x
Sales

Enterprise Value / LTM             9.3      9.3      8.8      11.1     11.1     10.7       9.1      9.0
EBITDA

Enterprise Value / LTM EBIT       11.6     11.6     11.1      14.0     14.0     13.5      11.6     11.1

Offer Price / LTM EPS             20.1     18.7     18.6      24.7     22.9     23.1      16.5     17.0


         Present Value of Future Stock Price Analysis. Evercore performed a present value of future stock price analysis for the company prior to giving effect to the transactions contemplated by the recapitalization agreement. These analyses were based upon projections provided by the company's management.

         Evercore calculated a range of implied per share values for Class A Nonvoting Common Stock prior to the proposed recapitalization determined by:
(1) calculating a terminal value by multiplying the EBITDA estimated for fiscal year 2006 by a range of multiples of 7.5x to 9.5x, less net debt outstanding at fiscal year end 2006, (2) calculating the implied price per share by dividing
(1) by the total number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock outstanding, and (3) calculating the present value of the implied share price by discounting (2) over a one and three quarter-year period using an assumed equity cost of capital of between 11.0% and 13.0%. This analysis yielded implied per share present values of Class A Nonvoting Common Stock ranging from $13.20 to $17.26. Evercore then compared the results of these analyses to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $14.40 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $14.34 based on the closing price of Class A Nonvoting Common Stock as of June 6, 2005. Evercore additionally compared the results of these analyses to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $17.67 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $17.77 based on the closing price of Class A Nonvoting Common Stock as of July 27, 2005.

         Evercore also calculated a range of implied per share values for Class A Nonvoting Common Stock determined by: (1) calculating the implied terminal value per share by multiplying the earnings per share estimated for fiscal year 2006 by a range of multiples of 18.0x to 22.0x, and (2) calculating the present value of the implied share price by discounting (1) over a one and three quarter-year period using an assumed equity cost of capital of between 11.0% and 13.0%. This analysis yielded implied per share present values of Class A Nonvoting Common Stock ranging from $13.57 to $17.11. Evercore then compared the results of these analyses to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $14.40 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $14.34 based on the closing price of Class A Nonvoting Common Stock as of June 6, 2005. Evercore additionally compared the results of these analyses to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $17.67 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $17.77 based on the closing price of Class A Nonvoting Common Stock as of July 27, 2005.

         Discounted Cash Flow Analysis. Evercore performed a discounted cash flow, or DCF, analysis of the company prior to giving effect to the transactions contemplated by the recapitalization agreement. These analyses were based upon projections provided by the company's management.

         Evercore calculated a range of implied per share values for Class A Nonvoting Common Stock prior to the proposed recapitalization determined by:
(1) calculating the implied present value of the unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) projected to be generated by the company over a four and three quarter-year period from March 31, 2005 through December 31, 2009, using a weighted average cost of capital range of between 9.5% and 11.5%, (2) adding (1) to the implied present value of the terminal value of the company's future cash flows as of December 31, 2009, calculated by multiplying the EBITDA estimated for fiscal year 2009 by a range of multiples of 7.0x to 9.0x and discounting the result over a four and three quarter-year period using a weighted average cost of capital range of between 9.5% and 11.5%, (3) subtracting net debt as of March 31, 2005 from (2), and (4) dividing (3) by the total number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock outstanding. This analysis yielded implied per share present values of Class A Nonvoting Common Stock ranging from $14.50 to $19.44. Evercore then compared the results of these analyses to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $14.40 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $14.34 based on the closing price of Class A Nonvoting Common Stock as of June 6, 2005. Evercore additionally compared the results of these analyses to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $17.67 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $17.77 based on the closing price of Class A Nonvoting Common Stock as of July 27, 2005.

         Research Analyst Views. Evercore also analyzed Wall Street research analyst estimates of potential future value for Class A Nonvoting Common Stock (commonly referred to as price targets) based on publicly available equity research published regarding the company. As of June 6, 2005, there was one equity research firm that published a stock price target for Class A Nonvoting Common Stock. The stock price target published by this firm was $18.00. Evercore then compared the results of this analysis to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $14.40 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $14.34 based on the closing price of Class A Nonvoting Common Stock as of June 6, 2005. Evercore additionally compared the results of this analysis to the no election (all stock) case pro forma Class A Nonvoting Common Stock value of $17.67 and the part stock/part cash election case pro forma Class A Nonvoting Common Stock value of $17.77 based on the closing price of Class A Nonvoting Common Stock as of July 27, 2005.

         Pro Forma Earnings Impact. Using projections for the company that were prepared by the company's management, Evercore performed an analysis of the pro forma impact of the proposed recapitalization on the projected earnings per share for fiscal years 2006 and 2007 under the no election (all stock) case and the part stock/part cash election case. Evercore's analysis indicated that the proposed recapitalization would have a dilutive effect on the projected earnings per share of (6.9%) in both 2006 and 2007 under the no election (all stock) case. Evercore's analysis also indicated that the proposed recapitalization would have a dilutive effect on the projected earnings per share of (4.6%) and (4.2%) in 2006 and 2007, respectively, under the part stock/part cash election case.

         Pro Forma Credit Impact. Evercore analyzed the implications of the proposed recapitalization on the credit position of the company by calculating certain credit ratios for the company both prior to and after giving effect to the transactions contemplated by the recapitalization agreement. Evercore calculated the following credit ratios (1) debt to total book capitalization,
(2) LTM EBITDA to interest expense, and (3) debt to LTM EBITDA. Evercore's analysis indicated that, under the part stock/part cash election case, the proposed recapitalization would increase the debt to total book capitalization from 24.05% to 28.84%, increase debt to LTM EBITDA from 4.1x to 5.0x, and decrease EBITDA to interest expense from 6.3x to 5.1x. The proposed recapitalization under the no election (all stock) case would have no impact on these credit ratios of the company.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore's opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company used in the above analyses as a comparison is directly comparable to the company, and no transaction used is directly comparable to the transactions contemplated by the recapitalization agreement.

         Evercore prepared these analyses for the purpose of providing an opinion, as of July 28, 2005, to the special committee as to the fairness of the proposed recapitalization, from a financial point of view, to the holders of Class A Nonvoting Common Stock (solely with respect to such Class A Nonvoting Common Stock). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the company and Evercore, neither the company nor Evercore assumes responsibility if future results are materially different from those forecast.

         As described above, the opinion of Evercore was one of many factors taken into consideration by the special committee in making the determination to approve the recapitalization agreement.

         Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The special committee retained Evercore based on these qualifications as well as its familiarity with the company.

         The special committee engaged Evercore to act as its financial advisor pursuant to a letter agreement in connection with the proposed recapitalization. Pursuant to this letter agreement the company agreed to pay Evercore a fee which became payable upon the company's request for an opinion. The company has also agreed to reimburse Evercore for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Evercore against certain liabilities. Pursuant to a previous engagement with the company in connection with the special committee's review of the 1.95 exchange ratio recapitalization proposal, Evercore was paid a fee, a portion of which was paid upon Evercore's retention, a portion of which became payable due to the passage of time and a portion of which became payable upon delivery of an opinion. In connection with this previous engagement, the company also agreed to reimburse Evercore for its reasonable out-of-pocket expenses, including attorney's fees and disbursements, and to indemnify Evercore against certain liabilities.

Houlihan Lokey Opinion

         The special committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to advise the special committee in connection with the proposed recapitalization. As part of such services, the special committee requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Class B Voting Common Stock of the Company in the proposed recapitalization. Houlihan Lokey had been previously engaged by the special committee to render a similar opinion with respect to the 1.95 exchange ratio recapitalization proposal.

         On July 28, 2005 Houlihan Lokey presented its analysis to both the special committee of the board of directors and to the full board of directors, and delivered its written opinion to the effect that, assuming the proposed recapitalization is completed as described in the opinion, as of such date and based on the considerations set forth therein and on other factors Houlihan Lokey deemed relevant, the consideration to be received by the holders of Class B Voting Common Stock of the Company in connection with the proposed recapitalization is fair, from a financial point of view, to such holders (solely with respect to such Class B Voting Common Stock). Houlihan Lokey's opinion, dated July 28, 2005, to the special committee of the board of directors speaks as of that date and that Houlihan Lokey does not have any obligation to update, revise or reaffirm its opinion, including at the time of the annual meeting of company shareholders or the meeting of company shareholders to which this proxy statement/prospectus relates.

         The preparation of Houlihan Lokey's fairness opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary of the opinion and a general description of the material considerations evaluated and the analysis performed by Houlihan Lokey in the course of preparing and rendering the Houlihan Lokey opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, factors considered, findings, assumptions and qualifications made, the bases for, and methods of, arriving at such findings, limitations on the review undertaken in connection with the opinion, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation to the board of directors.

         Houlihan Lokey has consented to the inclusion of this summary in, and the attachment of its opinion to, this proxy statement/prospectus, but does not thereby admit that Houlihan Lokey comes within the category of persons whose consent is required under federal securities laws, nor does Houlihan Lokey thereby admit that it is an expert with respect to any part of this proxy statement within the meaning of the term "expert" under the federal securities laws. Houlihan Lokey believes, and so advised the special committee and the board of directors, that Houlihan Lokey's analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. Shareholders are urged to, and should, read the Houlihan Lokey opinion carefully in its entirety for a description of a complete statement of the analyses and procedures applied, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the opinion, the judgments made or the conclusion reached by Houlihan Lokey in reaching its opinion. The Houlihan Lokey opinion was provided for the information and assistance of the members of the special committee and the board of directors of the company in connection with the evaluation by the special committee and the board of directors of the fairness, from a financial point of view, to the holders of Class B Voting Common Stock (solely with respect to such Class B Voting Common Stock), of the consideration to be received by the holders of Class B Voting Common Stock of the company in connection with the proposed recapitalization. Houlihan Lokey's opinion and financial analyses were only one of many factors considered by the special committee and the board of directors in its evaluation of the proposed recapitalization and should not be viewed as determinative of the views of the special committee or the board of directors with respect to the proposed recapitalization. Houlihan Lokey did not attempt to assign specific weights to particular analyses.

The complete text of Houlihan Lokey's opinion is attached as Annex E to this proxy statement/prospectus. The summary of the opinion set forth below is qualified in its entirety by reference to such opinion. You are urged to read the opinion carefully in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Houlihan Lokey.

         Houlihan Lokey's opinion to the special committee of the board of directors addressed only the fairness, from a financial point of view, to the holders of Class B Voting Common Stock (solely with respect to such Class B Voting Common Stock), of the consideration to be received by the holders of Class B Voting Common Stock of the company in connection with the proposed recapitalization and did not constitute a recommendation to the holders of Class B Voting Common Stock as to how they should vote. Houlihan Lokey's opinion did not address the company's or its shareholders' underlying business decision to approve or effect the proposed recapitalization. The Houlihan Lokey opinion was not intended to, nor did it address, the fairness of the proposed recapitalization to any constituency other than the holders of Class B Voting Common Stock and, without limiting the foregoing, did not address the fairness of the proposed recapitalization to the holders of Class A Nonvoting Common Stock, nor did Houlihan Lokey express any opinion as to the company's business decision to effectuate the proposed recapitalization. Houlihan Lokey did not solicit third-party indications of interest in acquiring all or any part of the company, including all or any part of Class B Voting Common Stock or other outstanding equity securities. Furthermore, Houlihan Lokey did not negotiate the proposed recapitalization on any party's behalf or advise the company or any other party with respect to possible alternatives to the proposed recapitalization. In particular, Houlihan Lokey did not review or participate in the preparation of any reports, presentations or other materials prepared by third parties (other than as set forth above) in connection with the proposed recapitalization, including the report presented by Evercore to the company's board.

         In connection with the preparation of its opinion, Houlihan Lokey made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

         1. reviewed the company's Annual Report on Form 10-K for the fiscal years ended December 31, 2002 through 2004 and Quarterly Report on Form 10-Q for the period ended March 31, 2005;

         2. reviewed a draft of the company's unaudited consolidated financial statements for the six months ended July 1, 2005, and internal financial forecasts for the fiscal years ending December 31, 2005 and 2006;

         3. reviewed a certified copy of the company's amended and restated certificate of incorporation dated April 20, 2001 (which management represented had not been amended subsequent to that date);

         4. reviewed the proposed form of amended and restated certificate of incorporation of the company, dated June 7, 2005;

         5. reviewed the company's by-laws, as amended, through July 9, 2002 (which management represented had not been amended subsequent to that date);

         6. reviewed the proposed form of amended and restated by-laws of the company, dated June 7, 2005

         7. reviewed a schedule of the holders of the company's Class B Voting Common Stock as of May 27, 2005 provided to Houlihan Lokey by the management;

         8.       reviewed the Agreement, dated June 7, 2005;

         9. reviewed the securities purchase agreement among MK Investments LLC, Mason Capital Management LLC, and the Kaman family, dated as of June 28, 2005;

         10. reviewed the Notification dated July 22, 2005 from Eric D. Green, as Arbiter, regarding the arbitration pursuant to the recapitalization agreement;

         11. reviewed certain publicly available data, including current and historical trading prices for Class A Nonvoting Common Stock and for the shares of certain companies that Houlihan Lokey deemed comparable to the company, as well as certain publicly available information regarding transactions that Houlihan Lokey considered similar to the proposed recapitalization;

         12. met with certain senior managers of the company to discuss the operations, prospects and financial projections, financial condition and capital structure of the company; and

         13. conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

         In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial information provided to it had been reasonably prepared and accurately and completely reflected the historical financial performance and current financial condition of the company, and represented the best currently available estimates of the future financial results and condition of the company, and that there had been no material change in the assets, financial condition, business or prospects of the company since the date of the most recent financial statements made available to Houlihan Lokey. Houlihan Lokey assumed that the proposed recapitalization would be implemented in accordance with the terms set forth in the final forms of the documents presented to Houlihan Lokey as set forth above, including, without limitation, the operation of the substitute recapitalization, as defined in the June 7, 2005 recapitalization agreement and as described in this proxy statement/prospectus. . If there are any changes in the assumptions or the proposed recapitalization or any of the assumptions in the Houlihan Lokey opinion prove to be inaccurate or change, the conclusions reached in the opinion could be materially affected. Houlihan Lokey has not been engaged to consider, and has expressed no opinion as to the effect of, any possible changes in the assumptions or the proposed recapitalization as of the date of this proxy statement/prospectus from those described to Houlihan Lokey in connection with the delivery of the opinion.

         In assessing the fairness, from a financial point of view, of the consideration to be received by the holders of Class B Voting Common Stock in the proposed recapitalization, Houlihan Lokey analyzed the following:

     o the respective rights and privileges of each class of the Company's outstanding common stock, and the current ownership profile of each such class;
     o the historical closing prices of Class A Nonvoting Common Stock over the year prior to the date of Houlihan Lokey's opinion;

     o the pro forma Common Stock ownership stake of the holders of Class B Voting Common Stock, and the voting and economic rights and privileges of such holders by virtue of their pro forma ownership versus their current rights and privileges;
     o the aggregate implied value of the premium to be paid to holders of Class B Voting Common Stock, expressed as a percentage of the company's total equity market capitalization;
     o the terms of precedent transactions in which companies with two or more classes of common stock with different voting rights recapitalized those shares into one class of stock;
     o the equity premiums paid in selected precedent public change-of-control transactions;
     o the pro forma effect of the proposed recapitalization on the company's earnings per share; and
     o the public market's attribution of a valuation premium, if any, to high-vote shares in cases where other public companies have two or more classes of stock that are publicly traded.

         Additionally, Houlihan Lokey's analysis contemplates that the proposed recapitalization will be effected with a deemed value per share of $15.54 for Class A Nonvoting Common Stock. The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with rendering its opinion.

Summary of Rights and Privileges of Kaman Common Stock

         The company has approximately 22,470,597 shares of (non-voting) Class A Nonvoting Common Stock outstanding on a fully diluted basis. The company has approximately 667,814 shares of (voting) Class B Voting Common Stock outstanding. The Class A Nonvoting Common Stock is publicly traded on the NASDAQ. There is no public market for the Class B Voting Common Stock.

         The following is a summary of certain rights and privileges of each class of the company's common stock. This is not a comprehensive description of each class, which is contained in the company's current certificate of incorporation. See "Comparison of Shareholders Rights " and "Description of Capital Stock."

         Holders of Class B Voting Common Stock control 100% of the company's voting power in the election of directors and certain other matters for which shareholder approval is required. Holders of Class A Nonvoting Common Stock are entitled to an annual noncumulative dividend of $0.10 per share when and as declared by the board of directors from the company's unreserved and unrestricted earned surplus prior to the payment of any dividend on the Class B Voting Common Stock. Following the declaration and payment of such dividend to holders of Class A Nonvoting Common Stock, the holders of Class B Common Stock are entitled to a similar dividend of $0.10 per share and after payment of any such dividends on both the Class A Nonvoting Common Stock and Class B Voting Common Stock, both classes are entitled to share ratably in any further dividends declared in that year The board of directors has the right, in its sole discretion, to change Class B Voting Common Stock such that it is convertible into Class A Nonvoting Common Stock, although the company's certificate of incorporation is silent on conversion ratio.

         Holders of Class A Nonvoting Common Stock are not entitled to vote in the election of directors and those other matters. The Class A Nonvoting Common Stock is entitled to dividends as declared by the board of directors from the company's unreserved and unrestricted earned surplus; noncumulative; prior to any dividends on Class B Voting Common Stock.

         The company's certificate of incorporation is silent as to the relative rights and privileges of Class A Nonvoting Common Stock and Class B Voting Common Stock in the event of a conversion of Class B Stock into Class A Stock, a merger or combination involving the company, a liquidation or winding-up of the company, or a split or combination of the shares comprising either class.

Historical Trading Analysis of Kaman Common Stock

         As part of its analysis, Houlihan Lokey examined the historical trading profile of the Class A Nonvoting Common Stock. For the year ending June 6, 2005 (the last trading day prior to the public announcement of the initial recapitalization), Class A Nonvoting Common Stock traded in a range of $10.94 per share to $15.74 per share and trading closed at $15.48 per share on June 6, 2005.

         The following table summarizes the average daily trading volume of the Class A Nonvoting Common Stock over the trailing 1-month, 3-month, 6-month and 12-month periods.

         -----------------------------------------------------------
              Average Daily Volume            Class A Nonvoting
                                                Common Stock
         -----------------------------------------------------------
                    1 Month                         46,500
         -----------------------------------------------------------
                    3-Month                         45,800
         -----------------------------------------------------------
                    6-Month                         47,300
         -----------------------------------------------------------
                    12-Month                        47,500
         -----------------------------------------------------------

         Houlihan Lokey also considered the trading profile of Class A Nonvoting Common Stock from the June 7, 2005 public announcement of the original recapitalization proposal through July 27, 2005, the day prior to the board of directors' decision to recommend the substitute recapitalization proposal, which is referred to herein as the recapitalization proposal or recapitalization, to shareholders, during which time the stock price increased from $15.50 per share to $18.99 per share.

Analysis of Ownership and Voting Profile

         Houlihan Lokey considered the existing economic and voting rights of each class of the company's stock, compared to the pro-forma economic and voting rights of each class. Currently, the 22,470,597 outstanding shares of Class A Nonvoting Common Stock constitute approximately 97.1% of the combined outstanding common stock. The 667,814 shares of outstanding Class B Voting Common Stock constitute the remaining 2.9% of the combined outstanding common stock and 100% of the voting power of the outstanding common stock.

         Upon consummation of the proposed recapitalization, assuming all holders of Class B Voting Common Stock select the all stock option, the Class B Voting Common Stock would be reclassified into 2,390,774 shares of Common Stock and would account for 9.6% of the outstanding Common Stock and 9.6% of the voting power of the outstanding Common Stock. Alternatively, assuming all holders of Class B Stock select the cash option, the Class B Stock will be reclassified into an aggregate of approximately $18.1 million in cash and 1,228,778 shares of Common Stock, which will account for 5.2% of the outstanding Common Stock and 5.2% of the voting power of the outstanding Common Stock.

Earnings Dilution Analysis

         Houlihan Lokey considered the dilutive effect of the proposed recapitalization on the per share earnings of the company. Assuming all holders of Class B Voting Common Stock select the all-stock option, the increased number of shares outstanding would dilute the earnings per share by approximately 6.9%. Alternatively, if all holders of Class B Voting Common Stock selected the cash option, assuming the company financed the necessary $18.1 million cash payment at an annual interest rate of 4.5%, the increased number of shares outstanding and the incremental interest expense would dilute the earnings per share by approximately 5.6%.

Analysis of Similar Recapitalization Transactions

         Houlihan Lokey identified and analyzed thirty-seven dual class recapitalization transactions of publicly traded companies from March 1993 through January 2005. In each of these transactions, a public company with two classes of stock with different voting rights reclassified or converted the two classes into a single class of voting stock. Of these thirty-seven dual class recapitalization transactions, 26 resulted in a change in control whereby the high-vote class of stock effectively relinquished its control of the stockholder vote and/or control over the election of the board of directors as a result of the recapitalization transaction. Houlihan Lokey considered the twenty-six change of control transactions more relevant to the proposed recapitalization, given that the effect of the proposed recapitalization would be to eliminate the effective ability of the holders of Class B Stock to control the company. Houlihan Lokey made the following observations regarding the twenty-six precedent change of control transactions:

    o Exchange Ratio: 15 of the 26 transactions had conversion ratios of 1:1; 11 of the 26 transactions had conversion ratios greater than 1:1, with an average of 1.31 and a median of 1.15. The Class B Voting Common Stock exchange ratio in the proposed recapitalization will be 3.58.
    o Economic Interest: For the 11 transactions with conversion ratios greater than 1:1, the median economic interest of the high-vote shareholders increased from 15.8% to 17.8%. The economic interest of the holders of Class B Voting Common Stock in the proposed recapitalization will increase from 2.9% to 9.6% (assuming an all-stock election).
    o Voting Power: For the 11 transactions with conversion ratios greater than 1:1, the median voting power of the controlling class fell from 75.9% to 17.8%. The voting power of the holders of the Class B Voting Common Stock in the proposed recapitalization will drop from 100% to a maximum of 9.6% (assuming an all-stock election).
    o Aggregate Premium Paid: For the 11 transactions with conversion ratios greater than 1:1, the average and median aggregate premium paid to the high-vote shareholders, as a percentage of the aggregate market value of equity, were 3.4% and 2.3%, respectively. The aggregate premium to be paid to all holders of Class B Voting Common Stock in the proposed recapitalization will be 7.4%.
    o Cash Consideration: 6 of the 26 change-of-control transactions (and 7 of all 37 transactions) included some portion of cash consideration paid to the high-vote shareholders. The holders of the Class B Voting Common Stock in the proposed recapitalization will have the option to take almost half of the total consideration in cash.

Analysis of Public Companies With Dual-Class Capital Structures

         Houlihan Lokey identified and analyzed a group of companies that have two classes of publicly traded common stock with different voting rights. These companies were classified into two groups:

     o   15 companies with voting stock and non-voting stock; and
     o   12 companies with high-vote stock and low-vote stock.

         The analysis indicated that for the 15 companies Houlihan Lokey examined with voting / non-voting shares, the average and median premium (discount) of the daily closing price of the voting stock compared to the daily closing price of the non-voting stock was: (0.8%) and 0.5%, respectively, over a trailing 30-day period; (1.2%) and 0.6%, respectively, over a trailing 60-day period; and (1.3%) and 0.6% over a trailing one-year period.

         The analysis indicated that for the twelve companies Houlihan Lokey examined with high-vote / low-vote shares, the average and median premium (discount) of the daily closing price of the high-vote stock compared to the daily closing price of the low-vote stock was: 3.4% and 0.4%, respectively, over a trailing 30-day period; 3.2% and 0.7%, respectively, over a trailing 60-day period; and 3.2% and 0.6% over a trailing one-year period.

Analysis of Premia Paid in Public Stock-for-Stock Acquisitions

         Houlihan Lokey examined the premia paid in certain stock-for-stock acquisitions involving publicly traded companies in the aerospace and industrial sectors, and found that the median premium paid by the acquirer for the target company's stock was approximately 27% in the aerospace sector and 46% in the industrial sector.

                              * * * * * * * * * *

         Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the company. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to the company and does not assume any responsibility with respect to such information. Houlihan Lokey was not requested to, and did not, make an independent evaluation or appraisal of the company's assets or liabilities, contingent or otherwise, and was not furnished with any evaluations or appraisals. Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of the Company. Houlihan Lokey's analysis was necessarily based on business, economic, market and other conditions as they existed at the time of delivery of its opinion and could be evaluated by Houlihan Lokey at the date of its opinion and presentation to the board of directors of the company.

         Houlihan Lokey is a nationally recognized investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The company selected Houlihan Lokey because of its experience and expertise in performing valuations and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in the company. Furthermore, Houlihan Lokey has no agreement or understanding to provide additional services to the company beyond the scope of this fairness opinion.

         Fees and Expenses. The company has agreed to pay Houlihan Lokey its customary fee for such services plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion, including Houlihan Lokey's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval of the proposed recapitalization by shareholders or completion of the proposed recapitalization. The company has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws. Houlihan Lokey also received a fee from the company in connection with its previous engagement with the company.

Conditions to the Recapitalization

         Completion of the recapitalization requires, among other things:

         o approval of the recapitalization proposal by separate class votes of Class A Nonvoting Common Stock and Class B Voting Common Stock; and

         o the absence of any law or injunction preventing the recapitalization.

The Recapitalization Agreement

         The following description of the recapitalization agreement has been included to provide you with information regarding its terms. The recapitalization agreement contains representations and warranties made by certain of the parties thereto. The statements embodied in those representations and warranties were made for purposes of the agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the recapitalization agreement. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

         Pursuant to the recapitalization agreement, a copy of which (without schedules or exhibits) is attached as Annex A to this proxy statement/prospectus, members of the Kaman family, which together controls approximately 82.6% of the voting power of the outstanding shares of Class B Voting Common Stock and approximately 3.2% of the voting power of the outstanding shares of Class A Nonvoting Common Stock, have agreed to vote all shares of Class B Voting Common Stock over which they have voting control in favor of the recapitalization proposal and the other certificate of incorporation amendment proposal and all shares of Class A Nonvoting Common Stock over which they have voting control in favor of the recapitalization proposal, in each case subject to their right to accept a "qualifying alternative transaction" as described below.

         Except in certain instances as described below, the Kaman family has agreed to not, directly or indirectly (a) sell, transfer, tender, exchange, offer a right of first refusal, assign, pledge, encumber (including, without limitation, a mortgage, security interest, charge or lien), gift or otherwise dispose of their shares of the company, (b) grant a voting interest in or deposit into a voting interest any of their shares of the company, (c) grant a proxy or power of attorney with respect to their shares of the company, (d) agree to take any of the foregoing actions or (e) enter into or continue any discussions or negotiations with, or provide information, advice, aid, cooperation or assistance to, or explore, initiate, solicit or facilitate interest from, or enter into or consummate any transaction with, any third party or its representatives and agents relating to any of the foregoing or a merger, business combination, consolidation, share exchange, tender offer or a recapitalization involving the company or its subsidiaries.

Qualifying Alternative Transactions; Arbitration; Substitute Recapitalization Proposal

         The recapitalization agreement allowed the Kaman family to engage in discussions regarding the possible sale or other disposition of their Class B Voting Common Stock and terminate the recapitalization agreement if such other transaction constituted a qualifying alternative transaction and certain other conditions were met. As described in "The Recapitalization - Background of the Recapitalization", the Kaman family entered into an agreement that it represented to be a qualifying alternative transaction with the intention of terminating the recapitalization agreement. As permitted by the recapitalization agreement, the company submitted questions to arbitration as to whether or not the proposed alternative transaction constituted a qualifying alternative transaction and whether specified conditions to the Kaman family's ability to terminate the recapitalization agreement had been met. The arbiter determined that the alternative transaction was a qualifying alternative transaction and that the other conditions to the Kaman family's right to terminate the recapitalization agreement had been met. As permitted by the recapitalization agreement, the Company proposed a substitute recapitalization proposal, which is referred to herein as the recapitalization proposal or recapitalization, pursuant to which each share of Class B Voting Common Stock will be reclassified into either all stock or part stock/part cash consideration that is $0.65 greater per share than the consideration offered by the qualifying alternative transaction.

Certain Covenants

         The Kaman family has agreed, and has agreed to cause their representatives and agents, to provide all information and materials and take all such action as may be required in order to permit the company to comply with all applicable SEC requirements with respect to the documents related to the shareholders' meetings. The Kaman family also has agreed not to act in concert with any other person (other than the other shareholders consistent with the recapitalization agreement) to solicit proxies in advance of the shareholders' meetings, call, or participate in any call for, a special meeting of the shareholders of the company, participate in or solicit other shareholders of the company for the approval of, one or more shareholder proposals or assist, advise or act in concert with anyone (other than the company) with respect to any of the foregoing.

         The company has agreed to register the shares of Common Stock to be received by the Kaman family by filing either a post-effective amendment to the registration statement containing this proxy statement/prospectus or a shelf registration statement with the SEC following the consummation of the recapitalization. The company will permit resales of shares of Common Stock by the Kaman family under such registration statement until the earlier to occur of (a) the first anniversary of the consummation of the recapitalization (as such period may be extended to account for any "suspension periods" as described in the following sentence) or (b) the first date on which the shareholders may sell their shares of Common Stock under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). In the event that the chairman, chief executive officer or chief financial officer certifies that filing or maintaining the effectiveness of the registration statement would have a material adverse effect on the company or its shareholders or would require disclosure of material information for which the company has a valid business purpose of retaining as confidential, the company may postpone filing or suspend the use of the registration statement by the shareholders for a "suspension period" of no more than 45 consecutive calendar days. Notwithstanding the foregoing, the Kaman family will be entitled to at least 270 days of effective registration rights per year and no suspension period may commence if it is less than 30 days from the prior suspension period.

Indemnification

         Subject to certain exceptions, including in the case of a breach by members of the Kaman family who are party to the recapitalization agreement, the company has agreed in the recapitalization agreement to indemnify the Kaman family and John Yavis as the attorney-in-fact for Charles H. Kaman for any and all out-of-pocket attorneys' fees and their related expenses incurred by them arising out of or resulting from the defense of any third party allegation, claim, action, suit, complaint, demand, litigation or legal or administrative proceeding alleging any wrongful action or inaction by any of them in his, her or its capacity as a shareholder of the company in connection with the authorization, execution, delivery and performance of the recapitalization agreement. Whether or not indemnification is then available for the other members of the Kaman family or Mr. Yavis, C. William Kaman II, who is both a director of the company and a member of the Kaman family, will retain his statutory and certificate of incorporation indemnification rights from the company for actions taken in his capacity as a director of the company and will not be required to reimburse the company for any amounts received pursuant to his indemnification rights as a director of the company.

Termination

         The company may terminate the recapitalization agreement if the board of directors exercises its "fiduciary out" by determining in good faith that such termination is appropriate in the exercise of its fiduciary duties because of a material development occurring after the approval by the board of directors. The recapitalization agreement will automatically terminate in the event that the holders of Class A Nonvoting Common Stock do not approve the proposed recapitalization.

Fees and Expenses

         In the event that the company exercises its fiduciary out and terminates the recapitalization agreement prior to the proposed recapitalization being submitted to the company's shareholders for their approval, the company will reimburse the Kaman family for their actual out-of-pocket expenses incurred in connection with the negotiation of the recapitalization agreement and the shareholders' pursuit of a qualifying alternative transaction, up to a maximum of $1,250,000. Such reimbursement amount will not include any amounts paid to the Kaman family under their indemnification rights or any amounts paid to the arbiters or any financial advisors. In addition, the Kaman family has agreed to return any amounts paid by the company under this provision in the event and to the extent that, within six months following termination of the recapitalization agreement by the company, the Kaman family sells any of their shares of Class B Voting Common Stock at an average price in excess of the then current market price for shares of Class A Nonvoting Common Stock. If the Kaman family also sell shares of Class A Nonvoting Common Stock in such transaction, the shares of Class A Nonvoting Common Stock shall be deemed to have been sold at the then market price for such shares and the shares of Class B Voting Common Stock shall be deemed to have been sold for the balance of the gross sale proceeds, which amount shall be the maximum amount for which the Kaman family is obligated to reimburse the company.

Indemnification Agreements

         In connection with the recapitalization, the company has agreed to enter into indemnification agreements for the benefit of those officers and directors, including a former director, of the company (other than officers and directors who are members of the Kaman family) who currently serve at the request of the company as voting trustees under the Voting Trust Agreement, dated August 14, 2000, and/or attorneys-in-fact under the Durable Power of Attorney, dated May 7, 1996, given by Charles H. Kaman. These individuals are Paul Kuhn (the company's president, chairman and chief executive officer), Robert Garneau (the company's executive vice president and chief financial officer), Jack Cahill (the president of the company's Kaman Industrial Technologies Corporation subsidiary), Wanda Rogers (one of the company's directors) and John Murtha (one of the company's former directors).

         Pursuant to the indemnification agreements, which are intended to have the same basic scope as Connecticut statutory indemnification for actions taken as directors or officers, the company will indemnify such officers and directors for any and all expenses and damages, including attorney's fees, settlements and judgments, incurred in connection with a claim arising from any action taken or not taken in their capacity as an attorney-in-fact or voting trustee.

         The company has agreed to advance to or pay on behalf of the indemnified party such expenses upon (i) receipt of a written affirmation of the indemnified party's good faith belief that his or her conduct (A) was not opposed to the company's best interests, (B) in the case of any criminal proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful, or (C) the proceeding involves conduct for which liability has been limited under a provision of the company's amended and restated certificate of incorporation, (ii) receipt of a written undertaking by or on behalf of the indemnified party to repay any expenses advanced in the event of a final determination, adjudication or judgment that the indemnified party is not entitled to indemnification pursuant to the indemnification agreement, and (iii) if required under applicable law, a determination is made that the facts then known to those making the determination would not preclude indemnification under the Connecticut Business Corporation Act.

         The company has the right, but not the obligation, to control the defense of any claim and no claim may be settled without the company's consent, which shall not be unreasonably withheld. If the company chooses to control the defense of such claim, it must do so at its sole cost and provide and pay for the indemnified party the opportunity to participate.

         If no "change in control" (as defined in the indemnification agreement) has occurred, the determination required by the Connecticut Business Corporation Act that indemnification is permissible may be decided by the board of directors, a committee of the board of directors, special legal counsel or the company's shareholders, as chosen by the board of directors. If a change in control has occurred, such determination shall be made by special legal counsel unless the change in control was approved by a majority of those directors who were members of the board of directors prior to the change in control and those members constitute two-thirds of the board of directors at the time of such determination.

         If there has been a change in control, special legal counsel shall be selected by the company to determine whether such party is entitled to indemnity payments under the indemnification agreement. In the event that indemnification under the indemnification agreement is unavailable, the company has agreed to contribute to the expenses and damages of the indemnified party in such proportion that is deemed fair and reasonable in light of the facts and circumstances by the board of directors or by the arbitrator, agency or court before which the claim is brought.

         The right to indemnification pursuant to the indemnification agreement is in addition to any other indemnification rights the indemnified party may have under the company's amended and restated certificate of incorporation, bylaws or applicable law.

NASDAQ Listing

         Shares of Class A Nonvoting Common Stock are currently listed and traded on The Nasdaq National Market and the shares of Class B Voting Common Stock are not listed or traded on any exchange or market system. The company expects that the shares of Common Stock that the company's shareholders will own following the recapitalization will be listed on The Nasdaq National Market and that the shares of Common Stock will be traded under the symbol "[KAMN]."

Accounting Treatment

         The company will account for the recapitalization by adjusting the company's capital stock account based on the aggregate par value of the shares outstanding immediately following completion of the recapitalization. The change in capital stock will be offset by a decrease in paid-in capital.

United States Federal Income Tax Consequences of the Recapitalization

         The following is a general summary of certain U.S. federal income tax consequences of the recapitalization to holders of shares of Class A Nonvoting Common Stock and holders of shares of Class B Voting Common Stock. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to such holders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Class A Nonvoting Common Stock or Class B Voting Common Stock in light of their individual circumstances or to holders who are subject to special rules (e.g., non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders of Class A Nonvoting Common Stock or Class B Voting Common Stock who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or who acquired their shares upon the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to holders of Class A Nonvoting Common Stock or Class B Voting Common Stock who do not hold the shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

         The company believes that the recapitalization of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock into shares of Common Stock through an amendment of the certificate of incorporation will constitute a tax-free recapitalization for U.S. federal income tax purposes pursuant to
Section 368(a) of the Code.

         Accordingly, (1) holders of Class A Nonvoting Common Stock and holders of Class B Voting Common Stock who do not elect to receive cash in the transaction will not recognize any gain or loss upon receipt of Common Stock in exchange for shares of Class A Nonvoting Common Stock or Class B Voting Common Stock, as the case may be, and (2) the basis of the Common Stock (including fractional shares) owned immediately following the recapitalization will be the same as the shareholder's basis in the Class A Nonvoting Common Stock or Class B Voting Common Stock, as the case may be, owned immediately prior to the recapitalization, and (3) the holding period of the Common Stock (including fractional shares) owned by a shareholder immediately following the recapitalization will include that shareholder's holding period for the Class A Nonvoting Common Stock or Class B Voting Common Stock, as the case may be, owned immediately prior to the recapitalization. The receipt of a cash payment in lieu of fractional shares of Common Stock will likely result in capital gain or loss measured by the difference between the cash received and the basis in the fractional shares surrendered.

         If a holder of Class B Voting Common Stock exchanges shares of Class B Voting Common Stock for a combination of Common Stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the excess of the sum of the amount of cash and the fair market value of the Common Stock received pursuant to the recapitalization over that holder's adjusted tax basis in its shares of Class B Voting Common Stock surrendered and
(ii) the amount of cash received pursuant to the recapitalization. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the shares of Class B Voting Common Stock surrendered is more than one year at the effective time of the recapitalization, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains.

         If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of the company's accumulated earnings and profits as calculated for United States federal income tax purposes. In making this determination, the holders will be treated as receiving solely Common Stock in the recapitalization and, immediately thereafter, having the company redeem a number of shares of Common Stock equal in value to the cash consideration the holders actually received. The receipt of cash will not have the effect of a distribution of a dividend under this analysis if this hypothetical redemption satisfies the requirements for non-dividend treatment under Section 302 of the Code. Generally the requirements for non-dividend treatment under Section 302 of the Code will be satisfied if (i) a holder's percentage ownership of Common Stock immediately after the redemption is less than 80% of the holder's percentage ownership of the Common Stock immediately before the redemption,
(ii) the holder's ownership interest in the company is completely terminated or
(iii) the redemption is "not essentially equivalent to a dividend." If a holder's percentage ownership of Common Stock is minimal and the holder exercises no control over the affairs of the company, even a small reduction in the holder's percentage ownership should satisfy the "not essentially equivalent to a dividend" test. In determining whether any of these tests are satisfied, holders must generally take into account not only the stock they own or are deemed to own directly, but also stock that they are treated as owning constructively by reason of certain attribution rules under Section 318 of the Code, including, generally, stock owned by certain family members, stock issuable upon the exercise of options, stock owned by certain estates and trusts of which the stockholder is a beneficiary, and stock owned by certain affiliated entities. Holders should consult their own tax advisers as to application of this test to their particular circumstances, and as to the potential collateral consequences of dividend treatment.

         THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECAPITALIZATION.

Appraisal Rights

         Under no circumstances are holders of Class A Nonvoting Common Stock or Class B Voting Common Stock entitled to appraisal rights under Connecticut law in connection with the recapitalization or the other certificate of incorporation amendment proposal.

Federal Securities Law Consequences

         All shares of Common Stock held by shareholders following the recapitalization will be freely transferable, except that shares of Common Stock held by persons who are deemed to be "affiliates" of the company under the Securities Act, at the time of the special meetings may be resold by them only in transactions permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the company for such purposes generally include individuals or entities that control, are controlled by or are under common control with the company and include directors and officers of the company. In connection with the recapitalization, the company has agreed to file a post-effective amendment to the registration statement containing this proxy statement/prospectus or a shelf registration statement to register the shares of Common Stock held by the Kaman family, which will allow such holders to sell their shares of Common Stock for at least one year following the recapitalization. See "The Recapitalization--Recapitalization Agreement--Certain Covenants."

Regulatory Matters

         To the extent that a shareholder will own shares of Common Stock valued at $53 million or more following the recapitalization, that shareholder may have a pre-merger notification filing obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, unless the shareholder qualifies for an exemption to the filing requirements under the Act.

Alternative Election by the Holders of Class B Voting Common Stock

         Elections to receive the part stock/part cash alternative can be made as to some or all of the holder's shares of Class B Voting Common Stock, but to be valid must be received by Mellon Investor Services LLC, the election agent, not later than 5:00 p.m., Eastern Daylight Savings Time, on [ ], 2005 (the "election deadline"). Holders of shares of Class B Voting Common Stock who do not validly make the election by the election deadline, or who make the election for only a portion of the shares of Class B Voting Common Stock, will only be eligible to receive the all stock alternative as to the shares for which no valid election is made.

         To make a valid election, either (i) a holder's election form must be accompanied by share certificates representing at least the number of shares of Class B Voting Common Stock as to which the election is being made or (ii) prior to the election deadline, the election agent must have received an "agent's message" confirming the transfer of at least the number of shares of Class B Voting Common Stock as to which the holder is making the election to the election agent's account at The Depository Trust

Company. Any holder of Class B Voting Common Stock who wishes to exercise the election and holds his or her shares in "street name" should follow his or her broker's instructions for making an election with respect to such shares or direct the broker to cause the underlying share certificates to be reregistered in the holder's name.

         Once a holder of Class B Voting Common Stock delivers such holder's form of election and share certificates or "agent's notice" to the election agent, such holder may not transfer the shares of Class B Voting Common Stock as to which the election has been made unless such holder revokes the election by written notice to the election agent that is received prior to the election deadline. A holder may also change an election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the election agent prior to the election deadline, provided that the holder has also delivered share certificates or an "agent's message" representing at least the number of shares of Class B Voting Common Stock as to which the revised election has been made.

         In the event that the recapitalization is not completed, the share certificates submitted to the election agent will be returned to the holders.

         In the recapitalization agreement, the Kaman family has agreed to elect to take the part cash/part stock alternative to the extent requested to do so by the company, following the advice of its counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act to the recapitalization proposal. The company has so requested that the Kaman family make this election as to not less than 516,735 shares of their Class B Voting Common Stock. The Kaman family has advised the company that the Kaman family believes that an election as to a smaller number of shares would be sufficient to avoid application of the higher vote requirement and the company expects that there will be further discussions between the company and the Kaman family's representatives concerning the minimum amount of the Kaman family election.

         If you are a holder of Class B Voting Common Stock, you should have received an election form with this proxy statement/prospectus. Requests for additional election forms and questions concerning the procedure for making the election may be directed to the election agent at [(917) 320-6300].

Share Certificates and Cash for Fractional Shares

         Following completion of the recapitalization, each share certificate currently representing shares of Class A Nonvoting Common Stock will represent the same number of shares of Common Stock and each share certificate representing shares of Class B Voting Common Stock for which the part stock/part cash election was not validly made will represent the number of whole shares of Common Stock obtained by multiplying the number of shares of Class B Voting Common Stock shown on the certificate by 3.58, rounded down to the nearest whole share. Soon after the completion of the recapitalization, such shareholders will be sent a letter of transmittal with which they can submit to Mellon Investor Services, the company's transfer agent, the shareholders' share certificates in exchange for Common Stock share certificates. Even if this exchange is not made by a shareholder, the shareholder will be entitled to receive the same dividends and voting rights as if the shareholder had exchanged their share certificates, however, a holder of shares of Class B Voting Common Stock must exchange such shareholder's share certificates to receive the cash payment to be made in lieu of any fractional share. The amount of the cash payment to be paid to a shareholder will be equal to the fractional share, calculated after aggregating all shares of Class B Voting Common Stock owned by such shareholder, times the closing price per share of the Class A Nonvoting Common Stock on the last trading day occurring prior to the date on which the recapitalization is completed.

         Soon after the completion of the recapitalization, Mellon Investor Services, the company's transfer agent, will send to shareholders who validly made the part stock/part cash election the share certificates representing the Common Stock and a check for the cash payment to which the electing shareholders are entitled.

         Except as described above for electing holders of Class B Voting Common Stock, please do not send in your share certificates with the enclosed proxy card and do not surrender any share certificates until you have received the letter of transmittal from Mellon Investor Services, the company's transfer agent, following completion of the recapitalization.

              INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION

         Certain members of the company's board of directors have interests in the recapitalization that are different from, or in addition to, the interests of the company's shareholders. C. William Kaman II, one of the company's directors, and his father Charles H. Kaman, chairman emeritus, each owns directly or indirectly a significant percentage of the outstanding shares of Class B Voting Common Stock, and shares of Class B Voting Common Stock are also owned, directly or indirectly, by other members of the Kaman family or their relatives. The aggregate number of shares of Class B Voting Common Stock owned directly or indirectly by the members of the Kaman family or their descendants is 551,711, representing approximately 82.6% of the outstanding shares of that class of stock. Certain other of the company's executive officers or directors also own shares of Class B Voting Common Stock, namely (i) Paul Kuhn, the company's president, chairman and chief executive officer, who owns 3,288 shares, (ii) Robert Garneau, the company's executive vice president and chief financial officer, who owns 24,404 shares, (iii) Candace Clark, the company's senior vice president, chief legal officer and secretary, who owns 1,042 shares, (iv) Robert Saunders, the president of the company's Kaman Music subsidiary, who owns 720 shares and (v) Ronald M. Galla, the company's senior vice president and chief information officer, who owns 120 shares.

         The members of the Kaman family are also parties to the recapitalization agreement, which provides certain indemnification, expenses reimbursement, registration rights and other benefits to the members of the Kaman family and related entities that are parties to the recapitalization agreement. See "The Recapitalization--The Recapitalization Agreement."

         Paul Kuhn, Robert Garneau, Jack Cahill, who is the president of the company's Kaman Industrial Technologies subsidiary, Wanda Rogers, who is a director, and John Murtha, who is a director emeritus, each serve as a power of attorney and/or voting trustee under arrangements under which certain of the shares of Class B Voting Common Stock owned directly or directly by Charles H. Kaman are held. Each of them entered into indemnification agreements with the company in connection with the recapitalization agreement to provide for indemnification by the company for actions taken by these individuals in these capacities. See "The Recapitalization--Indemnification Agreements."

       OTHER CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL AND PROPOSED
                               BYLAW AMENDMENTS

The Other Certificate of Incorporation Amendment Proposal

         The other certificate of incorporation amendment proposal provides for amendments to the certificate of incorporation concurrently with the amendments to the certificate of incorporation effecting the recapitalization. The amendments effecting the recapitalization are reflected in Article Fourth, and the amendments effecting the other certificate of incorporation amendment proposal are reflected in the other Articles, of the proposed amended and restated certificate of incorporation set forth as Annex B to this proxy statement/prospectus, which you are encouraged to read in its entirety.

         In the other certificate of incorporation amendment proposal, the company is asking shareholders to approve an amendment to the certificate of incorporation pursuant to which

         o the company's board of directors would be divided into three classes serving staggered terms;

         o the size of the company's board of directors would be limited to a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws;

         o the ability of shareholders to remove directors would be limited to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote;

         o a supermajority vote of the voting stock would be required to amend, repeal or modify certain provisions of the certificate of incorporation and bylaws; and

         o certain other changes of an updating nature, including an amendment to reflect the retirement of previously issued and retired preferred stock of the company and to provide for board of directors flexibility to approve the issuance of preferred stock with no voting rights other than as required by law and an amendment to reflect certain changes in the Connecticut law.

Classified Board of Directors; Size of the Company's Board of Directors

         The proposed classified board provisions would divide the board of directors into three classes of directors and provide for a minimum of three and a maximum of 15 directors, with the actual number of directors established by the board of directors in accordance with the bylaws. There is currently a provision in Article III, Section 1 of the bylaws which provides for a minimum of three and a maximum of fifteen directors. However, this provision would be included in the certificate of incorporation if this proposal is approved.

         Following the recapitalization, the three classes of directors, the members of each class and their respective term expiration dates would be as set forth below. Each of these individuals is currently a director.

Class            Class Members                       Term Expiration Date
-----            -------------                       --------------------
Class 1          E. Reeves Callaway, III, Walter     2006 Annual Meeting of
                 H. Monteith, Jr. and Wanda Lee      Shareholders
                 Rogers
Class 2          Eileen S. Kraus, C. William Kaman   2007 Annual Meeting of
                 II and Richard J. Swift             Shareholders
Class 3          Brian E. Barents, John A.           2008 Annual Meeting of
                 DiBiaggio, Edwin A. Huston and      Shareholders
                 Paul R. Kuhn

         At each subsequent annual meeting of shareholders, the successors to the directors whose terms expire that year would be elected to hold office for a term of three years, so that the term of office of one class of directors would expire in each year. Following the recapitalization, with a classified board of directors, it would generally require a shareholder holding a majority of the outstanding shares of Common Stock two annual meetings of shareholders, rather than one, to elect a majority of the board of directors.

         The board of directors believes (with C. William Kaman II abstaining) that implementing a classified board is in the best interests of the company and its shareholders because it should enhance the continuity and stability of the company's board of directors. At any given time, at least two-thirds of the directors would have one or more years of experience as directors of the company. New directors would, therefore, have an opportunity to become familiar with the affairs of the company and to benefit from the experience of other members of the board of directors. Although the board of directors believes the company has not experienced problems with continuity and stability of leadership and policy in the past, it hopes to avoid the potential for these problems in the future. The continuity and quality of leadership that results from a classified board of directors should, in the opinion of the board of directors, promote the long-term value of the company.

         The board of directors also believes (with C. William Kaman II abstaining) that the classified board provisions are in the best interests of the company and its shareholders because they should, if adopted, reduce the possibility that a third party could effect a sudden or surprise change in control of the company's board of directors. With a classified board, it is more likely that a potential acquirer would initiate any attempt to acquire control of the company through arm's-length negotiations with the board of directors. The classified board provisions would help to ensure that the board of directors, if confronted by a hostile tender offer, proxy contest or other surprise proposal from a third party, would have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in a manner that it believes to be in the best interests of the company and its shareholders.

         The classified board provisions may make more difficult changes in control of the company's board of directors, even if the holders of a majority of the Common Stock believe the changes would be in their best interests. For example, classifying the board of directors would operate to increase the time required for someone to obtain control of the company without the cooperation or approval of the incumbent board of directors, even if that person holds or acquires a majority of the voting power. Furthermore, elimination of the right of shareholders to remove directors without cause would make the removal of any director more difficult, even if a majority of shareholders believe removal is in the best interests of the shareholders. As a result, there is an increased likelihood that the classified board provisions could have the effect of making it easier for directors to remain in office. The classified board provisions may discourage certain tender offers and other attempts to change control of the company, even though shareholders might feel those attempts would be beneficial to them or the company. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the classified board provisions may have the effect of preventing or delaying a bid for the company's shares that could be beneficial to the company and its shareholders.

         At this time, no offer to acquire control of the company is outstanding and the company is not aware of any effort to increase or decrease the size of the board of directors.

         Additional information regarding the company's executive officers and directors is contained in the company's annual report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus. To obtain copies of this document, please follow the procedures described under "Where You Can Find More Information," beginning on page 61 of this proxy statement/prospectus.

Removal of Directors

         The other certificate of incorporation amendment proposal would also amend Article VII of the certificate of incorporation to provide that directors may be removed only for cause by shareholders upon the affirmative vote of a majority of the shares entitled to vote.

         The proposed removal for cause provisions would provide that a director may only be removed for cause by the company's shareholders if the number of votes cast to remove him or her exceeds the number of votes cast not to remove him or her and only at a meeting called for the purpose of removing him or her.

The proposed removal for cause provisions further provide that the notice of such meeting must state that the purpose, or one of the purposes, of the meeting is the removal of such director.

         The board of directors believes (with C. William Kaman II abstaining) that implementing a classified board is in the best interests of the company and its shareholders because it should enhance the continuity and stability of the company's board of directors. Allowing shareholders to remove a director without cause could be used to subvert the protections afforded by the creation of a classified board of directors. One method employed by takeover bidders to obtain control of a board of directors is to seek to acquire a significant percentage of a corporation's outstanding shares through a tender offer or open market purchases and, at the same time, to wage a proxy contest seeking to replace the incumbent board with the hand-picked designees of the bidder who would be more willing to approve the terms of a merger or other business combination on terms that might be less favorable to the other shareholders of the corporation than those that would have been approved by the removed directors. Requiring cause to remove a director precludes the use of this strategy, thereby encouraging potential takeover bidders to obtain the cooperation of the existing board of directors before attempting a takeover. The classified board provisions would not prevent a negotiated acquisition of the company with the cooperation of the company's board of directors.

         The removal for cause provisions may make more difficult changes in control of the company's board of directors, even if the holders of a majority of the Common Stock believe the changes would be in their best interests. Elimination of the right of shareholders to remove directors without cause would make the removal of any director more difficult, even if a majority of shareholders believe removal is in the best interests of the shareholders. As a result, there is an increased likelihood that the removal for cause provisions could have the effect of making it easier for directors to remain in office. The removal for cause provisions may discourage certain tender offers and other attempts to change control of the company, even though shareholders might feel those attempts would be beneficial to them or the company. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the removal for cause provisions may have the effect of preventing or delaying a bid for the company's shares that could be beneficial to the company and its shareholders.

         At this time, no offer to acquire control of the company is outstanding and the company is not aware of any effort to remove any director, either for cause or without cause.

Supermajority Voting Requirements

         The other certificate of incorporation amendment proposal would add an extra layer of protection by also amending the certificate of incorporation such that 66 2/3% supermajority vote by shareholders would be required to amend, repeal or modify certain provisions of the certificate of incorporation.

         The proposed supermajority vote would require that at least 66 2/3% of the outstanding capital stock of the company vote to amend the provisions in the certificate of incorporation relating to the board of directors and its powers (Article Seventh), including the provisions that establish the classified board of directors, permit removal of directors only for cause and provide for indemnification and limitation of liability for the company's directors or officers. The proposed supermajority vote would also require the same supermajority vote to amend the bylaws of the company or to amend the supermajority amendment provisions (Articles Eighth and Ninth).

         As noted above, the board of directors believes (with C. William Kaman II abstaining) that these amendments to the certificate of incorporation are in the best interests of the company and its shareholders because it should enhance the continuity and stability of the company's board of directors. Requiring a supermajority vote to amend these provisions further enhances the continuity and stability of the company's board of directors. Further, these provisions of the certificate of incorporation provide protection for the company and the company's board of directors in the event of an outside third party offer and the requirement of a supermajority vote to amend, modify or repeal any of these provisions ensures that these provisions would continue to provide such protections.

         At this time, no offer to acquire control of the company is outstanding and, except for the other certificate of incorporation amendment proposal set forth in this proxy statement/prospectus, the board of directors does not know of any effort to amend, modify or repeal any provisions of the certificate of incorporation.

Updating Amendments

         Finally, the other certificate of incorporation amendment proposal would amend the certificate of incorporation to update it to reflect the retirement of previously issued and retired preferred stock of the company and provide the board of directors with flexibility to approve the issuance of preferred stock with no voting rights other than as required by law as well as reflect certain changes in the Connecticut law with respect to the indemnification of directors and officers.

Vote Required

         Approval of the other certificate of incorporation amendment proposal requires the affirmative vote by the holders of at least 66 2/3% of the outstanding shares of Class B Voting Common Stock. Members of the Kaman family have agreed to vote in excess of 80% of the outstanding shares of Class B Voting Common Stock in favor of the other certificate of incorporation amendment proposal, so approval is assured.

Proposed Amendments to Bylaws

         The proposed bylaw amendments provide for amendments to the bylaws concurrently with the amendments to the certificate of incorporation effecting the recapitalization and the other certificate of incorporation amendment proposal. The proposed bylaw amendments are reflected in the proposed amended and restated bylaws set forth as Annex C to this proxy statement/prospectus, which you are encouraged to read in its entirety. The proposed bylaw amendment will not be implemented unless the recapitalization is consummated.

         The changes included within the proposed bylaw amendments include the following:

         o the ability to call a special meeting of shareholders would be limited such that a special meeting of shareholders may only be called by (1) the president or by majority vote of the board of directors and (2) one or more shareholders holding in the aggregate at least 35% of the total number of shares entitled to vote on any issue proposed to be considered at such meeting;

         o a shareholder's notice of board nominations or other business to be brought before an annual meeting of shareholders generally must be delivered not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain certain required information; and

         o certain other changes of an updating nature, including amendments to reflect certain changes in Connecticut law.

         The board of directors believes (with C. William Kaman II abstaining) that implementing these changes is in the best interests of the company and its shareholders because it should enhance the continuity and stability of the company's board of directors. The limitation on the company's shareholders' ability to call a special meeting would limit the opportunities for the shareholders to remove directors or amend the certificate of incorporation or bylaw provisions without the board of director's concurrence. Requiring advance notice by shareholders for director nominations would prevent surprise proxy contests and give shareholders advance information about dissident nominees. Requiring advance notice for shareholder proposals would provide the company and the company's shareholders information with respect to shareholder proposals and would allow the company to prevent a proposal from being submitted to a shareholder vote if a shareholder does not comply with the advance notice provisions.

                          DESCRIPTION OF COMMON STOCK

         The following description of the Common Stock, par value $1.00 per share, that the company's shareholders will own following the recapitalization is not intended to be complete and is qualified by reference to the Connecticut Business Corporation Act and to the proposed form of the amended and restated certificate of incorporation attached as Annex B to this proxy statement/prospectus and the proposed form of the amended bylaws attached as Annex C to this proxy statement/prospectus, in each case as it will read upon completion of the recapitalization.

Authorized Capital Stock

         Following the recapitalization, the company will have one class of common stock, entitled "Common Stock", and the total number of shares of authorized capital stock will be 50,200,000, comprised as follows

         o        50,000,000 shares of Common Stock, par value $1.00 per share;
                  and

         o        200,000 shares of Preferred Stock, par value $1.00 per share.

         Based on shares of Class A Nonvoting Common Stock and Class B Voting Common Stock outstanding on August 17, 2005, the company expects to have up to approximately 23,712,183 shares of Common Stock issued and outstanding upon completion of the recapitalization, with the actual number depending on the elections to be made by the holders of Class B Voting Common Stock. As of August 17, 2005, no shares of the preferred stock were outstanding.

Common Stock

         The following is a description of the Common Stock that the company's shareholders will own following the recapitalization and assuming approval of the other certificate of incorporation amendment proposal.

         Dividend Rights. Holders of shares of the Common Stock will be entitled to receive dividends as declared by the board of directors. However, no dividend will be declared or paid on the shares of Common Stock until the company has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of the preferred stock.

         Voting Rights.  Following the recapitalization:

         o each share of Common Stock will be entitled to one vote per share;

         o in general, approval of matters submitted to a vote, other than the election of directors, will require the affirmative vote of a greater number of the shares of Common Stock present in person or by proxy than votes cast against such matters; and

         o in general, directors will be elected by a plurality of the shares of Common Stock present in person or by proxy.

         Classified Board. The company's board of directors will be divided into three classes of directors, initially comprised of two classes of three directors and one class of four directors. Directors will hold office for staggered terms of three years each, so that the term of one class expires at each annual meeting.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the company, after payments to holders of preferred stock of preferential amounts plus any accrued dividends, the company's remaining assets will be divided among holders of shares of Common Stock.

         Preemptive or Other Subscription Rights. Holders of shares of Common Stock will not have any preemptive rights to subscribe to any additional issue or sale of capital stock or to acquire any security convertible into capital stock.

         Conversion, Redemption, Sinking Fund and Other Rights. No conversion, redemption or sinking fund provisions will apply to shares of Common Stock, and shares of Common Stock will not be liable to further call or assessment by the company. All issued and outstanding shares of Common Stock will be fully paid and nonassessable.

         Restrictions on Alienability. There will be no restrictions on the alienability of shares of Common Stock.

Anti-Takeover Considerations

         Connecticut law, the company's certificate of incorporation (as amended in connection with the recapitalization and in accordance with the other certificate of incorporation amendment proposal) and the bylaws (as amended in connection with the recapitalization) contain provisions that could serve to discourage or to make more difficult a change in control of the company without the support of the company's board of directors or without meeting various other conditions.

         Extraordinary Corporate Transactions. Connecticut law provides that, in general, the holders of the shares entitled to vote thereon must approve any fundamental corporate transactions such as mergers, share exchanges or sales of all or substantially all of a corporation's assets and dissolutions.

         State Takeover Legislation. Section 33-841 of the Connecticut Business Corporation Act, in general, prohibits a business combination between a corporation and an interested shareholder, unless such business combination is first approved by the corporation's board of directors and then approved by the affirmative vote of at least: (a) the holders of 80% of the voting power of the outstanding shares of the voting stock of the corporation; and (b) the holders of 2/3 of the voting power of the outstanding shares of voting stock of the corporation other than voting stock held by the interested shareholder who is, or whose affiliate or associate is, a party to the business combination or held by an affiliate or associate of the interested shareholder.

         The restrictions of Section 33-841 of the Connecticut Business Corporation Act do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 33-841 of the Connecticut Business Corporation Act, that are investment companies registered under the Investment Company Act of 1940, or, that are not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The company is subject to Section 33-841 of the Connecticut Business Corporation Act. In the recapitalization agreement, the Kaman family has agreed to elect to take the part cash/part stock alternative to the extent requested to do so by the company, following the advice of its counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act to the recapitalization proposal. The company has so requested that the Kaman family make this election as to not less than 516,735 shares of their Class B Voting Common Stock. The Kaman family has advised the company that the Kaman family believes that an election as to a smaller number of shares would be sufficient to avoid application of the higher vote requirement and the company expects that there will be further discussions between the company and the Kaman family's representatives concerning the minimum amount of the Kaman family election. If the Kaman family makes the part stock/part cash election for the number of shares of its Class B Voting Common Stock as described above, the company does not believe that the recapitalization proposal will constitute a business combination with any interested shareholder pursuant to Section 33-841.

         Section 33-844 of the Connecticut Business Corporation Act prohibits a business combination between a corporation and an interested shareholder for a period of five years following such interested shareholder's stock acquisition date unless such business combination or the interested shareholder's purchase of the corporation's stock is first approved by the corporation's board of directors. This must include the approval of a majority of the nonemployee directors, of which there must be at least two. An interested shareholder is defined generally as the beneficial owner of ten percent or more of the voting power of the outstanding voting stock of a corporation.

         Four limited exceptions exist to the application of Section 33-844 of the Connecticut Business Corporation Act. One, board of director approval is not required where the corporation does not have a class of voting stock registered pursuant to Section 12 of the Exchange Act. In order for this exception to apply, the corporation's certificate of incorporation must not provide otherwise, and the failure of the corporation to have a registered class of voting stock must not have resulted from the stock acquisition that caused the shareholder to become an interested shareholder . Two, board of director approval is not required where the interested shareholder became an interested shareholder inadvertently. In order for this exception to apply, the interested shareholder must, as soon as practicable, divest itself of an amount of stock so that it is no longer an interested shareholder and must have not been at any time during the preceding five years an interested shareholder but for the inadvertent acquisition. Three, board of director approval is not required where the interested shareholder was an interested shareholder on February 1, 1988, provided that the interested shareholder did not increase its proportionate share of voting stock without prior approval from the board of directors. Four, board of director approval is not required where the corporation on and after January 1, 1991 agrees to the Connecticut Partnership Compact and adopts an amendment to its certificate of incorporation or its bylaws, in the manner provided pursuant to Section 33-845, that expressly elects for the corporation not to be governed by Section 33-844.

         The company is not subject to Section 33-844 of the Connecticut Business Corporation Act because the Class B Voting Common Stock is not registered pursuant to Section 12 of the Exchange Act. However, if the recapitalization proposal is approved and the recapitalization is effected, the company will thereafter be subject to Section 33-844 of the Connecticut Business Corporation Act.

         The Connecticut Tender Offer Act prohibits tender offers involving target companies in Connecticut unless the tender offer in question is effective under the Connecticut Tender Offer Act or exempted by the Connecticut commissioner of banking or his or her designee. In order for such a tender offer to become effective, the offeror must comply with certain filing and substantive requirements set forth in the Connecticut Tender Offer Act.

         Rights of Dissenting Shareholders. Under Connecticut law, appraisal rights may be triggered by any of the five following corporate actions: (1) subsidiary mergers and mergers where voting shares will not remain outstanding after the merger becomes effective; (2) share exchanges where shares of the holder entitled to appraisal rights are being acquired by another corporation;
(3) a disposition of assets that must be approved by the shareholders; (4) an amendment of the certificate of incorporation that reduces the number of shares of a class of stock to a fraction that then may be repurchased by the corporation; and (5) any other merger, share exchange, disposition of assets or amendment to the certificate designated as triggering appraisal rights in the certificate of incorporation or bylaws of the corporation or by resolution of the board of directors. The company does not believe that either the recapitalization proposal or the other certificate of incorporation amendment proposal involves any of the transactions which give rise to appraisal rights under Connecticut law.

         Special Meetings of Shareholders. Following the recapitalization, the bylaws will provide that special meetings of the shareholders may be called at any time only by the president, by majority vote of the board of directors or by one or more shareholders holding in the aggregate at least 35% of the total number of shares entitled to vote on any issue proposed to be considered at that meeting upon their delivery to the company's secretary of one or more written demands for the meeting describing the purpose(s) for which it is to be held.

         Cumulative Voting. Connecticut law permits shareholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation's certificate of incorporation. The certificate of incorporation does not authorize cumulative voting.

         Removal of Directors. Connecticut law provides that a company's shareholders may remove one or more directors with or without cause unless the certificate of incorporation provides that directors may be removed only for cause. Following the recapitalization, the company's certificate of incorporation will provide that a director may only be removed for cause by shareholders if the number of votes cast to remove him or her exceeds the number of votes cast not to remove him or her and only at a meeting called for the purpose of removing him or her, the notice of which must state that the purpose, or one of the purposes, of the meeting is the removal of the director.

         Vacancies. Connecticut law provides that, unless the certificate of incorporation provides otherwise, if a vacancy occurs on a company's board of directors, including a vacancy resulting from an increase in the number of directors, the company's shareholders may fill the vacancy, the company's board of directors may fill the vacancy or, if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

         The company's certificate of incorporation provides that any vacancy in the board of directors by reason of death, resignation or other cause may be filled for the unexpired portion of the term by a concurring vote of a majority of the remaining directors in office, or by action of the sole remaining director in office, though the number of directors at the meeting to fill such vacancy are less than a quorum and though such majority is less than a quorum.

                                      57

                                         COMPARISON OF
                                       SHAREHOLDERS RIGHTS


         Following the recapitalization, the rights of each holder of shares of Common Stock will be identical in all material respects to the rights of each holder of shares of Class A Nonvoting
Common Stock and Class B Voting Common Stock prior to the recapitalization, except with respect to the matters specified below:

                                 Pre-Recapitalization Class A              Post-Recapitalization
                              Nonvoting Common Stock and Class B
                                     Voting Common Stock                        Common Stock

Capital Structure:           Two classes of common stock:  Class A    One class of Common Stock.
                             Nonvoting Common Stock and Class B
                             Voting Common Stock.

Voting:                      Shares of Class A Nonvoting Common       Each share of Common Stock entitled
                             Stock generally not entitled to vote     to one vote per share for which
                             other than as required by law for        approval by holders of common stock
                             certain extraordinary transactions or    is required.
                             authorization of additional shares of
                             preferred stock or common stock.

                             Each share of Class B Voting Common
                             Stock entitled to one vote per share
                             as to all matters for which common
                             shareholder approval is required.

Number and Organization of   Ten member board, with each director     Ten member board, divided into two
Board of Directors:          elected for a one year term.             classes of three directors each and
                             Governing documents permit a minimum     one class of four directors. In
                             of three and a maximum of 15 directors.  general, directors will hold office for staggered terms of three years
                                                                      each, so that the term of one class
                                                                      expires at each annual meeting.
                                                                      Governing documents permit a
                                                                      minimum of three and a maximum of
                                                                      15 directors.

Removal of Directors:        Any director or the entire board of      A director or directors may be
                             directors may be removed, either with    removed only for cause, provided that
                             or without cause, at any time by         a quorum consisting of the holders of
                             shareholder vote, provided that a        a majority of the issued and
                             quorum consisting of the holders of a    outstanding shares entitled to be
                             majority of the issued and outstanding   cast is present and the number of
                             shares entitled to be cast is present    votes cast in favor of removal of the
                             and the number of votes cast in favor    director(s) exceeds the number of
                             of removal of the director(s) exceeds    votes cast opposing removal of such
                             the number of votes cast opposing        director(s).
                             removal of such director(s).

Calling Special Meetings     A special meeting of shareholders may    A special meeting of shareholders may
of Shareholders:             be called at any time by the president   only be called by (1) the president
                             or by resolution of the board of         or by majority vote of the board of
                             directors and must be called by the      directors, or (2) one or more
                             president upon the request of any two    shareholders holding in the aggregate
                             directors or upon the written request    at least 35% of the total number of
                             of one or more shareholders holding in   shares entitled to vote on any issue
                             the aggregate at least 10% of the        proposed to be considered at such
                             total number of shares entitled to       meeting upon their delivery to the
                             vote at such meeting.                    secretary of the company of one or

                                                                      more written demands for the meeting
                                                                      describing the purpose(s) for which
                                                                      it is to be held.

Notice of Shareholder        The company's organizational documents   To be timely, a shareholder's written
Nominations of Members of    are silent with respect to notice of     notice to the secretary of the
the Board of Directors:      shareholder nominations of members of    company must be delivered to or
                             the board of directors.                  mailed and received at the principal
                                                                      executive offices of the company, in
                                                                      the case of: (i) an annual meeting,
                                                                      not less than 75 days nor more than
                                                                      90 days prior to the first
                                                                      anniversary of the date of the
                                                                      immediately preceding year's annual
                                                                      meeting of shareholders; provided,
                                                                      however, that if the date of the
                                                                      annual meeting is advanced more than
                                                                      30 days prior to or delayed by more
                                                                      than 30 days after the anniversary of
                                                                      the preceding year's annual meeting,
                                                                      to be timely, notice by the
                                                                      shareholder must be so received not
                                                                      later than the close of business on
                                                                      the 10th day following the day on
                                                                      which notice of the date of the
                                                                      annual meeting was mailed or public
                                                                      disclosure of the date of the annual
                                                                      meeting is first given or made,
                                                                      whichever first occurs; and (ii) a
                                                                      special meeting of shareholders
                                                                      called for the purpose of electing
                                                                      directors, not later than the close
                                                                      of business on the 10th day following
                                                                      the day on which notice of the date
                                                                      of the special meeting was mailed or
                                                                      public disclosure of the date of the
                                                                      special meeting is first given or
                                                                      made, whichever first occurs.

                                                                      To be in proper written form, a
                                                                      shareholder's notice to the Secretary
                                                                      must set forth (a) as to each person
                                                                      whom the shareholder proposes to
                                                                      nominate for election as a director
                                                                      (i) certain personal information of
                                                                      such nominee, (ii) such nominee's
                                                                      share ownership, if any, in the
                                                                      company and (iii) any other
                                                                      information relating to the nominee
                                                                      that would be required to be disclosed
                                                                      in a filing required to be made in
                                                                      connection with solicitations of
                                                                      proxies for election of directors
                                                                      under the Exchange Act and (b) as to
                                                                      the shareholder giving the notice (i)
                                                                      certain personal information of such
                                                                      shareholder, (ii) such shareholder's
                                                                      share ownership in the company, (iii)
                                                                      a description of all arrangements
                                                                      between such shareholder and each

                                                                      proposed nominee and any other person
                                                                      or persons (including their names)
                                                                      pursuant to which the nomination(s)
                                                                      are to be made by such shareholder,
                                                                      (iv) a representation that such
                                                                      shareholder intends to appear in
                                                                      person or by proxy at the meeting to
                                                                      nominate the person(s) and (v) any
                                                                      other information relating to such
                                                                      shareholder that would be required to
                                                                      be disclosed in a filing required to
                                                                      be made in connection with
                                                                      solicitations of proxies for election
                                                                      of directors under the Exchange Act.

Notice of Shareholder        The company's organizational documents   For a matter to be properly brought
Business at Annual           are silent with respect to notice of     before the annual meeting by a
Meetings:                    shareholder business at annual           shareholder, such person must (i) be
                             meetings. Pursuant to Rule 14a-8         a shareholder of record on the date
                             promulgated under the Exchange Act, a    of the giving of the notice and on
                             shareholder proposal for a company's     the record date for the determination
                             annual meeting must be received at the   of shareholders entitled to notice of
                             company's principal executive offices    and to vote at the annual meeting and
                             not less than 120 calendar days before   (ii) comply with the timing and
                             the date of the company's proxy          notice procedures summarized below.
                             statement released to shareholders in
                             connection with the previous year's      To be timely, a shareholder's written
                             annual meeting.  However, if the         notice to the Secretary must be
                             company did not hold an annual meeting   delivered to or mailed and received
                             the previous year, or if the date of     at the principal executive offices of
                             this year's annual meeting has been      the company not less than 75 days nor
                             changed by more than 30 days from the    more than 90 days prior to the first
                             date of the previous year's meeting,     anniversary of the date of the
                             then the deadline is a reasonable time   immediately preceding year's annual
                             before the company begins to print and   meeting of shareholders; provided,
                             mail its proxy materials.                however, that if the date of the
                                                                      annual meeting is advanced more than
                                                                      30 days prior to or delayed by more
                                                                      than 30 days after the anniversary of
                                                                      the preceding year's annual meeting,
                                                                      to be timely, notice by the
                                                                      shareholder must be so received not
                                                                      later than the close of business on
                                                                      the tenth day following the day on
                                                                      which notice of the date of the annual
                                                                      meeting was mailed or public
                                                                      disclosure of the date of the annual
                                                                      meeting is first given or made,
                                                                      whichever first occurs.

                                                                      To be in proper written form, a
                                                                      shareholder's notice to the Secretary
                                                                      must set forth as to each matter such
                                                                      shareholder proposes to bring before
                                                                      the annual meeting (i) a brief
                                                                      description of the business desired to
                                                                      be brought before the meeting and the
                                                                      reasons for conducting such business

                                                                      at the meeting, (ii) the name and
                                                                      record address of such shareholder
                                                                      proposing such business, (iii) such
                                                                      shareholder's share ownership in the
                                                                      company, (iv) a description of all
                                                                      arrangements between such shareholder
                                                                      and any other person or persons
                                                                      (including their names) in connection
                                                                      with the proposal of such business by
                                                                      such shareholder and any material
                                                                      interest of such shareholder in such
                                                                      business and (v) a representation that
                                                                      such shareholder intends to appear in
                                                                      person or by proxy at the meeting to
                                                                      bring such business before the
                                                                      meeting.

                                 LEGAL MATTERS

         The validity of the Common Stock to be issued in connection with the recapitalization will be passed upon by Shipman & Goodwin LLP.

                                    EXPERTS

         The consolidated financial statements incorporated into this proxy statement/prospectus by reference from Kaman's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon their authority as experts in accounting and auditing.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

         Pursuant to SEC rules, proposals of shareholders intended to be submitted for action at the 2006 Annual Meeting of Shareholders must be received by the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before November 15, 2005. Pursuant to SEC rules and the company's amended bylaws, shareholders who wish to present a proposal at the 2006 Annual Meeting of Shareholders, when such proposal is not intended to be included in the company's notice of meeting, proxy statement and form of proxy relating to that meeting, must give advance notice to the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before February 3, 2006, but no earlier than January 19, 2006, which is the period not less than 75 days, nor more than 90 days, prior to the first anniversary of the company's last annual meeting of shareholders held on April 19, 2005.

                      WHERE YOU CAN FIND MORE INFORMATION

         The company files annual, quarterly, and current reports with the SEC though the company is not currently required to file proxy statements with the SEC. SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document the company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The company maintains a website at http://www.kaman.com. The information contained in the company's website is not incorporated by reference in this proxy statement/prospectus and you should not consider it a part of this proxy statement/prospectus.

         The SEC allows the company to incorporate by reference the information the company files with them, which means that the company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates important business and financial information about Kaman that is not included in or delivered with this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

         - annual report on Form 10-K for the fiscal year ended December 31, 2004;

         - quarterly reports on Form 10-Q for the quarterly periods ended April 1, 2005 and July 1, 2005;

         - current reports on Form 8-K filed on February 24, 2005, March 16, 2005, May 6, 2005, June 8, 2005, June 8, 2005, June 23, 2005, June
             24, 2005, June 29, 2005, July 1, 2005, July 6, 2005, July 22,
             2005, July 29, 2005, August 3, 2005 and August 8, 2005.

         The company is also incorporating by reference additional documents that the company files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meetings.

         You may request a copy of these filings, at no cost, by writing or telephoning the company at the following address and telephone number:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Attn:  Russell H. Jones
Telephone:  (860) 243-6307


         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, INCLUDING ANY DOCUMENTS THE COMPANY MAY SUBSEQUENTLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE THE SPECIAL MEETING FOR THE CLASS THAT YOU OWN, PLEASE DO SO BY [ ], 2005 SO THAT YOU WILL RECEIVE THEM BEFORE THE SPECIAL MEETINGS FOR THE CLASS OF STOCK THAT YOU OWN.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                                                                        ANNEX A


This Annex A contains the recapitalization agreement described in this proxy statement/prospectus at "The Recapitalization--The Recapitalization Agreement", but does not contain any of the Schedules or Exhibits thereto. Exhibits A-1 and A-2 thereto, which are respectively the company's proposed amended and restated certificate of incorporation and the proposed amended bylaws as they would read if the recapitalization is completed, can be found as Annexes B and C to this proxy statement/prospectus. A complete copy of the recapitalization agreement with all schedules and exhibits was filed by the company with the SEC as an exhibit 2.1 to a Form 8-K on June 8, 2005 and is incorporated by reference herein.

                                   AGREEMENT
                                   ---------

         THIS AGREEMENT (this "Agreement"), dated as of June 7, 2005, is by and among (i) Kaman Corporation, a Connecticut corporation (the "Company"), (ii) Newgate Associates Limited Partnership, a Connecticut limited partnership ("Newgate"), in its capacity as a shareholder of the Company, (iii) Oldgate Limited Partnership, a Connecticut limited partnership ("Oldgate"), in its capacity as a shareholder of the Company, (iv) Charles H. Kaman ("Kaman"), in his capacity as a shareholder of the Company, (v) C. William Kaman II ("CWK"), in his capacity as (A) as a shareholder of the Company, (B) the sole general partner of Newgate and Oldgate, (C) a voting trustee (a "Voting Trustee") under the Voting Trust Agreement, dated August 14, 2000 and as amended as of June 7, 2005 (as so amended, the "Voting Trust Agreement"), (D) an attorney-in-fact (a "DPA Attorney-in-Fact") under a Durable Power of Attorney, dated May 4, 1996 (the "Durable Power of Attorney"), and (E) the trustee on behalf of his children, Charles Tyson Kaman ("CTK") and Kathryn S. Kaman ("KSK"), as shareholders in the Company, (vi) Roberta C. Kaman ("RCK"), in her capacity as
(A) a shareholder of the Company, (B) a DPA Attorney-in-Fact, and (C) a Voting Trustee, (vii) Steven W. Kaman ("SWK"), in his capacity as (A) a shareholder of the Company, (B) a DPA Attorney-in-Fact, (C) a Voting Trustee and (D) the trustee on behalf of his child, Cameryn H. Kaman, as a shareholder of the Company, and (viii) Cathleen H. Kaman ("CHK"), in her capacity as (A) a shareholder of the Company, (B) a DPA Attorney-in-Fact, (C) a Voting Trustee and (D) the trustee on behalf of her child, Zane N. Kaman-Wood, as a shareholder in the Company. The Company, Newgate, Oldgate, Kaman, CWK, RCK, SWK and CHK are referred to herein individually as a "Party" and collectively as the "Parties", and the Parties other than the Company are referred to herein collectively as the "Shareholders."

                              W I T N E S S E T H
                              -------------------

         WHEREAS, a Special Committee of the Board of Directors of the Company (the "Special Committee") was appointed by the Board of Directors of the Company (the "Board") on April 15, 2003 to consider alternatives to the current capital structure of the Company;

         WHEREAS, the Special Committee and its legal and financial advisors on the one hand, and the representatives and agents of the Shareholders, as holders of (i) Class A Common Stock, par value $1.00 per share (the "Class A Stock"), of the Company and (ii) Class B Common Stock, par value $1.00 per share (the "Class B Stock"), of the Company and their legal and financial advisors on the other hand, have been in discussions and negotiations regarding the material terms of the Proposed Transaction (as defined below);

         WHEREAS, the Special Committee has recommended to the Board and the Board has approved the adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Charter") in the form set forth in Article Fourth of the proposed Amended and Restated Certificate of Incorporation of the Company attached as Exhibit A-1 hereto (the "Proposed Recapitalization Amendments") whereby each share of (i) Class A Stock will become one share of Common Stock authorized by Paragraph A of the Proposed Recapitalization Amendments, and (ii) Class B stock will be reclassified into
1.95 shares of Common Stock authorized by Paragraph A of the Proposed Recapitalization Amendments, except that each share of Class B Stock issued and outstanding and held by recordholder(s) who have, not later than the third business day immediately preceding the date of the Shareholders' Meeting (as defined in Paragraph 21), validly elected to accept alternative consideration as to such shares of Class B Stock (the "Alternative Class B Stock Consideration") shall be reclassified into one share of validly issued, fully paid and nonassessable Common Stock authorized by Paragraph A of the Proposed Recapitalization Amendments and the right to receive an amount in cash equal to $14.76 (collectively, the "Proposed Recapitalization"), which amount of cash equals .95 times the Class A Share Deemed Value (as defined in Paragraph 16(d));

         WHEREAS, the Special Committee has recommended to the Board and the Board has approved, contingent upon the completion of the Proposed Recapitalization or the Substitute Recapitalization Proposal (as defined in Paragraph 16(a)), the adoption of amendments to (i) the Charter (collectively, the "Proposed Charter Governance Amendments") in the forms set forth in the Amended and Restated Certificate of the Company attached as Exhibit A-1 hereto (other than Paragraph C of Article Fourth thereto), and (ii) the Company's Bylaws (collectively, the "Proposed Bylaw Governance Amendments" and together with the Proposed Recapitalization and the Proposed Charter Governance Amendments, the "Proposed Transaction") in the form set forth in Exhibit A-2 hereto, relating to certain governance matters;

         WHEREAS, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a financial advisor to the Special Committee, has delivered its opinion to the Special Committee that the consideration to be received by the holders of the Class B Stock in the Proposed Recapitalization is fair, from a financial point of view, to the holders (including the Shareholders) of the Class B Stock (solely with respect to such Class B Stock);

         WHEREAS, Evercore Group Inc., a financial advisor to the Special Committee, has delivered its opinion to the Special Committee that the Proposed Recapitalization is fair, from a financial point of view, to the holders of the Class A Stock (solely with respect to such Class A Stock);

         WHEREAS, (i) the Class B Stock is currently the only class of capital stock of the Company entitled pursuant to the terms of the Charter to vote generally on matters submitted to the Company's shareholders and (ii) the holders of Class B Stock will be (a) entitled to vote on the Proposed Recapitalization or the Substitute Recapitalization Proposal as a separate class and (b) the only class of capital stock of the Company entitled to vote on the Proposed Charter Governance Amendments;

         WHEREAS, the holders of Class A Stock will (i) have the right to vote on the Proposed Recapitalization or the Substitute Recapitalization Proposal as a separate class and (ii) not have the right to vote on the Proposed Charter Governance Amendments;

         WHEREAS, none of the holders of the Class B Stock or the Class A Stock will have the right to vote on the Proposed Bylaw Governance Amendments;

         WHEREAS, subject to Paragraph 21(b), the Board expects to make a recommendation to the holders of the Class A Stock and the Class B Stock in the proxy materials sent to the holders of such shares that the holders of each such class approve the Proposed Recapitalization or the Substitute Recapitalization Proposal;

         WHEREAS, subject to Paragraph 21(b), the Board expects to make a recommendation to the holders of the Class B Stock in the proxy materials sent to the holders of such shares that the holders of the Class B Stock approve the Proposed Charter Governance Amendments;

         WHEREAS, (i) the Durable Power of Attorney governs the power to vote 258,375 shares of the Class B Stock, evidenced by the certificate numbers set forth on Schedule A-1, registered in the name of Kaman on the books and records of the Company (the "Directly Owned Kaman Class B Shares"), (ii) the Voting Trust Agreement governs the power to vote 96,601 shares of the Class B Stock, evidenced by (A) the stock certificate number set forth on Schedule A-2, registered in the name of John C. Yavis, Jr. as Custodian under the Voting Trust Agreement on the books and records of the Company, and (B) the voting trust certificate number set forth on Schedule A-2, registered in the name of Kaman under the Voting Trust Agreement, any such disposition to be subject to the Voting Trust Agreement (the "Indirectly Owned Kaman Class B Shares" and, together with the Directly Owned Kaman Class B Shares, the "Kaman Class B Shares"), and (iii) the General Power of Attorney governs the power to dispose or to direct the disposition of (but not the vote of) the Kaman Class B Shares;

         WHEREAS, the General Power of Attorney, dated February 11, 1998, granted by Kaman (the "General Power of Attorney") governs the power to vote and to dispose or to direct the disposition of 234,626 shares of the Class A Stock, evidenced by the certificate numbers set forth on Schedule A-3, registered in the name of Kaman on the books and records of the Company (the "Kaman Class A Shares" and, together with the Kaman Class B Shares, the "Kaman Shares");

         WHEREAS, CWK, as the sole general partner of Newgate, has investment power, which includes the power to dispose or to direct the disposition of, (i) 103,201 shares of Class B Stock, evidenced by (A) the stock certificate number set forth on Schedule B-1, registered in the name of John C. Yavis, Jr. as Custodian under the Voting Trust Agreement on the books and records of the Company, and (B) the voting trust certificate number set forth on Schedule B-1, registered in the name of Newgate under the Voting Trust Agreement, any such disposition to be subject to the Voting Trust Agreement (the "Newgate Class B Shares"), and (ii) 95,264 shares of Class A Stock, evidenced by the certificate numbers set forth on Schedule B-2, registered in the name of Newgate on the books and records of the Company (the "Newgate Class A Shares" and, together with the Newgate Class B Shares, the "Newgate Shares"), pursuant to Section
4.01 of the Limited Partnership Agreement, dated December 23, 1992, as amended on June 16, 1999, on July 16, 2004 and June 7, 2005 (as so amended, the "Newgate Partnership Agreement");

         WHEREAS, CWK, as the sole general partner of Oldgate, has investment power, which includes the power to dispose or to direct the disposition of, 148,850 shares of Class A Stock, evidenced by the certificate numbers set forth on Schedule C, registered in the name of Oldgate on the books and records of the Company (the "Oldgate Shares"), pursuant to Sections 4.01 and 4.02 of the Oldgate Limited Partnership Agreement of Limited Partnership, dated December 18, 1996 (the "Oldgate Partnership Agreement");

         WHEREAS, CWK has investment power, which includes the power to dispose or to direct the disposition of, (i) 69,246 shares of Class B Stock, evidenced by the certificate numbers set forth on Schedule D-1, registered in the name of CWK, either individually or as trustee, on the books and records of the Company (the "CWK Class B Shares"), and (ii) 152,277 shares of Class A Stock, evidenced by the certificate numbers set forth on Schedule D-2, registered in the name of CWK, either individually or as trustee, on the books and records of the Company (the "CWK Class A Shares" and, together with the CWK Class B Shares, the "CWK Shares");

         WHEREAS, RCK has investment power, which includes the power to dispose or to direct the disposition of, (i) 1,471 shares of Class B Stock, evidenced by the certificate numbers set forth on Schedule E-1, registered in the name of RCK on the books and records of the Company (the "RCK Class B Shares"), and
(ii) 23,132 shares of Class A Stock, evidenced by the certificate numbers set forth on Schedule E-2, registered in the name of RCK on the books and records of the Company (the "RCK Class A Shares" and, together with the RCK Class B Shares, the "RCK Shares");

         WHEREAS, SWK has investment power, which includes the power to dispose or to direct the disposition of, (i) 10,183 shares of Class B Stock, evidenced by the certificate numbers set forth on Schedule F-1, registered in the name of SWK, either individually or as trustee, on the books and records of the Company (the "SWK Class B Shares"), and (ii) 4,151 shares of Class A Stock, evidenced by the certificate numbers set forth on Schedule F-2, registered in the name of SWK on the books and records of the Company (the "SWK Class A Shares" and, together with the SWK Class B Shares, the "SWK Shares");

         WHEREAS, CHK has investment power, which includes the power to dispose or to direct the disposition of, (i) 12,634 shares of Class B Stock, evidenced by the certificate numbers set forth on Schedule G-1, registered in the name, either individually or as trustee, of CHK on the books and records of the Company (the "CHK Class B Shares"), and (ii) 43,397 shares of Class A Stock, evidenced by the certificate numbers set forth on Schedule G-2, registered in the name of CHK on the books and records of the Company (the "CHK Class A Shares" and, together with the CHK Class B Shares, the "CHK Shares");

         WHEREAS, entitlement to vote (i) the Kaman Class A Shares is held by John C. Yavis, Jr., in his capacity as the Attorney-in-Fact (the "GPA Attorney-in-Fact") under the General Power of Attorney, (ii) the Newgate Class A Shares is held by CWK, as the sole general partner of Newgate, under Section
4.01 of the Newgate Partnership Agreement, (iii) the Oldgate Shares is held by CWK, as the sole general partner of Oldgate, under Sections 4.01 and 4.02 of the Oldgate Partnership Agreement, (iv) the CWK Class A Shares is held by CWK either individually or as trustee, (v) the RCK Class A Shares is held by RCK individually, (vi) the SWK Class A Shares is held by SWK either individually or as trustee, and (vii) the CHK Class A Shares is held by CHK either individually or as trustee;

         WHEREAS, entitlement to vote (i) the Kaman Class B Shares is held by the DPA Attorneys-in-Fact under the Durable Power of Attorney, (ii) the Newgate Class B Shares is held by the Voting Trustees party to this Agreement under the Voting Trust Agreement, (iii) the CWK Class B Shares is held by CWK individually or as trustee, (iv) the RCK Class B Shares is held by RCK individually, (v) the SWK Class B Shares is held by SWK individually, and (vi) the CHK Class B Shares is held by CHK individually or as trustee; and

         WHEREAS, the Parties intend that this Agreement shall be a "voting agreement" created under and pursuant to Section 33-716 of the Connecticut Business Corporation Act and that the irrevocable appointments of proxies by the Shareholders pursuant to this Agreement are intended to be coupled with an interest by virtue of the Shareholders entering into this Agreement.

         NOW THEREFORE BE IT RESOLVED, that in consideration of the foregoing and other mutually satisfactory consideration, the receipt and sufficiency of which has heretofore been acknowledged by the Parties, the Parties hereby agree as follows:

1. Subject to and in accordance with the other provisions of this Agreement, the Shareholders and the Company agree to recapitalize the capital stock of the Company whereby each share of (i) Class A Stock will become one share of Common Stock authorized by Paragraph A of the Proposed Recapitalization Amendments, and (ii) Class B stock will be reclassified into 1.95 shares of Common Stock authorized by Paragraph A of the Proposed Recapitalization Amendments, except that each share of Class B Stock issued and outstanding and held by recordholder(s) who have, not later than the third business day immediately preceding the date of the Shareholders' Meeting, validly elected to accept the "Alternative Class B Stock Consideration" as to such shares of Class B Stock shall be reclassified into one share of validly issued, fully paid and nonassessable Common Stock authorized by Paragraph A of the Proposed Recapitalization Amendments and the right to receive an amount in cash equal to $14.76, in each case without any further action by the holder thereof other than as set forth in the Proposed Recapitalization Amendments.

2. Each of the DPA Attorneys-in-Fact hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period (as defined in Paragraph 12(a)) and until the Expiration Date (as defined in Paragraph 12(b)), at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, each such DPA Attorney-in-Fact shall appear at each such meeting, in person or by proxy, or otherwise cause the Kaman Class B Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), each such DPA Attorney-in-Fact shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the Kaman Class B Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of such DPA Attorneys-in-Fact or any other Party contained in this Agreement, and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit B hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

3. Each of the Voting Trustees hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, each such Voting Trustee shall appear at each such meeting, in person or by proxy, or otherwise cause the Newgate Class B Shares and the Indirectly Owned Kaman Class B Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), each such Voting Trustee shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the Newgate Class B Shares and the Indirectly Owned Kaman Class B Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Voting Trustees or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit C hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

4. Kaman hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, the DPA Attorneys-in-Fact and the GPA Attorney-in-Fact, acting on behalf of Kaman, shall appear at each such meeting, in person or by proxy, or otherwise cause the Directly Owned Kaman Class B Shares (in the case of the DPA Attorneys-in-Fact) and the Kaman Class A Shares (in the case of the GPA Attorney-in-Fact) to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), the DPA Attorneys-in-Fact and the GPA Attorney-in-Fact, acting on behalf of Kaman, shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the Directly Owned Kaman Class B Shares (in the case of the DPA Attorneys-in-Fact) and the Kaman Class A Shares (in the case of the GPA Attorney-in-Fact) (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in the case of the Directly Owned Kaman Class B Shares, in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Kaman or any other Party contained in this Agreement and
         (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit D hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

5. Newgate hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, Newgate shall appear at each such meeting, in person or by proxy, or otherwise cause the Newgate Class A Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), Newgate shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the Newgate Class A Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof and (b) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Newgate or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit E hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

6. Oldgate hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, Oldgate shall appear at each such meeting, in person or by proxy, or otherwise cause the Oldgate Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), Oldgate shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the Oldgate Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, and (b) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Oldgate or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit F hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

7. CWK hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, CWK shall appear at each such meeting, in person or by proxy, or otherwise cause the CWK Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), CWK shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the CWK Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in the case of the CWK Class B Shares, in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CWK or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit G hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

8. RCK hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, RCK shall appear at each such meeting, in person or by proxy, or otherwise cause the RCK Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), RCK shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the RCK Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in the case of the RCK Class B Shares, in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and
         (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or
         (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of RCK or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit H hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

9. SWK hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, SWK shall appear at each such meeting, in person or by proxy, or otherwise cause the SWK Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), SWK shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the SWK Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in the case of the SWK Class B Shares, in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SWK or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit I hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

10. CHK hereby agrees (i) that commencing upon the expiration of the Permitted Termination Period and until the Expiration Date, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, CHK shall appear at each such meeting, in person or by proxy, or otherwise cause the CHK Shares to be counted as present thereat for purposes of establishing a quorum, and, subject to Paragraph 21(b), CHK shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of the CHK Shares (a) in favor of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement and all other actions required in furtherance thereof, (b) in the case of the CHK Class B Shares, in favor of the Proposed Charter Governance Amendments and all other actions required in furtherance thereof and (c) against any proposal that (I) is inconsistent with or contrary to the terms and conditions of whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal is then recommended by the Board in accordance with this Agreement, the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or (II) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHK or any other Party contained in this Agreement and (ii) within two business days following the expiration of the Permitted Termination Period, to cause to be provided to the Company a fully executed copy of the irrevocable proxy in the form attached as Exhibit J hereto; provided, that such proxy need not be so provided if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b).

11. The Company and the Shareholders approve of the issuance of the public announcement of this Agreement as previously reviewed and agreed among them and to consult with, and obtain the approval of, each other before issuing any other press release or making any other public announcement with respect to this Agreement, except in each such case as may be required by applicable law or the Company's listing agreement with Nasdaq Stock Market, Inc.

12. For purposes of this Agreement, the following terms shall have the specified definitions:

                  (a) the "Permitted Termination Period" shall be the period beginning from the later of (i) the date of this Agreement and (ii) the date of public announcement of this Agreement, and, unless sooner ended under Paragraph 14(b) or 15(d), continuing until the later of (i) 35 days after the beginning of the Permitted Termination Period and (ii) five days following written notice by the Company to the Shareholders that the Company has received confirmation by the Staff of the Securities and Exchange Commission (the "SEC") that it will act promptly on a request by the Company for acceleration of effectiveness of the registration statement containing the Meeting Documents (as defined in Paragraph 22);

                  (b) the "Expiration Date" shall be the earliest to occur of the following: (i) the termination of this Agreement by the Shareholders as permitted in Paragraph 14(a) unless this Agreement shall have been reinstated pursuant to Paragraph 14(b); (ii) the consummation of the Proposed Recapitalization or the Substitute Recapitalization Proposal; (iii) the holders of Class A Stock shall have failed to approve the Proposed Recapitalization or the Substitute Recapitalization Proposal at the Shareholders' Meeting (it being understood that other matters unrelated to this Agreement may be set forth on the meeting agenda); (iv) the Board shall have determined not to proceed with the Proposed Recapitalization or the Substitute Recapitalization Proposal as permitted in Paragraph 21(b); (v) in the event that no Amendment Notice shall be given under Paragraph 15(b) or a second arbitration commenced under Paragraph 15(c), the day that is six months after the date of this Agreement; and (vi) in the event that an Amendment Notice shall be given under Paragraph 15(b) or a second arbitration commenced under Paragraph 15(c), the date determined under clause (v) plus the number of days by which the Arbitration Period shall have been extended beyond the Arbitration Period that would have applied had there been no Amendment Notice and no second arbitration;

                  (c) "affiliate" of any person shall mean another person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; and

                  (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

13. (a) The Shareholders hereby represent and warrant to the Company that they have delivered to Thomas Groark of Day, Berry & Howard, as custodian, fully executed copies of the irrevocable proxies to be delivered pursuant to Paragraphs 2 through 10 of this Agreement and the share certificates to be delivered by them pursuant to the next sentence. Not more than two business days following the expiration of the Permitted Termination Period, the Shareholders shall cause to be presented to the Company the stock certificates representing the Shares held by them for the purpose of placing an appropriate legend concerning the restrictions on transfer and voting imposed hereby and noting the existence of an irrevocable proxy with respect to the Shares represented by such certificate; provided, that such stock certificates need not be so presented if the Expiration Date shall have occurred and this Agreement shall not have been reinstated pursuant to Paragraph 14(b). Unless otherwise permitted under this Agreement, none of the Shareholders shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of their Shares.

         (b) The Company agrees that if the Expiration Date occurs and neither the Recapitalization Proposal nor the Substitute Recapitalization Proposal shall have been consummated, the Company shall within two business days thereafter deliver to Thomas Groark of Day, Berry & Howard, as custodian, (i) any irrevocable proxies previously delivered by the Shareholders under Paragraph 13(a) and (ii) either any share certificates previously delivered by the Shareholders under Paragraph 13(a) or replacement share certificates in the same amounts and with the same registered holders as any share certificates so previously delivered by the Shareholders, in each case without any legend.

14. (a) Notwithstanding any other provisions contained in this Agreement, the Shareholders, or any of them, may until the expiration of the Permitted Termination Period engage in discussions concerning any transaction involving the possible sale or other disposition of their Class B Shares, whether or not such transaction might result in a Business Combination (as defined in Paragraph 17) (any such sale or other disposition an "Alternative Transaction"), and terminate this Agreement to complete an Alternative Transaction, if (i) such Alternative Transaction constitutes a "Qualifying Alternative Transaction" (as defined in Paragraph 14(c)), (ii) none of the Shareholders or their representatives or agents shall have taken any action from and after the date of this Agreement to solicit either such Qualifying Alternative Transaction or any other Alternative Transaction, it being agreed, however, that engaging in discussions or negotiations with a third party with whom or with which discussions concerning a possible sale of their Class B Shares have been held by or on behalf of Kaman or any of the other Shareholders prior to November 15, 2004, all such parties having been separately identified in writing by the Shareholders to the Company, or with a third party that shall have proposed to a Shareholder a Qualifying Alternative Transaction without having been approached by a Shareholder on or after the date of this Agreement, shall not be deemed to have violated this clause (ii), (iii) within two business days following any such discussions having reached a stage that the Shareholders reasonably believe in good faith are likely to result in an agreement with the third party proposing such possible Qualifying Alternative Transaction, the Shareholders shall have given to the Company written notice that the Shareholders are in discussions concerning a possible Qualifying Alternative Transaction, (iv) the Shareholders shall have given to the Company a written notice of their intent to terminate this Agreement to complete such Qualifying Alternative Transaction (a "QAT Termination Notice) and the Company shall not have publicly announced a "Substitute Recapitalization Proposal" (as defined in Paragraph 16(a)) within the Match Period (as defined in Paragraph 16(b)), and (v) the Reimbursement Parties (as defined in Paragraph 25(a)) shall have fully reimbursed the Company for any and all Defense Costs (as defined in Paragraph 25(a)) theretofore reimbursed by the Company not later than the time of the giving of the QAT Termination Notice (whether such reimbursement obligation arose under Paragraph 25 or otherwise); provided, that such reimbursement obligation shall not include any Defense Costs attributable to counsel representing the directors of the Company generally. Notwithstanding the foregoing, the Shareholders shall not enter into any agreement under this Paragraph 14 contemplating a transaction that would be restricted under Paragraphs 17 through 20 unless such agreement shall specifically provide that it shall not be a breach thereunder for the Company to make and consummate a Substitute Recapitalization Proposal.

         (b) In the event that the Shareholders shall terminate this Agreement pursuant to Paragraph 14(a) but such Qualifying Alternative Transaction shall not have been completed on the stated terms as to all of the shares of Class B Stock owned by the Shareholders (the "Covered Class B Shares") within ten business days following the earlier to occur of the end of the Match Period and the Company's written notice to the Shareholders that it does not intend to announce a Substitute Recapitalization Proposal, the Shareholders shall immediately abandon such Qualifying Alternative Transaction and such termination of this Agreement shall be deemed immediately rescinded with the effect that this Agreement shall be immediately reinstated and the Permitted Termination Period shall be deemed to have ended. In the event of such reinstatement, the Reimbursement Parties' right to reimbursement for Defense Costs under this Agreement shall also be reinstated, retroactive to the date of the QAT Termination Notice, and the Company shall be required to repay to the Reimbursement Parties Defense Costs reimbursed by the Reimbursement Parties to the Company within two business days following receipt by the Company of written notice from the Shareholders that such Qualifying Alternative Transaction shall have been abandoned.

         (c) In order to be a "Qualifying Alternative Transaction" for purposes of this Agreement, a proposed transaction must (i) have proposed consideration to be paid that is clearly specified and not dependent upon determinations by the Arbiter (as defined in Paragraph 15(a)) and consists solely of cash and/or freely marketable, publicly traded securities, with all outstanding shares of Class B Stock being offered the same consideration, (ii) have a "Class B Share Deemed Value" (as defined in Paragraph 16(d)) of not less than $46.62, (iii) offer to purchase not less than all of the outstanding shares of Class B Stock (including shares held by persons other than the Shareholders) by a third party that is not an affiliate of any Shareholder (the "Third Party Offeror"), (iv) have no conditions as to the purchase of the Covered Class B Shares other than the delivery to the Third Party Offeror of title to the Covered Class B Shares, subject to no liens or transfer restrictions other than those created by the Third Party Offeror or imposed by the securities laws, (v) have no termination right on the part of the Third Party Offeror other than (A) in the event of an "act of God" such as a plant explosion or a strike materially adversely affecting the Company (a "Covered Act of God"), the first public disclosure or written notice to the Third Party Offeror of which occurs after the giving of the QAT Termination Notice and prior to the giving of the last Reaffirmation (as defined below) by the Third Party Offeror, or (B) the Company entering into a material acquisition or divestiture agreement, declaring an extraordinary dividend or issuing shares of Class B Stock (a "Company Action"), the first public disclosure or written notice to the Third Party Offeror of which occurs after the giving of the QAT Termination Notice, (vi) be required to close on the stated terms or abandoned as to the Covered Class B Shares within ten business days following the Company notifying the Shareholders that the Board has determined not to approve a Substitute Recapitalization Proposal and (vii) include an undertaking from the Third Party Offeror that the offer to holders of Class B Stock other than the Shareholders will comply with any relevant securities laws and that the Third Party Offeror will accept such shares for purchase as promptly as the securities laws permit. In order for a proposed transaction to be a "Qualifying Alternative Transaction" for purposes of this Agreement, the Shareholders and the Third Party Offeror each must (i) at the time of the giving of the QAT Termination Notice, certify that the proposed transaction has been entered into with a good faith intention that it be completed on the stated terms promptly in the event that the Company were not to announce a Substitute Recapitalization Proposal and, in the case of the Third Party Offeror, also certifying as to the sufficiency and prompt availability of any required funds and the due authorization, validity and eligibility for immediate trading of any freely marketable, publicly traded securities proposed to be included as consideration (each, an "Initial Certificate"), and (ii) promptly following a request therefor by the Company, reaffirm in writing the substance of its Initial Certificate and, in the case of the Third Party Offeror, covenant to the Shareholders and the Company that it will not exercise its termination right in respect of any Covered Act of God or Company Action as to which there shall have been public disclosure or written notice provided to the Third Party Offeror prior to the giving of such reaffirmation and covenant (each such reaffirmation and/or covenant, a "Reaffirmation"). The Shareholders must also submit to the Company (and to the Arbiter if an arbitration is commenced under Paragraph 15) (i) a complete and accurate copy of all agreements between the Shareholders and the Third Party Offeror relating to the proposed transaction (the "Third Party Agreements"),
(ii) the Shareholders' calculation of the Class B Share Deemed Value for the purpose of such proposed transaction (the "Proposed Deemed Value Calculation") and (iii) in the event that the Company and CWK shall not theretofore have reached an agreement as to the extent of CWK's right to indemnification as a director under Connecticut law, the Charter and the Company's Bylaws in respect of any Claims (as defined in Paragraph 25(a)) that may have been made (the "CWK Claim Coverage"), the Shareholders' position as to the extent of the CWK Claim Coverage for such Claims.

15. (a) Should the Company determine to do so, within five business days following its receipt of a QAT Termination Notice, it may submit to one of the arbiters previously agreed upon between the Company and the Shareholders (the "Arbiter") the following issue(s): (i) whether a proposed transaction meets the standard of a Qualifying Alternative Transaction; (ii) whether the Proposed Deemed Value Calculation is correct; (iii) whether the Shareholders and Reimbursement Parties have met the other conditions of terminating this Agreement under clauses
         (ii), (iii) and (v) of Paragraph 14(a); and/or (iv) the extent of the CWK Claim Coverage, after taking into account the nature of the Claims, including whether the Claims relate to actions or failures to act by CWK as a director, a shareholder or otherwise. If it does so, the Company shall provide in its submission to the Arbiter its position as to those issues submitted for arbitration. The Shareholders shall then have two business days in which to provide a submission to the Arbiter and the Company explaining their positions as to those issues submitted for arbitration. The Arbiter shall be directed to make a determination as to each of the issues submitted for arbitration within ten business days following the receipt of such submission by the Shareholders (the "Arbitration Period"). In the event that the Arbiter determines that the proposed transaction is a Qualified Alternative Transaction but the Proposed Deemed Value Calculation is not correct, the Arbiter shall also determine the Class B Deemed Share Value. In the event that the Arbiter is asked to make a determination as to the extent of the CWK Claim Coverage, the Arbiter shall in his determination distinguish between indemnifiable Claims for actions or failures to act as a director and non-indemnifiable Claims for actions or failures to act as a shareholder or other capacity and provide a detailed explanation as to how he distinguished such Claims.

         (b) If the Company determines to submit the matter to arbitration, the Shareholders shall have a single opportunity to amend the Third Party Agreements in order to meet the requirements of a Qualifying Alternative Transaction. Written notice of any such amendment (an "Amendment Notice") must be given to both the Company and the Arbiter not later than one business day following the Arbiter having issued his determination and be accompanied by complete and accurate copies of the amended agreements, an updated Proposed Deemed Value Calculation and updated Initial Certificates from the Shareholders and the Third Party Offeror. The Company shall have five business days following its receipt of an Amendment Notice to determine whether to submit the proposed transaction, as amended, to arbitration. In the event that an Amendment Notice is given prior to the Arbiter having issued a determination and the Company determines to submit the amended transaction for arbitration, the Arbiter's determination will be then due ten business days following the receipt of notice of the Company's determination. In the event that an Amendment Notice is given following the Arbiter having issued a determination and the Company determines to submit the amended transaction for arbitration, the Arbiter's determination will be then due five business days following the receipt of notice of the Company's determination. If the amendment as to which an Amendment Notice relates changes the Class B Deemed Value of the proposed transaction, then the Arbiter shall determine the Class B Deemed Value for the transaction as originally proposed and the Class B Deemed Value for the transaction as amended, and the average of the two shall be used for purposes of establishing the minimum value of a Substitute Recapitalization Proposal under Paragraph 16.

         (c) In the event that the initial Arbiter fails to render a determination by the end of the Arbitration Period, and the Parties shall not otherwise have agreed, as to all matters that have been submitted for arbitration, the services of the initial Arbiter shall be immediately terminated and only those matters as to which the Arbiter shall have rendered a determination shall be deemed to be settled. In the event that any of the Parties determines to do so, a new arbitration process as to all such items neither so determined or agreed between the Parties shall be commenced promptly with one of the substitute arbiters agreed by the Parties serving as the Arbiter. At the time of or promptly following commencement of such new arbitration process, the Parties will submit to the Arbiter the materials submitted by them in the first arbitration. Such new arbitration shall have a ten business day Arbitration Period beginning to run from the date of receipt by the Arbiter of submissions from both the Company and the Shareholders and the same procedural requirements as set forth above. In the event that the second Arbiter fails to render a determination by the end of the new Arbitration Period and the Parties shall not otherwise have agreed as to all such items, the services of the second Arbiter shall be immediately terminated and only those matters as to which the Arbiter shall have rendered a determination shall be deemed to be settled; provided, that, unless the Arbiter shall have determined otherwise, the proposed transaction shall be deemed to be a Qualifying Alternative Transaction and the other conditions to the Shareholders' termination of this Agreement under Paragraph 14(a) shall be deemed to be met. Notwithstanding the foregoing, only those proposed arbiters who actually confirm their engagement and accept submissions under Paragraph 15(a) or this Paragraph 15(c) shall be deemed to have been the Arbiter for purposes of determining application of the proviso to the immediately preceding sentence.

         (d) In the event that an Amendment Notice is given or a second arbitration process is commenced under Paragraph 15(c), the Permitted Termination Period shall be deemed to end on (i) the earlier to occur of the date determined under Paragraph 12(a) and 75 days following the initial filing with the SEC of the registration statement containing the Meeting Documents or
(ii) the day the arbitration process is completed, if later than the date determined under clause (i).

         (e) Each of the Company and the Shareholders agrees (i) to comply promptly with requests from the Arbiter for information or to schedule any oral presentations to the Arbiter, (ii) that all submissions to the Arbiter will be provided at the same time to the other party and that all contacts with the Arbiter will be made jointly, and (iii) that the Arbiter's fee and expenses will be paid 50% by the Shareholders and 50% by the Company. It is agreed that each arbiter engaged under this Paragraph 15 shall be treated as the Arbiter for purposes of this provision.

         (f) The Parties acknowledge that public disclosure would need to be made as to the specifics of a proposed transaction promptly following a QAT Termination Notice being given and as to the Arbiter's determinations when they are made.

16. (a) In the event that the Shareholders were to propose a termination of this Agreement to complete a Qualifying Alternative Transaction by giving a QAT Termination Notice under Paragraph 14(a), the Company would have the right to leave this Agreement in place and retain the Shareholders' contractual support thereunder by publicly announcing its revision of the Proposed Recapitalization such that the number of shares of Class A Stock to be received upon exchange of each share of Class B Stock would be increased to the number of shares needed for the "Class B Share Deemed Value" of the revised proposed recapitalization (as so revised, the "Substitute Recapitalization Proposal") to be equal to the Class B Share Deemed Value in the Qualified Alternative Transaction, plus $.65. There would also be a revised part cash/part stock alternative which would have the same Class B Share Deemed Value as the revised all stock alternative and the same proportion of stock and cash as under the current recapitalization proposal (i.e., 48.7% cash and 51.3% stock). For such purposes, share amounts will be rounded to the nearest 1/100 of a share and dollar amounts will be rounded to the nearest cent. In connection with any Substitute Recapitalization Proposal, the Shareholders agree to elect to take the part cash/part stock alternative to the extent requested to do so by the Company, following the advice of its counsel, to avoid application of the higher vote requirement of Section 33-841 of the Connecticut Business Corporation Act to the Substitute Recapitalization Proposal.

         (b) The Company may exercise the right to substitute a revised recapitalization proposal under Paragraph 16(a) during the "Match Period", which would commence upon the Company's receipt of the QAT Termination Notice and end on the close of business on the later to occur of (i) the tenth business day following the Company's receipt of the QAT Termination Notice and
(ii) the fifth business day following a determination by the Arbiter (or a deemed determination under Paragraph 15(c)) that a proposed transaction meets the requirements of a Qualified Alternative Transaction. The Substitute Recapitalization Proposal would include the same proposed governance provisions and be subject to the shareholder approval requirements as contemplated for the Recapitalization Proposal. If the Company were to so exercise the right of substitution, the Shareholders' right to Defense Costs under this Agreement would be reinstated, retroactive to the date of the QAT Termination Notice, and the Company would be required to repay to the Shareholders Defense Costs reimbursed by the Shareholders to the Company on the same day that the Company notifies the Shareholders that the Company has exercised such right of substitution.

         (c) In the event that the Company were to publicly announce a Substitute Recapitalization Proposal, the Shareholders would not be permitted to complete the Qualified Alternative Transaction unless this Agreement were to be later terminated without the Substitute Recapitalization Proposal having been completed other than by reason of a failure of the Shareholders to have performed their obligations under this Agreement.

         (d) For purposes of this Agreement, the "Class A Share Deemed Value" of one share of Class A Stock to be received under the Substitute Recapitalization Proposal would be equal to $15.54. If a proposed transaction includes only the purchase of shares of Class B Stock and is solely for cash, the "Class B Share Deemed Value" of the shares of Class B Stock in such transaction will be the aggregate amount of cash proposed to be paid to the Shareholders for the Covered Class B Shares divided by the number of Covered Class B Shares proposed to be purchased from the Shareholders. If a proposed transaction includes only the purchase of shares of Class B Stock and if the consideration includes freely marketable, publicly traded securities, the "Class B Share Deemed Value" of the shares of Class B Stock will be the aggregate amount of cash and the aggregate Fair Market Value (as defined below) of such securities proposed to be paid to the Shareholders for the Covered Class B Shares divided by the number of Covered Class B Shares proposed to be purchased from the Shareholders. If a proposed transaction also includes the purchase of any shares of Class A Stock from the Shareholders, (i) such shares of Class A Stock shall be valued at the greater of the value per share ascribed to them in such proposed transaction (determined using the same methodology as above for valuing shares of Class B Stock) and the Class A Share Deemed Value, and (ii) all remaining consideration shall be allocated to the Covered Class B Shares proposed to be purchased from the Shareholders to determine the "Class B Share Deemed Value" of the Covered Class B Shares proposed to be purchased from the Shareholders.

         (e) The "Fair Market Value" of freely marketable, publicly traded securities proposed as consideration for the shares of Class B Stock and/or Class A Stock shall be established by reference to the average closing sale prices for such securities on the principal exchange or quotation system where they are traded over the ten trading day period ending on the trading day prior to the giving of the QAT Termination Notice. Publicly traded securities shall be deemed to be "freely marketable" for such purposes if (i) there is no restriction on the trading of such securities other than compliance with the securities laws and (ii) the issuer of such securities has (A) effected Securities Act of 1933, as amended (the "Securities Act"), registration of such securities at the time of issuance, (B) agreed to promptly effect Securities Act registration of such securities on a resale basis as promptly as practicable following the time of issuance or (C) represented that no Securities Act registration is needed for either the issuance or resale of such securities.

           (f) For example, assume that the "Class A Share Deemed Value" is $15.00 and, to make the math simpler, the Shareholders have 500,000 shares of Class B Stock and 700,000 shares of Class A Stock. Also assume that as part of a proposed transaction the proposed purchase price to be paid for the Shareholders' 500,000 shares of Class B Stock is $20.0 million in cash and publicly traded securities with a Fair Market Value of $3.5 million and the proposed purchase price to be paid for the Shareholders' 700,000 shares of Class A Stock is $5.0 million and publicly traded securities with a Fair Market Value of $2.0 million. The average stated price for the shares of Class A Stock is $10.00 per share (the sum of $5.0 million plus $2.0 million, divided by 700,000 shares of Class A Stock). Since this is less than the Class A Share Deemed Value of $15.00, the difference of $3.5 million ($5.00 per share times 700,000 shares of Class A Stock) needs to be deducted from the $23.5 million otherwise attributed to the shares of Class B Stock ($20.0 million plus $3.5 million). This leaves $20.0 million attributable to the 500,000 shares of Class B Stock, for a "Class B Share Deemed Value" of $40.00 ($20.0 million divided by 500,000 shares of Class B Stock). Since the minimum level for a Qualifying Alternative Transaction is $45.00 ($15.00 times three), this proposed transaction would not be a Qualifying Alternative Transaction. If, on the other hand, the average stated price for the shares of Class A Stock had been $15.00 or more and the proposed consideration cash and non-cash for the Class B shares remained the same as in the example, there would be no adjustment for the consideration proposed to be paid for the shares of Class A Stock and the "Class B Share Deemed Value" of the proposed transaction would be $47.00 ($23.5 million divided by 500,000 shares of Class B Stock) and accordingly it would qualify as a Qualifying Alternative Transaction and the minimum "Class B Share Deemed Value" for a revised recapitalization proposal would need to be $47.65.

17. Kaman hereby agrees, and hereby agrees on behalf of his representatives and agents, except as permitted under Paragraph 14 or 15 or as otherwise specifically contemplated by this Agreement, not to directly or indirectly at any time prior to the Expiration Date (i) sell, transfer, tender, exchange, offer a right of first refusal, assign, pledge, encumber (including, without limitation, a mortgage, security interest, charge or lien), gift or otherwise dispose of the Kaman Shares, (ii) grant a voting interest in or deposit into a voting trust any of the Kaman Shares, (iii) grant a proxy or power of attorney with respect to the Kaman Shares, (iv) agree (whether or not contingent upon the termination of this Agreement or any other event or passage of time) to take any of the foregoing actions in this Paragraph 17, except for the arrangements granting power to the DPA Attorneys-in-Fact under the Durable Power of Attorney and the GPA Attorney-in-Fact under the General Power of Attorney existing as of the date of this Agreement without giving effect to any arrangements or transactions undertaken by or on behalf of the DPA Attorneys-in-Fact or the GPA

         Attorney-in-Fact under such instrument occurring on or after the date of this Agreement (whether or not entered into prior to the date of this Agreement), or (v) enter into or continue any discussions or negotiations with, or provide information, advice, aid, cooperation or assistance to, or explore, initiate, solicit or facilitate interest from, or enter into or consummate any transaction with, any third party or its representatives and agents relating to the foregoing matters in this Paragraph 17 or a merger, business combination, consolidation, share exchange, tender offer or a recapitalization involving the Company or any of its subsidiaries or a sale of all or substantially all of the assets of the Company or any of its subsidiaries, taken as a whole, in a single transaction or series of related transactions or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (individually, a "Business Combination").

18. Newgate hereby agrees, and hereby agrees on behalf of its representatives and agents, except as permitted under Paragraph 14 or 15 or as otherwise specifically contemplated by this Agreement, not to directly or indirectly at any time prior to the Expiration Date (i) sell, transfer, tender, exchange, offer a right of first refusal, assign, pledge, encumber (including, without limitation, a mortgage, security interest, charge or lien), gift or otherwise dispose of the Newgate Shares, (ii) grant a voting interest in or deposit into a voting trust any of the Newgate Shares, (iii) grant a proxy or power of attorney with respect to the Newgate Shares, (iv) agree (whether or not contingent upon the termination of this Agreement or any other event or passage of time) to take any of the foregoing actions in this Paragraph 18, except for the arrangements granting power to Newgate under the Newgate Partnership Agreement existing as of the date of this Agreement without giving effect to any arrangements or transactions undertaken by or on behalf of Newgate under such agreement occurring on or after the date of this Agreement (whether or not entered into prior to the date of this Agreement), or (v) enter into or continue any discussions or negotiations with, or provide information, advice, aid, cooperation or assistance to, or explore, initiate, solicit or facilitate interest from, or enter into or consummate any transaction with, any third party or its representatives and agents relating to the foregoing matters in this Paragraph 18 or a Business Combination.

19. Oldgate hereby agrees, and hereby agrees on behalf of its representatives and agents, except as permitted by Paragraph 14 or 15 or as otherwise specifically contemplated by this Agreement, not to directly or indirectly at any time prior to the Expiration Date (i) sell, transfer, tender, exchange, offer a right of first refusal, assign, pledge, encumber (including, without limitation, a mortgage, security interest, charge or lien), gift or otherwise dispose of the Oldgate Shares, (ii) grant a voting interest in or deposit into a voting trust any of the Oldgate Shares, (iii) grant a proxy or power of attorney with respect to the Oldgate Shares, (iv) agree (whether or not contingent upon the termination of this Agreement or any other event or passage of time) to take any of the foregoing actions in this Paragraph 19, except for the arrangements granting power to Oldgate under the Oldgate Partnership Agreement existing as of the date of this Agreement without giving effect to any arrangements or transactions undertaken by or on behalf of Oldgate under such agreement occurring on or after the date of this Agreement (whether or not entered into prior to the date of this Agreement), or (v) enter into or continue any discussions or negotiations with, or provide information, advice, aid, cooperation or assistance to, or explore, initiate, solicit or facilitate interest from, or enter into or consummate any transaction with, any third party or its representatives and agents relating to the foregoing matters in this Paragraph 19 or a Business Combination.

20. Each of the Shareholders (other than Kaman, Newgate and Oldgate) hereby agrees, and hereby agrees on behalf of its representatives and agents, except as permitted by Paragraph 14 or 15 or as otherwise specifically contemplated by this Agreement, not to directly or indirectly at any time prior to the Expiration Date (i) sell, transfer, tender, exchange, offer a right of first refusal, assign, pledge, encumber (including, without limitation, a mortgage, security interest, charge or lien), gift or otherwise dispose of the Shares held by them, (ii) grant a voting interest in or deposit into a voting trust any of the Shares held by them, (iii) grant a proxy or power of attorney with respect to the Shares held by them, (iv) agree (whether or not contingent upon the termination of this

         Agreement or any other event or passage of time) to take any of the foregoing actions in this Paragraph 20, or (v) enter into or continue any discussions or negotiations with, or provide information, advice, aid, cooperation or assistance to, or explore, initiate, solicit or facilitate interest from, or enter into or consummate any transaction with, any third party or its representatives and agents relating to the foregoing matters in this Paragraph 20 or a Business Combination.

21. (a) A special meeting of the Company's shareholders (the "Shareholders' Meeting") shall be held as soon as reasonably practicable after the expiration of the Permitted Termination Period for the purpose of obtaining approval of (i) whichever of the Proposed Recapitalization or the Substitute Recapitalization Proposal as is then recommended by the Board in accordance with this Agreement, by the affirmative vote of the votes cast within the voting group favoring the Proposed Recapitalization or the Substitute Recapitalization Proposal exceeding the votes cast opposing the Proposed Recapitalization or the Substitute Recapitalization Proposal, with respect to the Class A Stock and Class B Stock each voting as a separate class and (ii) the Proposed Charter Governance Amendments, by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Class B Stock (collectively, the "Shareholder Approval"), and the Company shall use its commercially reasonable efforts to obtain the Shareholder Approval, including the use of a proxy statement reflecting this Agreement and setting forth the manner in which holders of Class B Stock may elect to receive the Alternative Class B Stock Consideration and in which the Board recommends (a) to the holders of the Class B Stock to vote for the approval of the Proposed Recapitalization or the Substitute Recapitalization Proposal as contemplated by this Agreement and the Proposed Charter Governance Amendments and (b) to the holders of the Class A Stock to vote for the approval of the Proposed Recapitalization or the Substitute Recapitalization Proposal as contemplated by this Agreement. The Proposed Charter Governance Amendments and the Proposed Bylaw Governance Provisions, by their terms, shall not take effect if the Proposed Recapitalization or the Substitute Recapitalization Proposal does not occur.

         (b) Notwithstanding the foregoing, either of the Special Committee or the Board may (w) withdraw, modify or propose to withdraw or modify its recommendation of, or fail to implement one or more of the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Provisions, (x) withdraw, modify or propose to withdraw or modify its recommendation of the Proposed Recapitalization or the Substitute Recapitalization Proposal, (y) fail to call, delay or cancel the Shareholders' Meeting, and/or (z) in the case of the Board, terminate this Agreement, in each case if it determines in good faith it would be appropriate to do so in the exercise of its fiduciary duties; provided, that (i) no such modification or proposal to modify under clause (w) may add proposed amendments or have the reasonably likely effect of reducing shareholder influence unless such modification or proposal to modify is required by a change in law or regulation or NASDAQ listing rules, and (ii) any such action under clause (x), (y) or (z) must be based principally on a material change or development or material information coming to the attention of the Special Committee or the Board following the date of this Agreement or, if there is a Substitute Recapitalization Proposal, the date of Board approval of such Substitute Recapitalization Proposal.

         (c) In the event that the Company shall terminate this Agreement under Paragraph 21(b)(z) before either the Proposed Recapitalization or the Substitute Recapitalization Proposal has been submitted for Shareholder Approval, the Company shall reimburse the actual, out of pocket expenses of the Shareholders incurred in connection with negotiating this Agreement and in pursuing a Qualifying Alternative Transaction; provided, that (w) such reimbursement obligation shall not include Defense Costs, any amounts paid to satisfy judgments or settlements of Claims, any amounts paid to Compass Partners or other financial advisor or any amounts paid in respect of fees or expenses of the Arbiter, (x) the Shareholders must provide reasonable documentation as to such expenses, including a reasonably detailed description of the hours worked and services provided by counsel or other advisors, (y) such reimbursement obligation shall be limited to $750,000 in the aggregate if there shall not have been a Substitute Recapitalization Proposal and $1,250,000 in the aggregate if there shall have been a Substitute Recapitalization Proposal and (z) the Shareholders agree to return to the Company within two business days the amount so reimbursed in the event that, within six months following termination under Paragraph 21(b)(z), the Shareholders sell any of their Covered Class B shares at an average price in excess of the then current market price for the shares of Class A Common Stock, it being agreed that, if both shares of Class A Stock and shares of Class B Stock are sold in the same transaction (or a series of related transactions), the shares of Class A Stock so sold shall be deemed to be sold at the then current market price for such shares and the Covered Class B Shares so sold shall be deemed to be sold for the balance of the gross sale proceeds; provided, that the amount to be so reimbursed shall be limited to the aggregate amount of excess proceeds received for the Class B Stock over the then current trading price for the Class A Stock.

22. Each of the Shareholders agrees, and agrees to cause its, his or her representatives and agents, to provide all information and materials and take all such action as may be required in order to permit the Company to promptly comply with all applicable requirements of the SEC with respect to the relevant documents prepared for the Shareholders' Meeting (the "Meeting Documents"), including its identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement. The Shareholders shall not be responsible for the description of the terms of this Agreement in the Meeting Documents. Each of the Shareholders and its counsel shall be given a reasonable opportunity to review and comment on the Meeting Documents before the filing thereof with the SEC, and the Meeting Documents as filed with the SEC shall be reasonably satisfactory, in form and substance, to the Shareholders and their counsel. The Company disclaims any liability for statements made or incorporated by reference in the Meeting Documents based on information and materials provided by or on behalf of the Shareholders expressly for inclusion or incorporation by reference therein.

23. For so long as this Agreement shall remain in effect, each of the Shareholders agrees, and shall cause its, his or her representatives and agents, not to, (i) act in concert with any other person (other than the other Shareholders in a manner consistent with the terms of this Agreement) by becoming a member of a 13D Group (as defined below), (ii) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (iii) call, or participate in a call for, any special meeting of shareholders of the Company, (iv) participate in or solicit shareholders of the Company for the approval of, one or more shareholder proposals or (v) assist, advise or act in concert with any person (other than the Company or its advisors) with respect to, or seek to do, any of the foregoing. For purposes of this Paragraph 23, "13D Group" shall mean any group of persons acquiring, holding, voting or disposing of Class A Stock that would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (assuming the Class A Stock is an "equity security" within the meaning of Rule 13d-1(i) of the Exchange
         Act) to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Class A Stock representing more than 5% of the Class A Stock then outstanding; provided that nothing in this Agreement shall limit the rights and obligations of the Shareholders set forth herein, including concerning a Qualifying Alternative Transaction, or the ability of the Shareholders to confer and communicate with each other and their representatives and agents with regard to the Class A Stock and the Class B Stock.

24. The Company agrees, subject to applicable law and the provisions of this Paragraph 24, to (i)(a) file a post-effective amendment to the registration statement that will be filed with the SEC to register the shares of Class A Stock distributed by the Company in the Proposed Recapitalization or the Substitute Recapitalization Proposal, as well as other shares of Class A Stock held by the Shareholders (collectively, the "Subject Shares") within 15 days after the consummation of the Proposed Recapitalization or the Substitute Recapitalization Proposal to convert it to a shelf registration statement covering resales of the Subject Shares, or (b) file a shelf registration statement with the SEC covering resales of the Subject Shares within 30 days after the consummation of the Proposed Recapitalization or the Substitute Recapitalization Proposal, (ii) use its commercially reasonable efforts to seek prompt effectiveness of such registration statement, (iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the Subject Shares thereunder, (iv) furnish to the

         Shareholders such number of conformed copies of such registration statement and each amendment and supplement thereto (including in each case all exhibits), and of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Shareholders may reasonably request, (v) use its commercially reasonable efforts to register or qualify the Subject Shares under securities or "blue sky" laws of jurisdictions within the United States as the Shareholders shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable the Shareholders to consummate the disposition in such jurisdictions of the Subject Shares under such registration statement (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Paragraph 24 be obligated to do so), and (vi) permit resales by the Shareholders of the Subject Shares under such registration statement until the earlier to occur of (a) one year from the date of consummation of the Proposed Recapitalization plus the length of any Suspension Periods (as defined below) and (b) the first date on which the Shareholders are permitted to sell or transfer the Subject Shares under Rule 144 of the Securities Act, without limitations on volume in any one sale or transfer; provided that if the Company shall furnish to the Shareholders a certificate signed by its Chairman, Chief Executive Officer or Chief Financial Officer stating that (y) filing a registration statement or maintaining effectiveness of a current registration statement would have a material adverse effect on the Company or its shareholders in relation to any material financing, acquisition or other corporate transaction, and the Company has determined in good faith that such disclosure is not in the best interests of the Company and its shareholders or (z) the Company has determined in good faith that the filing or maintaining effectiveness of a current registration statement would require disclosure of material information that the Company has a valid business purpose of retaining as confidential, the Company shall be entitled to postpone filing or suspend the use by the Shareholders for a reasonable period of time, but not in excess of 45 consecutive calendar days (any period of such postponement or suspension, a "Suspension Period"). The Company shall be entitled to exercise such suspension right more than one time in any calendar year; provided that such exercise shall not prevent the Shareholders from being entitled to at least 270 days of effective registration rights per year and that no Suspension Period may commence if it is less than 30 days from the prior such Suspension Period. The Shareholders agree to provide all information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement and shall be given a reasonable opportunity to review and comment on the registration statement and any amendments thereto before the filing thereof with the SEC, which shall be not less than five business days in the case of the registration statement and two business days in the case of any amendment. The Subject Shares of any Shareholder who fails to provide such information or otherwise cooperate within the foregoing time periods may be excluded by the Company from such registration statement. The Company disclaims any liability for statements made or incorporated by reference in such registration statement or prospectus based on information and materials provided by or on behalf of the Shareholders expressly for inclusion or incorporation by reference therein, provided that all such statements in the registration statement, as filed with the SEC, are reasonably satisfactory to the Shareholders.

25. (a) Subject to the provisions of Paragraphs 25(b) and 25(c), the Company hereby agrees to reimburse the Shareholders and the GPA Attorney-in-Fact (individually, a "Reimbursement Party" and, collectively, the "Reimbursement Parties") for any and all out-of-pocket attorneys' fees and their related expenses (collectively, the "Defense Costs") actually and reasonably incurred by any of the Reimbursement Parties arising out of or resulting from the defense of any third party allegation, claim, action, suit, complaint, demand, litigation or legal or administrative proceeding, including those brought derivatively on behalf of the Company alleging any wrongful action or inaction by any Shareholder in his, her or its capacity as a shareholder of the Company or any wrongful action or inaction by any of the Reimbursement Parties taken in connection with any alleged wrongful action or inaction by a Shareholder in his, her or its capacity as a shareholder of the Company, in each case in connection with the authorization, execution, delivery and performance of this Agreement by any of the Shareholders (collectively, the "Claims"); provided, that Defense Costs shall not include amounts paid (x) to satisfy judgments or settlements relating to Claims or (y) in respect of CWK Claim Coverage. For purposes of this Paragraph 25, "reimbursement" shall be deemed to include direct payment by the Company of bills that are submitted by the Reimbursement Parties in compliance with Paragraph 25(b).

         (b) The reimbursement obligation of the Company pursuant to Paragraph 25(a) with respect to Defense Costs will be subject to the following terms and conditions:

         (i) the reimbursement of Defense Costs is conditioned on (A) there having been no breach of this Agreement by any of the Reimbursement Parties,
(B) there not then existing a "QAT Disqualification" (as defined below), (C) the Reimbursement Parties and their counsel not having claimed that any provision of this Agreement is illegal or invalid for any reason, and having reasonably cooperated with counsel to the Company or members of the Board of Directors of the Company in the review and defense of any Claim, and (D) there having been no determination by a court of competent jurisdiction that any of the Reimbursement Parties has engaged in intentional misconduct or has acted with gross negligence or in bad faith in connection with any matter the subject of a Claim;

         (ii) within ten business days of his, her or its receipt of notice of such Claim, a Reimbursement Party must give the Company written notice of any Claim asserted against such Reimbursement Party, directly or indirectly, for which such Reimbursement Party expects to receive reimbursement of Defense Costs under Paragraph 26(a), following which the Company may determine at its election to undertake the defense thereof by representatives of the Company's choosing which are reasonably satisfactory to the Reimbursement Parties or permit the Reimbursement Parties to undertake the defense thereof by representatives of their choosing which are reasonably satisfactory to the Company, it being agreed that the Reimbursement Parties shall be responsible for their own Defense Costs, except to the extent that the Company has a reimbursement obligation as provided for under Paragraph 25(a), and that a failure of a Reimbursement Party to give such notice shall not result in a forfeiture of his, her or its reimbursement rights unless the Company shall have been materially disadvantaged by such failure;

         (iii) notwithstanding the provisions of Paragraph 25(b)(ii), with respect to any Claim, the Reimbursement Parties will collectively have the right, if the Company elects to undertake the defense, to employ one law firm of their choice (in each applicable jurisdiction, if more than one jurisdiction is involved) to represent the Reimbursement Parties if, in their collective reasonable judgment, a conflict of interest between the Reimbursement Parties and the Company exists in respect of such Claim, and in that event the Defense Costs of such separate counsel shall be reimbursable by the Company pursuant to and subject to the provisions of this Paragraph 25;

         (iv) neither the Company nor any of the Reimbursement Parties will, without the prior written consent of the other, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim if such settlement or compromise will impose a liability or obligation on the other; and

         (v) the Company will reimburse the Defense Costs for which the Reimbursement Parties are entitled to be reimbursed under Paragraph 25(a) only after (A) the receipt by the Company of the related bill from counsel, together with a reasonably detailed descriptions of hours worked and services provided by counsel, (B) receipt by the Company of either evidence that the Defense Costs to be reimbursed have actually been paid by the Reimbursement Parties requesting reimbursement or written confirmation by the Reimbursement Parties requesting reimbursement that such bill accurately represents an amount owed by such Reimbursement Parties and (C) the satisfaction of the conditions set forth in Paragraph 25(b)(i).

         (c) Each of the Reimbursement Parties acknowledges and agrees that the Company shall be entitled to rely upon the assurances of CWK and John C. Yavis, Jr., acting jointly, as to their authority to act for and bind any other Reimbursement Party for any action taken under this Paragraph 25.

         (d) A "QAT Disqualification" shall be deemed to commence from the time at which a QAT Termination Notice shall have been delivered to the Company and shall be deemed to continue (i) indefinitely in the event that the proposed Qualifying Alternative Transaction specified in such QAT Termination Notice shall be completed, (ii) until such time as the Shareholders shall have confirmed to the Company in writing that such proposed Qualifying Alternative Transaction shall have been abandoned or (iii) until such time as the Company shall have publicly announced a Substitute Recapitalization Proposal.

         (e) Each of the Reimbursement Parties acknowledges and agrees that, for so long as a QAT Disqualification shall remain in effect, he, she or it will not seek or attempt to seek and hereby knowingly and irrevocably releases and relinquishes any right he, she or it had, has or may in the future have, directly or indirectly, for reimbursement, indemnification or contribution of Defense Costs or liability from the Company, any of its subsidiaries or affiliates, or any of their respective directors or officers, including, without limitation, from any third party or self insurance arrangement or policy of the Company or any of its subsidiaries or affiliates, with respect to Claims; provided, however, that the foregoing release and relinquishment shall not deprive CWK of any right of indemnification, reimbursement, or any other right under Connecticut law, the Company Charter or the Company's Bylaws to the extent of the CWK Claim Coverage. Nothing in this Agreement shall be deemed to deprive any Shareholder of any right to indemnification, reimbursement, or any other right or claim, in connection with any litigation or other matter that does not arise from this Agreement, whether such right or claim is against the Company or any other person, and whether such right arises under contract, certificate of incorporation or bylaws, statute, common law or otherwise.

26. Kaman represents and warrants that (i) the Durable Power of Attorney is in full force and effect and the scope of powers granted thereunder to the DPA Attorneys-in-Fact has not been revoked, limited, modified or amended since the date of grant, (ii) the General Power of Attorney is in full force and effect and the scope of powers granted thereunder to the GPA Attorney-in-Fact has not been revoked, limited, modified or amended since the date of grant, (iii) he has not granted any power of attorney (other than the General Power of Attorney and the Durable Power of Attorney) or appointed any proxy to vote or otherwise act for him with respect to the Kaman Shares (other than the irrevocable proxy executed and delivered by him pursuant to Paragraph 4), (iv) this Agreement and the irrevocable proxies granted under Paragraphs 2 and 4 have been duly executed and delivered by Kaman, acting through the GPA Attorney-in-Fact under the General Power of Attorney and the DPA Attorneys-in-Fact under the Durable Power of Attorney, as the case may be, and each constitutes the legal, valid and binding obligation of Kaman and is enforceable against Kaman and his heirs, personal representatives, successors and permitted assigns in accordance with its terms, and (v) he owns of record and beneficially the Kaman Shares, free and clear of any lien, encumbrance, option, pledge, security interest, right of first refusal or similar restriction, including any restriction on voting, transfer or other exercise of any other attribute of ownership thereof, except for the General Power of Attorney and the Durable Power of Attorney and that the Indirectly Owned Kaman Class B Shares are subject to the Voting Trust Agreement and are registered in the name of John C. Yavis, Jr. as custodian.

27. Newgate represents and warrants that (i) the Newgate Partnership Agreement is a valid and binding agreement of the parties thereto and is enforceable in accordance with its terms, (ii) CWK is the sole General Partner of Newgate, (iii) this Agreement and the irrevocable proxy executed under Paragraph 5 have been duly executed and delivered by Newgate, acting through CWK as its sole general partner, and each constitutes the legal, valid and binding obligation of Newgate and is enforceable against Newgate and its successors and permitted assigns in accordance with its terms, and (iv) that it owns of record the Newgate Class A Shares and it owns beneficially the Newgate Class B Shares, which are registered in the name of John C. Yavis, Jr. as custodian, in each case free and clear of any lien, encumbrance, option, pledge, security interest, right of first refusal or similar restriction, including any restriction on voting, transfer or other exercise of any other attribute of ownership thereof, except that the voting of the Newgate Class B Shares are subject to the Voting Trust Agreement.

28. Oldgate represents and warrants that (i) the Oldgate Partnership Agreement is a valid and binding agreement of the parties thereto and is enforceable in accordance with its terms, (ii) CWK is the sole General Partner of Oldgate, (iii) this Agreement and the irrevocable proxy executed under Paragraph 6 have been duly executed and delivered by Oldgate, acting through CWK as its sole general partner, and each constitutes the legal, valid and binding obligation of Oldgate and is enforceable against Oldgate and its successors and permitted assigns in accordance with its terms, and (iv) that it owns of record and beneficially the Oldgate Shares, free and clear of any lien, encumbrance, option, pledge, security interest, right of first refusal or similar restriction, including any restriction on voting, transfer or other exercise of any other attribute of ownership thereof.

29. Each of the Voting Trustees represents and warrants to his or her knowledge that (i) the Voting Trust Agreement is a valid and binding agreement of the parties thereto and is enforceable in accordance with its terms and (ii) this Agreement and the irrevocable proxy executed under Paragraph 3 have been duly executed and delivered by the Voting Trustees, and each constitutes the legal, valid and binding obligation of the Voting Trustees and is enforceable against the Voting Trustees and their respective heirs, personal representatives, successors and permitted assigns in accordance with its terms.

30. Each of the Shareholders (other than Kaman, Newgate and Oldgate) represents and warrants that (i) this Agreement and the irrevocable proxy executed under Paragraph 7, 8, 9 or 10, as the case may be, have been duly executed and delivered by such Shareholder, and each constitutes the legal, valid and binding obligation of such Shareholder and is enforceable against such Shareholder and his or her heirs, personal representatives, successors and permitted assigns in accordance with its terms and (ii) he or she owns of record and beneficially the Shares shown to be owned by such Shareholder on the Schedules to this Agreement, free and clear of any lien, encumbrance, option, pledge, security interest, right of first refusal or similar restriction, including any restriction on voting, transfer or other exercise of any other attribute of ownership thereof. Each of the Shareholders (other than Kaman) represents and warrants that to his, her or its knowledge the representations contained in Paragraphs 26(i), 26(ii) and 26(iii) are correct.

31. Each of the Shareholders acknowledges that (i) he, she or it has (a) had an opportunity to request information, records and documentation from, and ask questions of, the Company and the Special Committee in order to facilitate his, her or its consideration of whether to enter into this Agreement and (b) discussed and reviewed this Agreement with the persons for which he, she or it acts in a fiduciary or advisory capacity in respect of all or a portion of the Shares, (ii) the Board may determine to withdraw, modify, propose to withdraw or modify or not implement one or more of the Proposed Charter Governance Amendments or the Proposed Bylaw Governance Amendments or terminate this Agreement under the circumstances permitted under Paragraph 21(b)(z). By reason of his, her or its business and financial experience, each of the Shareholders has the capacity to protect his, her or its own interests or that of his, her or its fiduciaries in connection with the transactions contemplated by this Agreement. Each of the Shareholders is an "accredited investor" or has been advised by a "purchaser representative", as such terms are defined in Regulation D promulgated under the Securities Act, and is able to bear the economic risk of an investment in the Subject Shares, has an adequate income independent of any income produced from an investment in the Subject Shares and has sufficient resources to sustain a loss of all of his, her or its investment in the Subject Shares without economic hardship if such a loss should occur.

32. In the event that any of the Shareholders acquires record or beneficial ownership of additional shares of Class A Stock and/or Class B Stock from and after the date of this Agreement and prior to the Expiration Date, such additional shares of Class A Stock and/or Class B Stock shall immediately upon such acquisition become subject to the terms of this Agreement.

33. This Agreement is the product of extensive discussions and negotiations between and among the Parties and their respective advisors. Each of the Parties was represented by or had the opportunity to consult with counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Agreement. Accordingly, the general rule of contract construction known as "contra proferentum" shall not apply to the interpretation of any provision of this Agreement or any document generated in connection herewith.

34. Each of the Parties agrees that remedies at law are inadequate to protect against his, her or its breach or threatened breach of this Agreement. Each of the Parties agrees, in advance, without prejudice to any rights to judicial relief such other Party may otherwise have, to the granting of equitable relief, including injunction, in such other Party's favor without proof of actual damages. Each of the Parties agrees to waive and not to seek any requirement for the securing or posting of a bond in connection with any other Party seeking or obtaining such relief.

35. If any term or provision of this Agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

36. This Agreement and the schedules and exhibits attached hereto shall constitute the entire agreement between and among the Parties with regard to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between and among the Parties with respect to the subject matter hereof. No modification, amendment or waiver shall be binding without the written consent of the Parties affected thereby. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (except by operation of law) without the prior written consent of each of the other Parties affected thereby. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective heirs, personal representatives, successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such Party.

37. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the conflict of laws principles thereof. Apart from proceedings before the Arbiter, all actions and proceedings regarding the rights and obligations under this Agreement shall be heard and determined in any Connecticut state or federal court sitting in the City of Hartford.

38. Any notice hereunder shall be made in writing and shall be considered given when received, by first class mail, by overnight courier or by facsimile with original copy to follow by first class mail or overnight courier as follows: (i) if to the Company, to Kaman Corporation, attention: Candace A. Clark, Senior Vice President, Chief Legal Officer and Secretary, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, facsimile no.: (860) 243-7397; with a copy (which shall not constitute notice) to: (a) Eileen S. Kraus, Chairperson of the Special Committee c/o Candace A. Clark, Senior Vice President, Chief Legal Officer and Secretary at the address set forth above; and
         (b) Skadden, Arps, Slate, Meagher & Flom LLP, attention: Randall H. Doud, Esq., Four Times Square, New York, New York 10036-6522, facsimile no.: (917) 777-2524; or (ii) if to any of the Shareholders, to him, her or it at his, her or its address on the books of the Company; with a copy (which shall not constitute notice) to: (a) Murtha Cullina LLP, attention: John C. Yavis, Jr., Esq. and Charles E. Drummey, Esq., CityPlace I, 185 Asylum Street, Hartford, Connecticut 06103,
         facsimile no.: (860) 240-6150; (b) Dechert LLP, attention: Martin Nussbaum, Esq., 30 Rockefeller Plaza, New York, New York 10112-2200, facsimile no.: (212) 212-698-3599; and (c) Day, Berry & Howard LLP, attention: Thomas J. Groark, Jr., Esq., CityPlace I, Hartford, Connecticut 06103, facsimile no.: (860) 275-0343.

39. This Agreement may be executed in counterparts and signature pages exchanged by facsimile, and each counterpart shall be deemed to be an original, but all counterparts of which shall constitute one and the same agreement.

40. Except as otherwise provided in this Agreement, each of the Parties hereto shall pay his, her or its own costs and expenses in connection with the review of and compliance with this Agreement.

41. From time to time, at the reasonable request of any Party and without additional consideration, each other Party shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Each of the Parties agrees to cooperate and use its reasonable best efforts to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or the approval and consummation of any settlement of any litigation relating to this Agreement or the transactions contemplated hereby, including, without limitation, by pursuing all reasonably available avenues of administrative and judicial appeal.

42. The representations and warranties in this Agreement shall survive until the Expiration Date and the reimbursement provisions of Paragraphs 21(c) and 25 shall survive any termination of this Agreement by the Board pursuant to Paragraph 21(b)(z).

43. Each of the Shareholders shall be responsible for the payment of any stock transfer taxes in connection with the conversion of any shares of the Class B Stock owned by them respectively into shares of the Class A Common Stock.

44. Each of the Shareholders hereby designates each of CWK and John C. Yavis, Jr., acting jointly, to act on behalf of the Shareholders collectively as to any and all matters requiring action or approval by the Shareholders in their capacities as Reimbursement Parties under Paragraph 25, in connection with the registration rights provided for under Paragraph 24 or the disclosure approval rights provided for under Paragraph 11.

        (The remainder of this page has been intentionally left blank.)

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.


                                        KAMAN CORPORATION


                                        By: /s/ Candace A. Clark
                                            --------------------------------
                                        Name:  Candace A. Clark
                                        Title: Senior Vice President, Chief
                                               Legal Officer and Secretary


                                        NEWGATE ASSOCIATES LIMITED PARTNERSHIP,
                                        by its sole General Partner


                                        By: /s/ C. William Kaman II
                                            --------------------------------
                                        Name:  C. William Kaman II
                                        Title: General Partner


                                        OLDGATE ASSOCIATES LIMITED PARTNERSHIP,
                                        by its sole General Partner


                                        By: /s/ C. William Kaman II
                                            --------------------------------
                                        Name:  C. William Kaman II
                                        Title: General Partner


                                        CHARLES H. KAMAN, by his Attorney-in-
                                        Fact under the General Power of
                                        Attorney, dated February 11, 1998


                                        By: /s/ John C. Yavis, Jr.
                                            --------------------------------
                                        Name:  John C. Yavis, Jr.
                                        Title: Attorney-in-Fact


                                        ROBERTA C. KAMAN, in her capacity as an
                                        Attorney-in-Fact under the Durable
                                        Power of Attorney, dated May 4, 1996


                                        By: /s/ Roberta C. Kaman
                                            --------------------------------
                                        Name:  Roberta C. Kaman
                                        Title: Attorney-in-Fact

                                        ROBERTA C. KAMAN, in her capacity as a
                                        Voting Trustee under the Voting Trust
                                        Agreement, dated August 14, 2000 and as
                                        amended as of June 7, 2005


                                        By: :/s/ Roberta C. Kaman
                                            --------------------------------
                                        Name:  Roberta C. Kaman
                                        Title: Voting Trustee

                                        ROBERTA C. KAMAN, in her individual
                                        capacity

                                        /s/ Roberta C. Kaman
                                        ------------------------------------
                                        Name:  Roberta C. Kaman


                                        C. WILLIAM KAMAN II, in
                                        his capacity as an
                                        Attorney-in-Fact under the
                                        Durable Power of Attorney,
                                        dated May 4, 1996


                                        By: /s/ C. William Kaman II
                                            --------------------------------
                                        Name:  C. William Kaman II
                                        Title: Attorney-in-Fact


                                        C. WILLIAM KAMAN II, in his capacity as
                                        a Voting Trustee under the Voting Trust
                                        Agreement, dated August 14, 2000 and as
                                        amended as of June 7, 2005


                                        By: /s/ C. William Kaman II
                                            --------------------------------
                                        Name:  C. William Kaman II
                                        Title: Voting Trustee


                                        C. WILLIAM KAMAN II, in
                                        his individual capacity

                                        /s/ C. William Kaman II
                                            --------------------------------
                                        Name:  C. William Kaman II


                                        C. WILLIAM KAMAN II, in
                                        his capacity as Trustee
                                        for Charles Tyson Kaman
                                        and Kathryn S. Kaman


                                        By: /s/ C. William Kaman II
                                            --------------------------------
                                        Name:  C. William Kaman II
                                        Title:    Trustee

                                        STEVEN W. KAMAN, in his capacity as an
                                        Attorney-in-Fact under the Durable
                                        Power of Attorney, dated May 4, 1996


                                        By: /s/ Steven W. Kaman
                                            --------------------------------
                                        Name:  Steven W. Kaman
                                        Title: Attorney-in-Fact


                                        STEVEN W. KAMAN, in his capacity as a
                                        Voting Trustee under the Voting Trust
                                        Agreement, dated August 14, 2000 and as
                                        amended as of June 7, 2005


                                        By: /s/ Steven W. Kaman
                                            --------------------------------
                                        Name:  Steven W. Kaman
                                        Title: Voting Trustee


                                        STEVEN W. KAMAN, in his individual
                                        capacity

                                        /s/ Steven W. Kaman
                                        ------------------------------------
                                        Name:  Steven W. Kaman


                                        STEVEN W. KAMAN, in his capacity as
                                        Trustee for Cameryn H. Kaman

                                        By: /s/ Steven W. Kaman
                                            --------------------------------
                                        Name:  Steven W. Kaman
                                        Title: Trustee


                                        CATHLEEN H. KAMAN, in her capacity as
                                        an Attorney-in-Fact under the Durable
                                        Power of Attorney, dated May 4, 1996


                                        By: /s/ Cathleen H. Kaman
                                            --------------------------------
                                        Name:  Cathleen H. Kaman
                                        Title:    Attorney-in-Fact


                                        CATHLEEN H. KAMAN, in her capacity as a
                                        Voting Trustee under the Voting Trust
                                        Agreement, dated August 14, 2000 and as
                                        amended as of June 7, 2005


                                        By: /s/ Cathleen H. Kaman
                                            --------------------------------
                                        Name:  Cathleen H. Kaman
                                        Title:    Voting Trustee

                                        CATHLEEN H. KAMAN, in her individual
                                        capacity


                                        /s/ Cathleen H. Kaman
                                        ------------------------------------
                                        Name:  Cathleen H. Kaman


                                        CATHLEEN H. KAMAN, in her capacity as
                                        Trustee for Zane N. Kaman-Wood


                                        By: /s/ Cathleen H. Kaman
                                            --------------------------------
                                        Name:  Cathleen H. Kaman
                                        Title: Trustee

                                                                        ANNEX B


This Annex B contains the proposed form of amended and restated certificate of incorporation of the company as it would read if the recapitalization is completed.

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                               KAMAN CORPORATION

         The certificate of incorporation of Kaman Corporation, as amended to this date, is further amended and restated in its entirety to read as follows:

                                     FIRST

         The name of the corporation is Kaman Corporation (the "corporation").

                                     SECOND

         The principal office of the corporation is located in the Town of Bloomfield in the State of Connecticut.

                                     THIRD

         The nature of the business to be transacted and the purpose to be promoted or carried out by the corporation are to engage in any lawful business, act or activity for which corporations may be formed under the Connecticut Business Corporation Act, Chapter 601 of the Connecticut General Statutes (as the same may be amended from time to time, the "CBCA").

                                     FOURTH

         The authorized capital stock of the corporation is as follows:

         (a)      General Authorization.

                  (i) Fifty Million (50,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share, which, subject to any voting rights provided to holders of Preferred Stock at any time outstanding, will be entitled to vote on all matters with respect to which shareholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation, or upon which a vote of shareholders is otherwise duly called for by the corporation. At each annual or special meeting of shareholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder's name on the stock transfer records of the corporation; and

                  (ii) Two Hundred Thousand (200,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share. If so determined in accordance with Paragraph B of this Article Fourth, such class shall be entitled to vote only for the election of directors, with each share being entitled to one vote thereon, and such voting right of such class to be limited to the election of such number of directors (subject to the further limitations below) as may be established by application of the following formula:

                           (1) If the number of issued and outstanding shares of Preferred Stock is not more than one-fourth (1/4th) of the total number of authorized shares of such class, such number as will result in the election by such shares of one-tenth (1/10th) (to next lowest whole number) of the total number of directors then fixed;

                           (2) If the number of issued and outstanding shares of Preferred Stock is not more than one-half (1/2) of the total number of authorized shares of such class, one-fifth (1/5th) (to the next lowest whole number) of the total number of directors then fixed;

                           (3) If the number of issued and outstanding shares of Preferred Stock is not more than three-fourths (3/4ths) of the total number of authorized shares of such class, three-tenths (3/10ths) (to the next lowest whole number) of the total number of directors then fixed;

                           (4) If the number of issued and outstanding shares of Preferred Stock is more than three-fourths (3/4ths) of the total number of authorized shares of such class, two-fifths (2/5ths) (to the next lowest whole number) of the total number of directors then fixed;

         provided, however, that notwithstanding anything herein to the contrary, (i) such voting right of such class shall be applicable only in the event that an arrearage in payment of dividends shall exist with respect to any series of Preferred Stock equal to six quarterly dividends on such series (or dividends otherwise payable over a period of 18 months in the case of any series, dividends on which are payable other than on a quarterly basis), (ii) any such right to elect directors shall cease upon the payment in full of any such arrearage or arrearages, and (iii) such voting right of such class, when applicable, shall not under any circumstances entitle the Preferred Stock to elect less than one (1) nor more than two (2) directors.

         (b)      Preferred Stock.

                  (i) The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Paragraph B, to provide for the issuance of a class of Preferred Stock in series and by amending this Amended and Restated Certificate of Incorporation, as it may be amended or supplemented from time to time, by its own resolution solely, to establish the number of shares to be included in each such series and to fix the designation, terms, limitations, and relative rights and preferences of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                           (1) The number of shares constituting that series and the distinctive designation of that series;

                           (2) The dividend rate on the shares of that series and the times of payment thereof, whether dividends shall be cumulative and, if so, from which date or dates;

                           (3) Whether or not the shares of that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (4) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and sinking fund provisions, if any, providing for the redemption or purchase of shares of that series and the amount per share payable in case of redemption which amount may vary under different conditions and at different redemption dates; and

                           (5) Whether or not that series shall have voting rights, such voting rights, if any, to be the voting rights described in subparagraph (2) of Paragraph A of this Article Fourth.

                  (ii) Dividends on outstanding shares of the class of Preferred Stock shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on shares of Common Stock with respect to the same dividend period.

         (c)      Recapitalization.

                  (i) As provided for in the Agreement dated as of June 7, 2005, by and among the corporation and various other parties (the "Recapitalization Agreement"), upon the filing (the "Effective Time") of this Amended and Restated Certificate of Incorporation pursuant to the CBCA, each share of the corporation's Class A common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the "Old Class A Common Stock") will become one share of validly issued, fully paid, and non-assessable Common Stock authorized by Paragraph A of this Article FOURTH without any action by the holder thereof.

                  (ii) As provided for in the Recapitalization Agreement, upon the Effective Time, (a) each share of the corporation's Class B common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the "Old Class B Common Stock"), other than the shares of Old Class B Common Stock described in clause (b) below, shall be reclassified as and converted and changed into 3.58 shares of validly issued, fully paid, and non-assessable Common Stock authorized by Paragraph A of this Article FOURTH and (b) each share of Old Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by record holder(s) who have validly elected to accept the "Alternative Class B Stock Consideration" as to such shares of Old Class B Common Stock in accordance with the Recapitalization Agreement, shall be reclassified as and converted and changed into 1.84 shares of validly issued, fully paid, and non-assessable Common Stock authorized by Paragraph A of this Article FOURTH and an amount in cash equal to $27.10, in each case without any further action by the holder thereof. Notwithstanding anything to the contrary set forth herein, (x) in lieu of any fractional shares of Common Stock to which any holder of Old Class B Common Stock would otherwise be entitled pursuant to this Paragraph C (aggregating for this purpose all of the shares of Old Class B Common Stock owned of record by such shareholder), such shareholder shall be entitled to receive a cash payment equal to the closing price of the Old Class A Common Stock on the NASDAQ National Market on the last trading day occurring prior to the date on which the Effective Time occurs multiplied by such fraction, and (y) any cash payment to which any holder of Old Class B Common Stock would otherwise be entitled pursuant to this Paragraph C (aggregating for this purpose all of the shares of Old Class B Common Stock owned of record by such shareholder) shall be rounded down to the nearest cent.

                  (iii) Each certificate that prior to the Effective Time represented a share or shares of Old Class A Common Stock shall thereafter represent that number of shares of Common Stock which the share or shares of Old Class A Common Stock represented by such certificate shall have become in accordance with this Paragraph C, until such certificate is presented to the corporation or its transfer agent for transfer or reissue in which event the corporation or its transfer agent shall issue one or more stock certificates representing the appropriate number of shares of Common Stock. Each certificate that prior to the Effective Time represented a share or shares of Old Class B Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Class B Common Stock represented by such certificate shall have been reclassified and converted in accordance with this Paragraph C. Any required cash payment under this Paragraph C as to any shares of Old Class B Common Stock will only be made following presentation to the corporation or its transfer agent of all the certificates held of record by the owner of such shares of Old Class B Common Stock.

         (d)      No Preemptive Rights.

         There shall be no preemptive rights to purchase or subscribe for any unissued stock of the corporation. No shareholder shall be entitled as of right to purchase or subscribe for any unissued stock of the corporation, whether now or hereafter authorized or whether of a class now existing or of a class hereafter created, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other obligations convertible into stock of the corporation.

                                     FIFTH

         The amount of paid-in capital stock with which the corporation commenced business was Seven Thousand Dollars ($7,000).

                                     SIXTH

         The duration of this corporation is unlimited.

                                    SEVENTH

         The following provisions are for the regulation of the business of the corporation and for the purpose of defining and regulating the powers of the corporation and its officers, directors and shareholders:

         (a)      Issuance of Authorized Capital Stock.

         The Board of Directors is hereby authorized and empowered to issue from time to time all or any part of the shares of the unissued authorized capital stock of the corporation, as then constituted, for such consideration, not less than par, as is permissible under the CBCA, and, upon receipt of such consideration by the corporation, all shares of the capital stock of this corporation so issued shall be deemed fully paid and nonassessable and the holders of such shares shall not be liable thereunder to this corporation or its creditors.

         (b)      Indemnification of Directors and Officers.

         Each director and officer of the corporation shall be indemnified by the corporation against Liabilities, as defined in Section 33-770 of the CBCA, incurred by him or her in connection with any Proceeding, as defined in Section 33-770 of the CBCA, to which he or she may be made a party by reason of being or having been a director or officer of the corporation to the fullest extent permitted by the CBCA. The foregoing right of indemnification shall not be exclusive of other rights to which he or she may be entitled.

         (c)      Limitation of Personal Liability.

         The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:

                  (i) involve a knowing and culpable violation of law by the director;

                  (ii)     enable the director or an associate, as defined in
                           Section 33-840 of the CBCA, to receive an improper personal economic gain;

                  (iii) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation;

                  (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or

                  (v)      create liability under Section 33-757 of the CBCA.

         Any repeal or modification of this Paragraph C shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         Nothing contained in this Paragraph C shall be construed to deny to the directors of the corporation any of the benefits provided by subsection (d) of Section 33-756 of the CBCA.

         (d)      Board of Directors.

                  (i) Number. Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than three or more than 15 members, the exact number of which shall be fixed from time to time by the Board of Directors.

                  (ii) Classes. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2006 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 2007 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 2008 annual meeting of shareholders. At each succeeding annual meeting of shareholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the affirmative vote of a majority of the entire Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected by the shareholders at an annual meeting of shareholders to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

                  (iii) Term. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (iv) Vacancies. Any vacancy on the Board of Directors, however resulting, may be filled by the shareholders, or by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, provided, that the term of a director elected by the directors or the sole remaining director expires at the next meeting of shareholders at which directors are elected.

                  (v) Removal. Any director may be removed from office but only for cause and only if the number of votes cast by holders of shares entitled to vote for the election of directors in favor of the removal of such director exceeds the number of votes cast by such shareholders against the removal of such director and only at a meeting of shareholders called for the purpose of such removal, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director.

                  (vi) Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, terms of office, filling of vacancies, removal of directors and other features of the directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

                                     EIGHTH

         In furtherance and not in limitation of the powers conferred by statute, a majority of the entire Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the corporation. As used in this Article EIGHTH, the term "entire Board of Directors" means the total number of directors which the corporation would have, as fixed by the Board of Directors under Paragraph D of Article SEVENTH of this Amended and Restated Certificate of Incorporation, if there were no vacancies. In addition, the Bylaws of the corporation may be amended, altered, repealed, or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all capital stock of the corporation which by its terms may be voted on all matters submitted to shareholders of the corporation generally, voting together as a single class at a duly called meeting of the shareholders of the corporation.

                                     NINTH

         Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all capital stock of the corporation which by its terms may be voted on all matters submitted to shareholders of the corporation generally, voting together as a single class at a duly called meeting of the shareholders of the corporation, shall be required to amend, alter, repeal, rescind or adopt any provision inconsistent with Articles SEVENTH and EIGHTH of this Amended and Restated Certificate of Incorporation and this Article NINTH.

                                                                        ANNEX C


This Annex C contains the proposed form of amended and restated bylaws of the company as it would read if the recapitalization is completed.

                               KAMAN CORPORATION
                          AMENDED AND RESTATED BYLAWS

                                   ARTICLE I
                                    Offices

         1. The principal office of this corporation shall be at such place in the Town of Bloomfield in the State of Connecticut as the Board of Directors of the corporation (the "Board of Directors" or the "Board") shall from time to time designate. The corporation may have such other offices within or without the State of Connecticut as the Board of Directors may from time to time determine.

                                  ARTICLE II
                            Meetings of Stockholders

         1. PLACE OF MEETINGS. All meetings of the stockholders shall be held at the principal office or place of business of the corporation, or at such place within or without the State of Connecticut as from time to time may be designated by resolution of the Board of Directors.

         2. ANNUAL MEETINGS. The annual meetings of the stockholders shall be held on such day, other than a legal holiday, in the month of March or April of each year and at such time and place as may be designated by the Board of Directors. The purpose of such meeting shall be the election of directors by ballot and the transaction of such other business as may properly come before such meeting. If the annual meeting of the stockholders be not held as herein prescribed, the election of directors may be held at any meeting thereafter called pursuant to these bylaws or otherwise lawfully held.

         3. NOTICE OF ANNUAL MEETING. A notice setting out the day, hour and place of such annual meeting shall be mailed, postage prepaid, to each stockholder of record at the stockholder's address as the same appears on the stock transfer and registration records of the corporation or its agent, or if no such address appears, at the stockholder's last known address, not less than ten (10) days nor more than sixty (60) days before such annual meeting. Such notice shall also state any proposed amendment or repeal of these bylaws and any other proposed matter other than the election of directors which, under the Connecticut Business Corporation Act ("CBCA"), expressly requires the vote of stockholders.

         4. SPECIAL MEETINGS. Special meetings of the stockholders may be called at any time by the President or by majority vote of the Board of Directors. A special meeting of the stockholders shall be called by the President upon the written request of one (l) or more stockholders holding in the aggregate at least thirty-five percent (35%) of the total number of shares entitled to vote on any issue proposed to be considered at such meeting upon their delivery to the Secretary of one (l) or more written demands for the special meeting describing the purpose or purposes for which it is to be held. The Secretary shall mail a notice of such meeting to each stockholder of record not less than ten (10) days nor more than sixty (60) days before such meeting, and such notice shall state the day, hour and place of such meeting and the purpose thereof.

         5. ADJOURNMENT OF STOCKHOLDERS' MEETING. If an annual or special stockholders' meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed under Section 33-701 of the CBCA, however, notice of the adjourned meeting must be given under these bylaws to persons who are stockholders as of the new record date.

         6. WAIVER OF NOTICE. (a) A stockholder may waive any notice required by the CBCA, the certificate of incorporation of the corporation (the "Certificate of Incorporation") or these bylaws before or after the date and time stated in the notice. The waiver must be in writing, be signed by the stockholder entitled to notice and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

         (b) A stockholder's attendance at a meeting: (1) waives objection to lack of notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (2) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

         7. STOCKHOLDER ACTION WITHOUT MEETING. (a) Any action which, under the provisions of the CBCA, may be taken at a meeting of stockholders may be taken without a meeting by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys. The Secretary shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders. Any consent or consents that become effective as provided herein shall have the same force and effect as a vote of stockholders at a meeting duly held.

         (b) If not otherwise fixed under Section 33-697 of the CBCA or in accordance with Section 12 of this Article II, the record date for determining stockholders entitled to take action without a meeting is the date the first stockholder signs the consent under subsection (a) of this section. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest date appearing on a consent delivered to the corporation in the manner required by this section, written consents signed by all other stockholders entitled to vote on the matter are received by the corporation. A written consent may be revoked by a writing to that effect, provided such revocation shall not be effective if it is received by the corporation after the corporation has received a sufficient number of unrevoked written consents to take such corporate action from all other stockholders entitled to vote on such action.

         8. QUORUM. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the CBCA or the Certificate of Incorporation otherwise provides, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

         9. PROXIES. (a) A stockholder may vote each stockholder's shares in person or by proxy.

         (b) A stockholder may appoint a proxy to vote or otherwise act for such stockholder by signing an appointment form, either personally or by such stockholder's attorney-in-fact.

         (c) An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes. A photographic or similar reproduction of an appointment, or a telegram, cablegram, facsimile transmission, wireless or similar transmission of an appointment, received by such person shall be sufficient to effect such appointment. An appointment is valid for eleven (11) months unless a longer period is expressly provided in the appointment form.

         (d) An appointment of a proxy is revocable by the stockholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. Appointments coupled with an interest include the appointment of (i) a pledgee; (ii) a person who purchased or agreed to purchase the shares; (iii) a creditor of the corporation who extended it credit under the terms requiring the appointment; (iv) an employee of the corporation whose employment contract requires the appointment; or (v) a party to a voting agreement created under Section 33-716 of the CBCA.

         (e) The death or incapacity of the stockholder appointing a proxy does not affect the right of the corporation to accept the proxy's authority unless notice of the death or incapacity is received by the Secretary or other office or agent authorized to tabulate votes before the proxy exercises authority under the appointment.

         (f)      An appointment made irrevocable under subsection (d) of this
Section 9 is revoked when the interest with which it is coupled is extinguished.

         (g) A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if such transferee did not know of its existence when such transferee acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares or on the information statement for shares without certificates. The Secretary or other officer or agent authorized to tabulate votes may require such transferee to represent such transferee's lack of knowledge of such irrevocable appointment and may rely on such representation.

         (h) Subject to Section 33-708 of the CBCA and to any express limitation on the proxy's authority appearing on the face of the appointment form, the corporation is entitled to accept the proxy's vote or other action as that of the stockholder making the appointment.

         10. NUMBER OF VOTES OF EACH STOCKHOLDER. Except as otherwise provided in the Certificate of Incorporation, each stockholder, whether represented in person or by proxy, shall be entitled to one (l) vote for each share of stock standing in such stockholder's name on the books of the corporation on the record date.

         11. VOTING. In the election of directors and in voting on any question on which a vote by ballot is required by law or is demanded by any stockholder, the voting shall be by ballot; on all other questions it may be viva voce.

         12. RECORD DATE. For the purpose of determining which stockholders are entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or which stockholders are entitled to receive payment of any dividend or for any other proper purpose, the Board of Directors, and in the absence of its action the Secretary of the corporation or any other person lawfully acting, shall set a record date which shall not be any earlier than the date on which the Board of Directors, the Secretary or such other authorized party acts to set such record date and no more than seventy (70) nor less than ten (10) days before the particular event requiring such determination of stockholders is to occur.

         13. ADVANCE NOTIFICATION OF BUSINESS TO BE TRANSACTED AT MEETINGS OF STOCKHOLDERS. To be properly brought before the annual or any special meeting of the stockholders, business must be either (a) specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) solely in the case of the annual meeting, otherwise properly brought before the meeting by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 13 and on the record date for the determination of stockholders entitled to notice of and to vote at an annual meeting and (ii) who complies with the advance notice procedures set forth in this Section 13.

         In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

         To be timely, a stockholder's written notice to the Secretary of the corporation must be delivered to or mailed and received at the principal executive offices of the corporation not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary of the date of the immediately preceding year's annual meeting of the stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty
(30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the corporation made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission), whichever first occurs.

         To be in proper written form, a stockholder's notice to the Secretary of the corporation must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of such stockholder proposing such business, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

         Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at the annual or any special meeting of the stockholders except business brought before the meeting in accordance with the procedures set forth in this Section 13; provided, however, that, once business has been properly brought before the meeting in accordance with such procedures, nothing in this Section 13 shall be deemed to preclude discussion by any stockholder of any such business. The officer of the corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the provisions of this Section 13, and if such officer shall so determine, such officer shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

         14. ADVANCE NOTIFICATION OF NOMINATION OF DIRECTORS. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the rights, if any, of the holders of shares of preferred stock of the corporation to nominate and elect a specified number of directors in certain circumstances.

         Nominations of persons for election to the Board of Directors may be made at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 14 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) who complies with the advance notice procedures set forth in this Section 14.

         In addition to any other applicable requirements, for a nomination to be properly made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

         To be timely, a stockholder's written notice to the Secretary of the corporation must be delivered to or mailed and received at the principal executive offices of the corporation, in the case of: (x) an annual meeting, not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary of the date of the immediately preceding year's annual meeting of the stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the corporation made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission), whichever first occurs; and (y) a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the corporation made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission).

         To be in proper written form, a stockholder's notice to the Secretary of the corporation must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, if any, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder proposing such nomination, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serve as a director if elected. The corporation may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

         No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 14. The officer of the corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was not made in accordance with the provisions of this Section 14, and if such officer shall also determine, such officer shall so declare to the meeting that any such defective nomination shall be disregarded.

                                  ARTICLE III
                                   Directors

         1. NUMBER, ELECTION AND TERM OF OFFICE. The property, business and affairs of the corporation shall be managed by or under the direction of a Board of Directors composed of that number of directors as shall be specified as provided in Article SEVENTH of the Certificate of Incorporation. The directors shall be divided into classes, shall be elected to staggered terms by ballot by the stockholders at their annual meeting and shall hold office all as provided by Article SEVENTH of the Certificate of Incorporation.

         2. VACANCIES. Any vacancy in the Board of Directors by reason of death, resignation or other cause may be filled as provided by Article SEVENTH of the Certificate of Incorporation.

         3. POWERS OF DIRECTORS. The directors shall have the general management and control of the property, business and affairs of this corporation and shall exercise all the powers that may be exercised or performed by this corporation under the statutes, the Certificate of Incorporation and these bylaws.

         4. PLACE OF MEETINGS. The directors may hold their meetings at such place or places within or without the State of Connecticut as the Board may from time to time determine.

         5. REGULAR MEETINGS. A meeting of the directors for the election of officers and the transaction of any other business that may come before such meeting shall be held with or without notice immediately following each annual meeting of the stockholders at the place designated therefor. Other regular meetings of the Board of Directors may be scheduled at any meeting of the Board, duly called and held, and such regular meetings may be held with or without notice.

         6. OTHER MEETINGS. Other meetings of the directors may be held whenever the President or a majority of the directors may deem it advisable, notice thereof to be mailed or given orally, by facsimile or by electronic mail to each director at least two (2) days prior to such meeting. Any such notice shall be effective in accordance with Section 603 of the CBCA.

         7. WAIVER OF NOTICE. A director may waive any notice required by the CBCA, the Certificate of Incorporation or these bylaws before or after the date and time stated in the notice. Except as provided in the next sentence of this Section, the waiver shall be in writing, signed by the director entitled to the notice and filed with the minutes or corporate records. A director's attendance at or participation in a meeting waives any required notice to that director of the meeting unless the director at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

         8. DIRECTORS' CONSENT. (a) Any action required or permitted by the CBCA to be taken at a Board of Director's meeting may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes or filed with the corporate records reflecting the action taken.

         (b) Action taken under this Section 8 is effective when the last director signs the consent, unless the consent specifies a different effective date.

         (c) A consent signed under this Section 8 has the effect of a meeting vote and may be described as such in any document.

         9. QUORUM. A majority of the number of directors fixed from time to time by the Board of Directors pursuant to Section D of Article Seventh of the Certificate of Incorporation and Section 1 of this Article III shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, but any number less than a quorum may adjourn such meeting to a specified date. The act of a majority of the directors present at a meeting at which a quorum is present at the time of the act shall be the act of the Board of Directors.

         10. COMPENSATION OF DIRECTORS. Directors may receive such compensation or salary for their services as determined by resolution of the Board of Directors, including but not limited to a fixed sum and expenses of attendance for attendance at each regular or special meeting of the Board and any committee of the Board. Any director may also serve the corporation in any other capacity and receive compensation therefor.

         11. COMMITTEES. The Board of Directors may, by resolution adopted by the affirmative vote of directors constituting a majority of the entire Board of Directors, create one or more committees comprising in each case two or more directors, which committee or committees shall have and may exercise all such authority of the Board as may be delegated to it in such resolution or thereafter by similar resolution, provided, however, that a committee may not (i) authorize or approve distributions, except according to a formula or method, or within limits, prescribed by the Board of Directors; (ii) approve or propose to stockholders action that the CBCA requires to be approved by the stockholders; (iii) fill vacancies on the Board of Directors or on any of its committees; or (iv) adopt, amend or repeal these bylaws. Any such committee shall conduct its meetings or other actions in accordance with the notice, waiver of notice, action by written consent and quorum provisions as apply to the Board of Directors under Sections 5, 6, 7, 8 and 9 of this Article III.

         12. DIRECTOR EMERITUS. The Board of Directors may, from time to time, appoint any former director of the corporation who shall have retired from the board for reasons of age, health or similar reasons, as Director Emeritus of the corporation. A Director Emeritus shall be entitled to attend such meetings of the directors and be compensated therefor as the Board may determine.

         13. VICE CHAIRMAN. The Board of Directors may, from time to time, appoint a Vice Chairman of the Board of Directors from among the then serving members of the board who, in the absence or incapacity of the Chairman, shall have the powers and responsibilities of the Chairman with respect to meetings of the Board of Directors and of the stockholders and shall also assist the Chairman with respect to meetings of the Board of Directors and of the stockholders as the Chairman may request. The position of Vice Chairman shall not be a corporate office or carry with it any of the powers or responsibilities of any corporate office of the corporation, however, the same individual may simultaneously serve as Vice Chairman and as a corporate officer of the corporation. The Vice Chairman shall serve for a term of one year and until his or her successor is duly appointed and qualified but may be removed by the Board of Directors at any time with or without cause and with or without notice or hearing. The Vice Chairman may be compensated for his or her services as such as the Board may determine.

         14. MANDATORY RETIREMENT AGE. The mandatory retirement age for a director shall be age seventy-two (72); provided that directors serving on November 14, 2000 shall be eligible to serve until age seventy-five (75).

         15. CHAIRMAN EMERITUS. The Board of Directors has created the honorary position of Chairman Emeritus of the corporation and has designated Charles H. Kaman the Chairman Emeritus of the Board of Directors of the corporation in appreciation of his service as Chairman of the Board of Directors from the inception of the corporation in 1945 to the date of his retirement from the Board of Directors in 2001. Mr. Kaman's appointment as Chairman Emeritus shall endure for the duration of his life during which he shall have the right to attend and observe all meetings of the Board of Directors.

                                   ARTICLE IV
                                    Officers

         1. GENERAL: The Board of Directors shall elect a Chairman, a President, one or more Vice Presidents, a Treasurer and a Secretary, and may from time to time appoint such other officers as the Board, deems expedient. Any two or more offices may be held by the same person. The duties of officers of the corporation shall be such as are prescribed by these bylaws and as may be prescribed by the Board.

         2. CHAIRMAN. The Chairman shall preside at all meetings of the Board of Directors and of the stockholders and, unless the Board otherwise determines, he or she shall be the chief executive officer of the corporation. As Chief Executive Officer, he or she shall have general control and management of the corporation's business and affairs, subject to the direction of the Board of Directors. The Chairman shall consult with and advise the President concerning the operations of the corporation. The Chairman shall perform such additional duties as may be assigned to him or her from time to time by the Board of Directors.

         3. PRESIDENT. The President shall perform all duties incident to the office of President and shall have full authority and responsibility for the operation of the business of the corporation, subject to the direction of the Board of Directors and the Chief Executive Officer. In the event of the absence or disability of the Chairman, the President shall perform the duties and have the power of the Chairman. The President shall perform such additional duties as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

         4. VICE PRESIDENT. Any Vice President shall have the powers and perform such duties as may be assigned to him or her or by the Board of Directors or the Chief Executive Officer.

         5. SECRETARY. The Secretary shall keep a record of the minutes of the proceedings of all meetings of stockholders and directors and shall issue all notices required by law or by these bylaws, and he or she shall discharge all other duties required of such officer by law or designated from time to time by the Board of Directors or by the Chief Executive Officer or as are incident to the office of Secretary. The Secretary shall have the custody of the seal of this corporation and all books, records and papers of this corporation, except such as shall be in the charge of the Treasurer or of some other person authorized to have custody and possession thereof by a resolution of the Board of Directors.

         6. TREASURER. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, keep full and accurate accounts of receipts and disbursements and books belonging to the corporation, deposit all moneys and valuable effects in the name and to the credit of the corporation in depositories approved by the Board of Directors, and, in general, perform such other duties as may from time to time be assigned to him or her by the Board of Directors or by the Chief Executive Officer or as are incident to the office of Treasurer.

         7. TERM OF OFFICE. Each of such officers shall serve for the term of one year and until his or her successor is duly appointed and qualified, but any officer may be removed by the Board of Directors at any time with or without cause and with or without notice or hearing. Vacancies among the officers by reason of death, resignation or other causes shall be filled by the Board of Directors.

         8. COMPENSATION. The compensation of all officers shall be fixed by the Board of Directors, and may be changed from time to time by a majority vote of the Board.

                                   ARTICLE V
                          Issue and Transfer of Stock

         1. CERTIFICATES. Certificates of stock shall be in form authorized or adopted by the Board of Directors and shall be consecutively numbered, provided that each certificate shall set forth upon its face as at the time of issue: the name of this corporation, a statement that this corporation is organized under the laws of the State of Connecticut, the name of the person to whom issued, the number of shares represented thereby and the par value of each such share; and provided that each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall be sealed with the seal of the corporation. Any such signature may be affixed manually or in facsimile.

         2. TRANSFER. The stock of the corporation shall be transferred only upon the books of the corporation either by the stockholder in person, or by power of attorney executed by the stockholder for that purpose, upon the surrender for cancellation of the old stock certificate. Prior to due presentment for registration of transfer of a security, the corporation shall treat the registered owner of a security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all the rights and powers of the shares represented by such security.

The form of transfer shall be as follows:

For value received________________________hereby sell, assign and transfer unto ____________ ______shares of the capital stock represented by the within certificate and do hereby irrevocably constitute and appoint _______________to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated_________________, 2__.

In the presence

of:________________________________________________________________

New certificates shall thereupon be issued to the purchaser or assignee.

                                   ARTICLE VI
                                      Seal

         1. The seal of the corporation shall have inscribed thereon the name of the corporation, the word "Seal" and the word "Connecticut", and shall be in the custody of the Secretary.

                                  ARTICLE VII
                                  Fiscal Year

         1. The fiscal year of the corporation shall commence on January 1.

                                 ARTICLE VIII
                                   Amendments

         1. These bylaws may be adopted, amended or repealed at any validly called and convened meeting of the Board of Directors by the affirmative vote of Directors holding a majority of the number of directorships at the time or by the unanimous written consent of the Board of Directors as provided in
Article III, Section 8 of these bylaws. Any notice of a meeting of the Board of Directors at which bylaws are to be adopted, amended or repealed shall include notice of such proposed action. --

                                                                        ANNEX D


                        [EVERCORE GROUP INC. LETTERHEAD]
                                                                  July 28, 2005



Special Committee of the Board of Directors
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002

Members of the Special Committee of the Board of Directors:

         We understand that Kaman Corporation ("Kaman") has entered into a recapitalization agreement with certain of its shareholders, dated as of June 7, 2005 (the "Recapitalization Agreement"), which provides for, among other things, a Proposed Recapitalization. Capitalized terms used herein but not defined shall have the meaning assigned to them in the Recapitalization Agreement. We further understand that, in accordance with the Recapitalization Agreement, the Shareholders have proposed to Kaman a transaction which was determined by the Arbiter to be a Qualifying Alternative Transaction and that, in accordance with the Recapitalization Agreement, Kaman proposes to exercise its right to implement a Substitute Recapitalization Proposal pursuant to which, among other things, (i) each share of Class A Stock will become entitled to one vote per share on all matters submitted generally to the shareholders of Kaman and (ii) each share of Class B Stock will be reclassified into 3.58 shares of Class A Stock, with individual holders of Class B Stock being permitted, not later than the third business day immediately preceding the date of the Shareholders' Meeting, to elect to instead receive in exchange for any or all of the shares of such holder's Class B Stock, on a per share basis, (x)
1.84 shares of Class A Stock and (y) an amount in cash equal to $27.10 (collectively, the "Substitute Recapitalization"). The terms and conditions of the Substitute Recapitalization are more fully set forth in the Recapitalization Agreement.

         You have asked us whether, in our opinion, as of the date hereof, the Substitute Recapitalization is fair, from a financial point of view, to the holders of Class A Stock (solely with respect to such Class A Stock).

         In connection with rendering our opinion, we have, among other things:

         (i) Discussed the past and current operations and financial condition and the prospects of Kaman with the management of Kaman;

         (ii) Analyzed certain publicly available financial statements and other information relating to Kaman;

         (iii) Analyzed certain internal financial statements and other financial and operating data concerning Kaman prepared by and furnished to us by the management of Kaman;

         (iv) Analyzed certain financial projections concerning Kaman prepared by and furnished to us by the management of Kaman;

         (v) Reviewed the financial terms, to the extent available, of certain comparable transactions;

         (vi) Reviewed the reported prices and trading activity of the Class A Stock;

         (vii) Compared the financial performance of Kaman and the prices and trading activity of the Class A Stock with that of certain other publicly-traded companies and their securities;

         (viii)   Reviewed the Recapitalization Agreement; and

         (ix) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

         For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of Kaman which were furnished to us, we have assumed that such financial projections have been reasonably prepared by Kaman, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Kaman. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Kaman, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and the Recapitalization Agreement and related exhibits and schedules thereto made available to us as of, the date hereof. Our opinion does not address Kaman's underlying business decision to effect the Substitute Recapitalization nor does it constitute a recommendation to any Kaman shareholder as to how such holder should respond to the Substitute Recapitalization.

         In connection with the Substitute Recapitalization, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, of the Substitute Recapitalization to the holders of Class A Stock (solely with respect to such Class A Stock).

         We have acted as financial advisor to the Special Committee of the Board of Directors of Kaman in connection with the Substitute Recapitalization and will receive fees for our services upon the rendering of this opinion. In addition, Kaman has agreed to reimburse our expenses and to indemnify us for certain liabilities arising out of our engagement.

         It is understood that this letter is for the information and benefit of the Special Committee of the Board of Directors of Kaman and may not be quoted or referred to or relied upon or used for any other purpose without our prior written consent, except that we hereby agree that a copy of this letter may be provided to the full Board of Directors of Kaman and we hereby consent to the inclusion of the full text of this opinion and to a reference to or description of this opinion in any document delivered to the shareholders of Kaman in connection with the Substitute Recapitalization, provided that such reference to or description of this opinion is in a form acceptable to us and our counsel. This opinion is not intended to confer any rights or remedies upon any employee, creditor or shareholder of Kaman or any other party.

         Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Substitute Recapitalization is fair, from a financial point of view, to the holders of Class A Stock (solely with respect to such Class A Stock).

                                           Very truly yours,

                                           EVERCORE GROUP INC.



                                           By: /s/ Saul D. Goodman
                                               ------------------------------
                                               Saul D. Goodman
                                               Senior Managing Director

                                                                        ANNEX E


      [HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. LETTERHEAD]


July 28, 2005

Special Committee of the Board of Directors
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut  06002


Dear Committee Members:

         We understand that Kaman Corporation, a Connecticut corporation ("Kaman" or the "Company"), which currently has Class A common stock, par value $1.00 per share (non-voting) ("Class A Stock"), and Class B common stock, par value $1.00 per share (voting) ("Class B Stock"), following a recapitalization (the "Recapitalization"), will have a single class of common stock, par value $1.00 per share ("Common Stock"). Holders of the Common Stock will be entitled to one vote per share of Common Stock on all matters submitted generally to the stockholders of the Company. The recapitalization will be effected through an amendment to the Company's Amended and Restated Certificate of Incorporation, pursuant to which each share of (i) Class A Stock will become one share of Common Stock and (ii) Class B Stock will be reclassified as and converted and changed into 3.58 shares of Common Stock; provided, that, prior to the consummation of the Recapitalization, individual holders of the Class B Stock may elect to instead receive in exchange for any or all of their shares of Class B Stock, on a per share basis, (a) 1.84 shares of Common Stock and (b) and cash of $27.10.

         All such shares and cash payments to be issued in consideration of Class B shares under the Recapitalization are referred to collectively herein as the "Recapitalization Consideration." The Recapitalization and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

         You have requested our opinion (the "Opinion") as to the matters set forth below. This opinion constitutes the "Opinion" as such term is defined in the retainer agreement entered into by the Company and Houlihan Lokey, dated July 5, 2005. This Opinion does not address the underlying business decision by the Company or its stockholders to approve or effect the Transaction. This Opinion also does not address the fairness of the Transaction to any constituency other than the holders of the Class B Stock (as specified in the last paragraph below) and, without limiting the foregoing, does not address the fairness of the Transaction to the holders of the Class A Stock. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company, including all or any part of the Class B Stock or other outstanding equity securities. Furthermore, at your request, we have not negotiated the Transaction on any party's behalf or advised you or any other party with respect to possible alternatives to the Transaction.

         In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

         (i) reviewed the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 2002 through 2004 and Quarterly Report on Form 10-Q for the period ended March 31, 2005;

         (ii) reviewed a draft of the Company's unaudited consolidated financial statements for the quarter ended July 1, 2005 and internal financial forecasts for the fiscal years ending December 31, 2005 and 2006;

         (iii) reviewed a certified copy of the Company's Amended and Restated Certificate of Incorporation dated April 20, 2001 (which management has represented to us has not been amended subsequent to that date);

         (iv) reviewed the proposed Amended and Restated Certificate of Incorporation of the Company, dated June 7, 2005;

         (v) reviewed the Company's By-Laws, as amended, through July 9, 2002 (which management has represented to us has not been amended subsequent to that date);

         (vi) reviewed the proposed Amended and Restated By-Laws of the Company, dated June 7, 2005

         (vii) reviewed a schedule of the holders of the Company's Class B Stock as of May 27, 2005 provided to us by the management;

         (viii) reviewed the Agreement regarding the Recapitalization, dated June 7, 2005;

         (ix) reviewed the Securities Purchase Agreement by and among MK Investments LLC, Mason Capital Management LLC and the Family Shareholders, regarding the Third Party Offer, dated as of June 28, 2005;

         (x) reviewed the Notification dated July 21, 2005 from Eric D. Green, as Arbiter, regarding the arbitration pursuant to the Recapitalization Agreement;

         (xi) reviewed certain publicly available data, including current and historical trading prices for the Class A Stock and for the shares of certain companies that we deem comparable to the Company, as well as certain publicly available information regarding transactions that we consider similar to the Transaction;

         (xii) met with certain senior managers of the Company to discuss the operations, prospects and financial projections, financial condition and capital structure of the Company; and

         (xiii) conducted such other studies, analyses and inquiries as we have deemed appropriate.

         We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed that the Transaction will be implemented in accordance with the terms set forth in the final forms of the documents presented to us as set forth above. We also have assumed that the current holdings of the Company's Class B Stock are consistent with those set forth on the schedule dated as of May 27, 2005 presented to us by management.

         We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist, and can be evaluated by us, at the date of this letter.

         Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the holders (including holders that have been identified in the schedules set forth above as members and affiliates of the Kaman family) of Class B Stock of the Company ("Class B Shareholders) in connection with the Transaction is fair, from a financial point of view, to the Class B Shareholders (solely with respect to such Class B Stock).

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act, or the CBCA, provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and
(ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.

         Subsection (b) of Section 33-771 of the CBCA provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation.

         Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

         Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under
Section 33-771(a) of the CBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

         Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

         Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

         Article SEVENTH of the company's certificate of incorporation provides that it will indemnify each director and officer of the company against expenses reasonably incurred by him or her in connection with any action, suit or proceeding instituted or threatened to which he or she may be made a party by reason of being or having been a director or officer of the company, except as to matters as to which he or she shall be adjudged in such action, suit or proceeding to have been neglectful of his or her duty as such director or officer. The right of indemnification conferred upon our directors and officers by Article SEVENTH of the company's certificate of incorporation is not exclusive of other rights to indemnification to which the company's directors and officers may be entitled.

         In addition, the company maintains a directors' and officers' liability insurance policy.

         The company has also entered into indemnification agreements with certain officers and directors, including a former director, of the company in connection with the recapitalization and have agreed in the recapitalization agreement to indemnify the members if the Kaman family for certain matters, in each case as described in the proxy statement/prospectus contained in this registration statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

         (a)      Exhibits -- See Exhibit Index on page II-3.

Item 22. Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 EXHIBIT INDEX


 Exhibit
   No.

2.1 Agreement, dated as of June 7, 2005, by and among Kaman Corporation, Newgate Associates Limited Partnership, Oldgate Limited Partnership, Charles H. Kaman, C. William Kaman II, Roberta C. Kaman, Steven W. Kaman and Cathleen H. Kaman (incorporated by reference to Exhibit 2.1 to Kaman's current report on Form 8-K, filed June 8, 2005 and, without certain exhibits, attached as Annex A to the proxy statement/prospectus contained in this registration statement).

3.1 Amended and Restated Certificate of Incorporation in the form to become effective if the recapitalization is implemented (attached as Annex B to the proxy statement/prospectus contained in this registration statement).

3.2 Amended and Restated Bylaws in the form to become effective if the recapitalization is implemented (attached as Annex C to the proxy statement/prospectus contained in this registration statement).

5.1** Opinion of Shipman & Goodwin LLP as to the legality of the securities being registered.

10.1 Form of individual Indemnification Agreements, dated as of June 7, 2005, entered into with Paul Kuhn, Jack Cahill and Wanda Rogers (incorporated by reference to Exhibit 10.1 to Kaman's current report on Form 8-K, filed June 8, 2005).

10.2 Form of individual Indemnification Agreement, dated as of June 7, 2005, entered into with Robert Garneau and John Murtha (incorporated by reference to Exhibit 10.2 to Kaman's current report on Form 8-K, filed June 8, 2005).

11.1 Earnings per share calculation (incorporated by reference to Exhibit 11 to Kaman's annual report on Form 10-K, filed March 16, 2005, and Kaman's quarterly report on Form 10-Q, filed August 3, 2005).

21.1*    Subsidiaries of Kaman Corporation.

23.1*    Consent of KPMG LLP.

23.2**   Consent of Shipman & Goodwin LLP (included in Exhibit 5.1 opinion)

24.1* Power of Attorney (included in signature page to this registration statement).

99.1*    Consent of Evercore Group Inc.

99.2*    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

99.3*    Form of Class A Nonvoting Common Stock Proxy Card

99.4*    Form of Class B Voting Common Stock Proxy Card

99.5**   Class B Voting Common Stock Election Form


*    Filed herewith

**   To be filed by amendment

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomfield, State of Connecticut, on the 18th day of August, 2005.



                                        KAMAN CORPORATION



                                        By: /s/ Paul R. Kuhn
                                            ----------------------------------
                                            Name:  Paul R. Kuhn
                                            Title: President, Chairman and
                                                   Chief Executive Officer

    KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Paul R. Kuhn, Robert M. Garneau and Candace A. Clark, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-4 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Paul R. Kuhn
--------------------------------
Name:  Paul R. Kuhn
Title: President, Chairman and
       Chief Executive Officer
Date:  August 12, 2005


/s/ Robert M. Garneau
--------------------------------
Name:  Robert M. Garneau
Title: Executive Vice President, Chief Financial Officer
       and Chief Accounting Officer
Date:  August 12, 2005


/s/ Brian E. Barents
--------------------------------
Name:  Brian E. Barents
Title: Director
Date:  August 12, 2005

/s/ E. Reeves Callaway
--------------------------------
Name:  E. Reeves Callaway
Title: Director
Date:  August 12, 2005


/s/ John A. DiBiaggio
--------------------------------
Name:  John A. DiBiaggio
Title: Director
Date:  August 13, 2005


/s/ Edwin A. Huston
--------------------------------
Name:  Edwin A. Huston
Title: Director
Date:  August 12, 2005



--------------------------------
Name:  C. William Kaman II
Title: Director
Date:  August __, 2005


/s/ Eileen S. Kraus
--------------------------------
Name:  Eileen S. Kraus
Title: Director
Date:  August 10, 2005


/s/ Walter H. Monteith, Jr.
--------------------------------
Name:  Walter H. Monteith, Jr.
Title: Director
Date:  August 12, 2005


/s/ Wanda L. Rogers
--------------------------------
Name:  Wanda L. Rogers
Title: Director
Date:  August 11, 2005


/s/ Richard J. Swift
--------------------------------
Name:  Richard J. Swift
Title: Director
Date:  August 12, 2005